  As filed with the Securities and Exchange Commission on April 16, 1999
                                                     Registration No. 333-61495
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                                   KBW, INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                               6211                            (Pending)
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)          Identification Number)

                      Two World Trade Center, 85th Floor
                              New York, NY 10048
                                (212) 323-8300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                             MITCHELL B. KLEINMAN
                                General Counsel
                                   KBW, Inc.
                      Two World Trade Center, 85th Floor
                              New York, NY 10048
                                (212) 323-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

              EDWARD D. HERLIHY                              JOSEPH McLAUGHLIN
             ANDREW J. NUSSBAUM                              MICHAEL T. KOHLER
       Wachtell, Lipton, Rosen & Katz                         Brown & Wood LLP
             51 West 52nd Street                     One World Trade Center, 58th Floor
             New York, NY 10019                              New York, NY 10048
               (212) 403-1000                                  (212) 839-5300

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                                ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------

                            CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                                           Proposed Maximum
 Title of Each Class of                   Proposed Maximum    Aggregate      Amount of
    Securities to Be       Amount to Be    Offering Price   Offering Price  Registration
       Registered         Registered (1)    per Unit (2)         (2)            Fee
----------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........ 5,430,300 shares      $19.00        $103,175,700    $28,683(3)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Includes an aggregate of 708,300 shares which the Underwriters have the option to purchase from the Selling Stockholders solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3) This amount has been previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the Registration Statement        +
+becomes effective. This Prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 16, 1999
PROSPECTUS

     , 1999

                             4,722,000 Shares
                                   KBW, Inc.
[KBW Logo]                        Common Stock
                                      ----
                                      ----

  Of the 4,722,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of KBW, Inc., a Delaware corporation ("KBW" or the "Company"), being offered hereby (the "Offering"), 2,361,000 shares are being sold by the Company and 2,361,000 shares are being sold by certain stockholders (the "Selling Stockholders") of the Company. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders include two directors of the Company. See "Principal and Selling Stockholders-- Selling Stockholders."

  Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be between $17.00 and $19.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial offering price. The Company has been approved for the listing of the Common Stock on the New York Stock Exchange (the "NYSE") under the symbol "KBW."
                                  -----------

  See "Risk Factors" beginning on page 8 for a discussion of risk factors that should be considered in connection with an investment in the Common Stock offered hereby.
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                Price to   Underwriting   Proceeds  Proceeds to
                                   the    Discounts and    to the     Selling
                                Public(1) Commissions(2) Company(3) Stockholders
--------------------------------------------------------------------------------
Per Share......................  $            $            $           $
Total(4).......................  $            $            $           $
--------------------------------------------------------------------------------

(1) In connection with the Offering, the Underwriters (as defined herein) have reserved for sale approximately 236,100 shares of Common Stock for directors and current employees of the Company who have an interest in purchasing such shares of Common Stock in the Offering. The Underwriters have advised the Company that the price per share for such shares will be the Price to the Public less Underwriting Discounts and Commissions, or
    $      per share.
(2) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
     See "Underwriting."

(3) Before deducting expenses estimated at $1,250,000, including $5,000 payable to Donaldson, Lufkin & Jenrette Securities Corporation for services as a qualified independent underwriter, all of which are payable by the Company.

(4) Certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 708,300 additional shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $      , $      , $      and
    $      , respectively. See "Underwriting."

  The shares offered hereby are being offered by the several Underwriters (including Keefe, Bruyette & Woods, Inc., which is a direct, wholly-owned subsidiary of the Company), subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made against payment in New York, New York on or about
     , 1999.

Donaldson, Lufkin & Jenrette
                  Goldman, Sachs & Co.
                                                   Keefe, Bruyette & Woods, Inc.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  Upon completion of the offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and information statements with the Securities and Exchange Commission. The Company intends to furnish to its stockholders annual reports containing financial statements of the Company audited by its independent auditors and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.


                                  [KBW LOGO]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the Company's Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

  KBW is a recently formed holding company that, prior to consummation of the Offering, will be the holding company for Keefe, Bruyette & Woods, Inc. and KBW Asset Management, Inc. ("KBW Asset Management"). In this Prospectus the terms "Company" and "KBW" refer to KBW, Inc. and its consolidated subsidiaries from and after the date of consummation of the Offering and refer to Keefe, Bruyette & Woods, Inc. and its subsidiary, KBW Asset Management, prior to such date. Share information in this Prospectus reflects the conversion of each outstanding share of common stock of Keefe, Bruyette & Woods, Inc. into 16.259 shares of Common Stock to be effected in the merger discussed under "Certain Transactions Occurring Prior to the Offering--Creation of Holding Company Structure." Information in this Prospectus assumes no exercise of the Underwriters' option to purchase up to 708,300 additional shares from certain of the Selling Stockholders to cover over-allotments, if any.

  Certain statements contained herein regarding the Company's competitive position are based on publicly available information from independent, third-party sources. The Company has not independently verified such information but believes it to be accurate.

                                  The Company

  KBW is an institutionally oriented investment banking firm that is a nationally recognized authority on the commercial banking and thrift industries (collectively referred to herein as the "banking industry"), which has been the Company's primary focus since its inception in 1962. In 1996, KBW expanded its focus to include specialty finance companies, in which KBW has established a significant presence. More recently, KBW has expanded its coverage to include insurance companies and securities firms. KBW's activities include research, mergers and acquisitions ("M&A") advisory services, corporate finance, securities sales and trading, principal investments, fixed income portfolio management and asset management. In 1998, KBW earned net income of $30.8 million, or 19.8% of total revenues of $155.4 million and a 19.8% return on average equity. Although results have varied from year to year, for the five years ended December 31, 1998, the Company's average ratio of net income to total revenues and average return on equity were 21.7% and 22.3%, respectively.

  Research is the core of KBW's business. The Company believes its success in building its corporate finance, financial advisory, sales and trading and principal investing activities is directly related to its position as a leading provider of research on the banking industry. The Company's comprehensive research coverage has allowed KBW to develop strong relationships with a large number of small and mid-size banks (generally banks with less than $20 billion in assets). As these banks have grown in size and complexity, KBW has been able to provide them a broad range of investment banking services. These relationships have also enabled KBW to identify profitable investment opportunities for its institutional clients and for the Company's own principal investing activities.

  KBW is a leading financial adviser in banking M&A. As reported by the American Banker, in 1997 and 1998, KBW ranked first and second, respectively, in the number of announced M&A financial advisory assignments for the banking industry. In 1998, KBW served as financial adviser in 36 announced M&A assignments for banks and specialty finance companies, with an aggregate transaction value in excess of $9.1 billion.

  KBW is also active in underwritings and other placements of securities for financial services companies. In 1998, the Company managed 43 equity and debt offerings, aggregating approximately $3.1 billion in gross offering proceeds. KBW makes a market in over 250 securities of banks, thrifts and financial services companies which are traded in the over-the-counter ("OTC") market and serves as one of the top three market makers in approximately 65 of these securities. The Company believes it has developed strong relationships with substantially all of the largest and most active institutional investors who invest in the financial services industry. KBW also maintains proprietary trading positions and makes principal investments in financial services companies for its own account. The Company's broker-dealer subsidiary, Keefe, Bruyette & Woods, Inc., is a member of the NYSE.

  KBW believes that the experience, knowledge and tenure of its executives and professional staff have enabled it to maintain long-term relationships with its clients and customers. In addition, KBW's broad employee stock ownership (more than 60% of current employees own KBW stock) and compensation structure, which is based on a combination of individual, departmental and overall Company performance, has encouraged employees to work together to increase the value of KBW's business.

  KBW's business strategy is to continue capitalizing on its competitive strengths, to expand client and customer relationships and principal investments in the banking and specialty finance industries and to leverage its experience and reputation by expanding its business focus to include other sectors of the financial services industry, including insurance and securities. As many securities companies have been acquired by commercial banks, KBW believes its independent status will enhance its ability to develop new client relationships and to hire experienced personnel who wish to remain affiliated with an independent investment banking firm. KBW will also seek to expand its asset management business and to develop additional sources of income.

  KBW's principal executive offices are located at Two World Trade Center, 85th Floor, New York, New York 10048; its telephone number is (212) 323-8300.

                                  Risk Factors

  No assurances can be given that the Company's objectives or strategies will be achieved. An investment in the Common Stock involves a number of risks, some of which, including market volatility, dependence on the financial services industry, dependence on non-recurring transactions, lack of a prior public market for the Common Stock, dependence on key personnel, and legal and regulatory risks, could be substantial and are inherent in the business of the Company. Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under "Risk Factors."

                                  The Offering

 Common Stock offered by the
  Company.........................  2,361,000 shares
 Common Stock offered by the
  Selling Stockholders............  2,361,000 shares(1)
 Common Stock to be outstanding
  after the Offering..............  16,932,345 shares(2)
 Dividend policy..................  Following the initial public offering, the
                                     Company intends to pay quarterly dividends
                                     of $0.04 per share of Common Stock
                                     beginning with the dividend payable in the
                                     third quarter of 1999. See "Dividend
                                     Policy."
 Use of Proceeds..................  The Company will use the proceeds from the
                                     Offering for general corporate purposes.
                                     The Offering will create a public market
                                     for the Common Stock, which will
                                     facilitate the Company's future access to
                                     the public equity markets and enhance the
                                     ability of the Company to use the Common
                                     Stock as consideration for acquisitions.
                                     See "Use of Proceeds."
 NYSE symbol......................  "KBW"

--------

(1) The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders include two directors of the Company. See "Principal and Selling Stockholders--Selling
    Stockholders."

(2) Excludes an additional 3,400,000 shares of Common Stock reserved for issuance under the Company's stock option plans. On the date of the pricing of the Offering, the Company expects to grant options to purchase 2,040,000 of such shares at an exercise price equal to the initial public offering price. See "Management--The Non-Employee Director Stock and Option Compensation Plan" and "Management--The 1999 Stock and Annual Incentive Plan."Also excludes 193,220 shares of Common Stock underlying restricted stock units to be granted by the Company prior to the consummation of the Offering. These restricted stock units will generally vest ratably on each of the first three anniversaries of the date of grant and are payable in shares of Common Stock. See "Management--Restricted Stock Units Granted in Connection with Recruitment of Employees."

                 Summary Consolidated Financial and Other Data

  The information set forth below should be read in conjunction with "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                         Years Ended December 31,
                                 ---------------------------------------------
                                  1994     1995     1996      1997      1998
                                  (dollars in thousands, except per share
                                                   data)
Consolidated Statement of
 Income Data:
Total revenues.................  $46,472  $64,357  $86,604  $143,019  $155,445
Total expenses.................   32,112   40,499   55,112    82,758   100,198
Income before income tax
 expense.......................   14,360   23,858   31,492    60,261    55,247
Net income.....................    8,331   15,326   17,945    37,312    30,780
Basic earnings per share(2)....  $   .60  $  1.10  $  1.33  $   2.69  $   2.12
Diluted earnings per share(2)..  $   .60  $  1.10  $  1.33  $   2.69  $   2.12
Pro forma basic earnings per
 share(3)......................      --       --       --        --   $   1.82
Pro forma diluted earnings per
 share(3)......................      --       --       --        --   $   1.82
Other Financial and Operating
 Data (unaudited):
Return on average equity.......     13.7%    22.6%    21.1%     34.3%     19.8%
Compensation and benefits
 expense as a percentage of
 revenues......................     47.9%    44.8%    47.1%     43.7%     49.2%
Non-compensation and benefits
 expense as a percentage of
 revenues......................     21.2%    18.1%    16.5%     14.2%     15.2%
Income before income tax
 expense as a percentage of
 revenues......................     30.9%    37.1%    36.3%     42.1%     35.5%
Net income as a percentage of
 revenues......................     17.9%    23.8%    20.7%     26.1%     19.8%
Number of employees at end of
 period........................       89       91      116       130       161

                                                                     As of December
                                     As of December 31,                 31, 1998
                         ------------------------------------------- --------------
                          1994     1995     1996     1997     1998   As Adjusted(3)
                                                                      (Unaudited)
                               (dollars in thousands, except per share data)
Consolidated Statement
 of Financial Condition
 Data (at end of
 period):
Total assets............ $95,044 $141,044 $132,870 $199,627 $221,542    $259,815
Stockholders' equity....  65,457   78,610   95,975  135,116  172,046     210,319
Book value per common
 share outstanding...... $  4.51 $   5.70 $   6.92 $   9.59 $  11.81    $  12.42

--------

(1) Basic earnings per share is calculated by dividing net income by the weighted average number of outstanding shares. Diluted earnings per share also includes the effects of the issuance of options and other exercisable shares, of which there were none during the periods presented.

(2) Pro forma basic and diluted earnings per share for the year ended December 31, 1998 are calculated in the same manner as basic earnings per share and diluted earnings per share for the year ended December 31, 1998, except that the number of outstanding shares used for pro forma basic and diluted earnings per share give effect to the issuance of 2.361 million shares by the Company in the Offering as if outstanding for the entire year.

(3) As adjusted to reflect the sale of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                              RECENT RESULTS

  The following table presents summary unaudited financial information of the Company for the three months ended March 31, 1998 and March 31, 1999.

                                                             Three Months Ended
                                                             -------------------
                                                             March 31, March 31,
                                                               1998      1999
                                                               (in thousands)
     Total revenues.........................................  $39,960   $30,591
     Total expenses.........................................   26,258    21,714
     Income before income tax expense.......................   13,702     8,877
     Net income.............................................    7,797     4,972

  The Company's total revenues and net income for the three months ended March 31, 1999 were $30.6 million and $5.0 million, respectively, which represented a decrease of $9.4 million or 23.5% in total revenues and a decrease of $2.8 million or 36.2% in net income compared to the three months ended March 31, 1998. The decreases were primarily attributable to lower revenue from principal transactions and investment banking, partially offset by an increase in commissions revenues. Net revenues from principal transactions decreased mainly as a result of lower net revenues from market making activities, reflecting less favorable market conditions for small to mid-cap banking industry stocks. Investment banking revenue decreased primarily as a result of lower M&A advisory fees, mainly reflecting a significant reduction in new M&A transactions in the third and fourth quarters of 1998.

  Total expenses decreased primarily as a result of a reduction in compensation and benefits expense, reflecting lower accruals for performance-based compensation. The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly results.

                                  RISK FACTORS

  This Prospectus contains forward-looking statements, which may be deemed to include the Company's plans to identify emerging trends in the financial services industry, expand the range of services offered to its clients and institutional customers, increase the number of its customers and clients, expand its activities in the financial services industry, retain key personnel and attract new personnel to accommodate its growth, or otherwise implement its strategy. Such statements include statements regarding the belief or current expectation of the Company's management and are necessarily based on management's current understanding of the markets and industries in which the Company operates. That understanding could change or could prove to be inconsistent with actual developments. Actual results could differ materially from those anticipated in or implied by any forward-looking statements for the reasons detailed in this "Risk Factors" portion of the Prospectus or elsewhere in the Prospectus. Prospective purchasers of the Common Stock are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's control. In addition to the other information contained in this Prospectus, the following risk factors should be considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

KBW is Subject to Significant Risks of Loss Inherent in the Securities Business

  The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions, litigation, the risks of reduced revenues in periods of reduced demand for public offerings, reduced activity in the secondary markets or reduced M&A activity and the risk of reduced spreads on the trading of securities.

 The Company May Experience Losses as a Result of Volatility in the Trading Markets in which It Participates

  The Company's principal business activities, including its broker-dealer operations, market making activity, institutional sales and trading, principal investing, and its corporate finance and investment banking advisory services, are subject to the significantly increased risks of loss present during volatile trading markets and fluctuations in the volume of market activity. The stock market has recently experienced significant volatility, including some of the largest single-day point declines in history. Measured by the percentage of trading days in which the Dow Jones Industrial Average changed by 1% or more from the previous day's close, 1998 was the second most volatile year in the past 20 years. The third quarter of 1998 was marked by a particularly sharp decrease in prices for stocks in the banking industry. From July 17, 1998 through October 9, 1998, the Keefe Bank Stock Index (an index of publicly traded bank stocks developed by the Company) fell by 42.8%. This was the third sharpest decrease since the establishment of this Index over 30 years ago and occurred in 84 days, whereas the average time period for the four other largest declines was 369 days. During this 84-day period, KBW experienced significant unrealized losses in its investment accounts and substantial decreases in year-to-date trading profits. By year end, the Keefe Bank Stock Index had recovered and annual trading profits exceeded the pre-decline year-to-date level. Any losses attributable to future periods of significant volatility or sustained market declines could, however, have a material adverse effect on the Company's business, financial condition and operating results.

 Revenues from Public Offerings, M&A and Securities Trading Activities May Decline Due to Changes in Economic, Political or Market Conditions

  Reductions in public offerings, M&A and securities trading activities due to any one or more changes in economic, political or market conditions could cause the Company's revenues from corporate finance, investment banking, principal investing and sales and trading activities to decline materially. The amount and profitability of these activities are affected by many national and international factors, including economic, political and market conditions; the level and volatility of interest rates; legislative and regulatory changes; currency values; inflation; flow of funds into and out of mutual and pension funds; and availability of short-term and long-term funding and capital.

 A Slowdown or Reversal of Cash Inflow to Mutual Funds Could Adversely Affect Revenues

  Because mutual funds purchase a significant portion of the securities offered in public offerings and traded in the secondary markets, a slowdown or reversal of cash inflows to mutual funds and other pooled investment vehicles could lead to lower underwriting and brokerage revenues for the Company.

The Company's Revenues Are Dependent on Securities Market Activity in the Financial Services Industry

  The Company's revenues have historically been derived from principal investments, proprietary trading, commissions for customer trades, M&A advisory fees and capital markets underwritings and private placements for companies in the financial services industry (which broadly includes banks, bank holding companies, specialty finance companies, savings and loan associations, savings banks, insurance companies and securities companies). The Company's revenues are likely to be lower during periods of declining prices or inactivity in the market for securities of companies in the financial services industry and periods of reduced M&A activity.

  The Company's business is particularly dependent on the new-issue and secondary markets for equity securities of companies in the financial services industry. The Company has significant principal investments in companies in the financial services industry and depends on transactions in the financial services industry for its investment banking revenues. Revenues from trading and investments for the Company's own account (excluding market making transactions) represented 13.8%, 39.7%, 31.4%, 36.2% and 11.9% of revenues in 1994, 1995, 1996, 1997 and 1998, respectively. The markets for securities of companies in the financial services industry have historically experienced significant volatility not only in the number and size of equity offerings, but also in the after-market trading volume and prices of such securities. For example, during the period from July 17, 1998 through October 9, 1998, the Keefe Bank Stock Index of 24 bank stocks decreased 42.8%. During the past five years, the Keefe Bank Stock Index has declined by as much as 21% and increased by as much as 15% in a single month. A decline in price levels of equity securities of companies in the financial services industry could adversely affect the Company's revenues.

  A substantial portion of the Company's revenues is also attributable to underwriting and M&A activities. Underwriting and M&A activities in the Company's targeted industry can decline for a number of reasons. For example, market conditions for securities of companies in the financial services industry can be negatively affected by changes in interest rates and by economic events in other parts of the world. Underwriting and M&A activity may also decrease during periods of market uncertainty occasioned by concerns over inflation, rising interest rates and related issues. Underwriting and sales and trading activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations or by changes in the long-term prospects of such company or industry segment.

Significant Fluctuations in Quarterly and Annual Operating Results Could Cause Declines in the Market Price of the Common Stock

  The market price of the Company's Common Stock may be adversely affected by significant fluctuations in the Company's quarterly and annual operating results. These fluctuations may cause operating results for any quarterly or annual period to be below those of prevailing market expectations. The Company's revenues and operating results are expected to fluctuate significantly from quarter to quarter and from year to year because of a combination of factors, the timing or occurrence of which cannot be predicted. These factors include the significant amount of the Company's revenues generated from non-recurring transactions, the number of capital markets and M&A transactions completed by the Company's clients, access to public and private markets for, and trading prices for securities of, companies in which the Company has invested as a principal, the level of institutional brokerage transactions, variations in expenditures for personnel, and expenses of establishing new business units. The timing of the Company's recognition of revenues from a significant M&A or underwriting transaction, which typically occurs upon completion of the deal, can also materially affect the Company's quarterly or annual operating results.

  It is and will continue to be difficult to project the Company's operating results for any quarterly or annual period. The Company believes it has benefited in recent years from significant mergers and acquisitions activity in, and strong markets for stocks of, financial service companies and from increased trading activity of institutional investors in the Company's customer base. For internal planning purposes, the Company has attempted to take a conservative approach in formulating its current budget for 1999 and has not assumed that the level of these activities will remain at 1998 levels or that its operating results will equal or exceed prior periods. It is possible that the Company's actual results in any future quarter or annual period will be lower than in prior periods.

  The Company's cost structure currently is oriented to meet the level of demand for investment banking and corporate finance transactions experienced during 1997 and 1998, which has been at an historic high. As a result, despite the variability of professional incentive compensation, the Company could experience reduced profitability if demand for the Company's services declines more quickly than the Company's ability to change its cost structure. Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Loss of Key Personnel Could Adversely Affect the Company's Prospects and
Revenues

  The Company's business is dependent on the highly skilled, and often highly specialized, individuals it employs. Retention of research, investment banking, sales and trading, and management and administrative professionals is particularly important to the Company's prospects and revenues. There can be no assurance that the Company will be able to retain and recruit key personnel. The Company's strategy is to establish relationships with the Company's prospective corporate clients in advance of any transaction and to maintain such relationships over the long term by providing advisory services to corporate clients in equity, debt and M&A transactions as well as financial strategies services. Such relationships in many cases depend to a large extent on the individual employees who represent the Company in its dealings with such clients.

 Competition Could Result in Loss of Key Personnel

  The level of competition for key personnel in the investment banking industry is intense and has increased recently, particularly due to the efforts of certain non-brokerage financial services companies, commercial banks and other investment banks to target or increase their efforts in some of the same industry sectors that the Company serves. Competition for employees with the qualifications desired by the Company is likely to continue, especially with respect to research and investment banking professionals with expertise in industries in which underwriting or advisory activity is robust. While the Company has historically experienced little turnover among its professional employees, there can be no assurance that loss of key personnel due to such competition or retirement or otherwise will not occur in the future. The loss of a significant number of investment banking, research or sales and trading professionals, particularly senior professionals with a broad range of contacts in the financial services industry, could materially and adversely affect the Company's business and operating results.

  In connection with the Offering, the Company will enter into three-year employment agreements with each of its Chief Executive Officer, President and the co-heads of its corporate finance group. Among other provisions, these agreements contain certain confidentiality and non-competition provisions. See "Management--Employment Agreements." The Company does not have employment agreements with any other members of senior management. The Company historically sought to retain its employees with incentives, such as bonus plans and the ability to buy common stock of the Company. In addition, the Company has recently increased the compensation payable to employees as a percentage of revenues to a level more in line with industry averages. After the Offering, the Company will use stock option grants and other equity-based incentives tied to market performance to promote employee retention and loyalty. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if the value of the Common Stock declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation. See "Business--Employees" and "Management."

 There May Be an Increase in Attrition as a Result of the Offering

  In the past, the Company sold common stock to many of its employees, subject to an agreement among the Company's stockholders, as amended (the "Former Stockholders' Agreement"), that required stockholders leaving the Company's employ to sell their stock to the Company at book value. Effective upon consummation of the Offering, employee stockholders will no longer be subject to these restrictions in the Former Stockholders' Agreement when leaving the Company and will be able to sell their Common Stock in the public market, subject, in the case of employees at or above the position of Senior Vice President, to certain restrictions to be included in a new stockholders agreement (the "Stockholders' Agreement") that will become effective upon consummation of the Offering. Under the Stockholders' Agreement, employees with a position at or above Senior Vice President (holding in the aggregate approximately 68% of the Common Stock upon consummation of the Offering) will be subject to certain restrictions on the disposition of their Common Stock during the three-year period following the Offering. In addition, certain employees of the Company who are stockholders of the Company at the time of the Offering will be subject to certain lock-up agreements entered into at the request of the Underwriters. Subject to the limitations of the Stockholders' Agreement and the lock-up agreements, employees may be able to realize substantial value following the Offering. This change could result in a higher level of attrition, including due to retirement, of senior employees than the Company has historically experienced. See "Certain Transactions Occurring Prior to the Offering--New and Former Stockholders' Agreements."

 Potential Increased Need for New Employees Could Result in Increased Compensation Costs and Adverse Effects on Future Operating Results

  The Company expects further growth in the number of its personnel, particularly if current markets remain favorable to investment banking transactions. Competition for recruiting and retaining employees may increase the Company's compensation costs. There can be no assurance that the Company will be able to recruit a sufficient number of new employees with the desired qualifications in a timely manner. The failure to recruit and retain employees could materially and adversely affect the Company's future operating results.

Growth of the Business Could Result in Increased Costs and a Decline in Operating Margins

  Over the past several years, the Company has experienced significant growth in its business activities. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline from current levels. As the Company has grown and continues to grow, the need for additional compliance, documentation and risk management procedures and internal controls has increased throughout the Company. Implementation of these changes will require the incurrence of additional expenses, including the hiring of additional personnel and the adoption of new compliance procedures and controls. There can be no assurance that the implementation of such additional policies and procedures will prevent the Company from experiencing a material loss or other liability, including regulatory sanction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Risk Management and Compliance."

Expansion of Industry Focus May Not be Successful or Profitable

  The Company is expanding its focus in the financial services industry beyond its historic focus on the commercial banking and thrift sectors of that industry to include related sectors such as insurance and securities. There can be no assurance that expansion of the Company's industry focus will be successful or profitable. The Company plans to continue such expansion through the hiring of individuals with expertise in such industries or the acquisition of an industry team in combination with internal development at KBW. There can be no assurance that the Company will be able to identify appropriate individuals or appropriate acquisition candidates, negotiate acceptable terms of employment or acquisition, obtain financing which may be needed to effect such acquisitions or integrate such individuals or acquisitions successfully into the Company's operations. Additionally, there can be no assurance that any such acquisitions will contribute to the profitability of the Company.

No Prior Operating History as a Public Company

  The Company expects to incur additional costs operating as a public company. For its entire history, KBW has operated as a closely-held, employee-owned company. The Company has no history as a company with public reporting obligations, and operating the Company with such obligations will place substantial demands on management and the Company's operating systems. These increased demands may require further expenditures to hire management personnel and to expand the Company's operating systems.

Strong Industry Competition Could Adversely Affect the Company's Revenues and Operating Results

 The Company has Many Competitors for Its Clients and Customers

  The Company is engaged in the highly competitive securities brokerage and financial services businesses. The Company's revenues and operating results may decrease if the Company loses business to its competitors or if the Company must expend more resources to remain competitive. The Company competes directly with large Wall Street securities firms, regional securities firms and securities subsidiaries of major commercial bank holding companies as well as companies, such as Instinet(R), that provide electronic communications networks ("ECNs") that permit subscribers to bypass brokers and trade directly among themselves. The Company's industry focus also subjects it to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the financial services industry. Competition from commercial banks has increased because of recent acquisitions of securities firms by commercial banks, as well as because of internal expansion by commercial banks into the securities business. In addition, the Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to reduce or eliminate certain restrictions on commercial banks.

 Some Competitors Have Advantages over the Company

  Many of the Company's competitors have greater capital, personnel and financial resources than the Company. Larger competitors, for example, are able to offer their customers access to international markets and other products and services not offered by the Company, which may provide such firms with competitive advantages over the Company. The Company's revenues may decrease if the Company loses business to its competitors. Industry developments, such as the emergence of ECNs, may materially reduce the Company's revenues from sales and trading.

 Trend of Reduced Spreads Could Adversely Affect Operating Results

  In recent years, competitive pressures have reduced market making spreads and underwriting and agency spreads for corporate finance transactions. This trend is expected to continue. Such reductions could adversely affect the Company's operating results. See "Business--Competition."

Market, Credit and Liquidity Risks Could Result in Losses to the Company

 The Company May Experience Losses Resulting from the Purchase, Sale or Short Sale of Securities as Principal

  The Company's market making, principal trading, principal investing and underwriting activities often involve the purchase, sale or short sale of securities as principal. Such activities subject the Company's capital to significant risks of loss from markets that may be characterized by relative illiquidity or may be particularly susceptible to rapid fluctuations in liquidity. Such market conditions could limit the ability of the Company to resell securities purchased or to purchase securities sold short. These activities subject the Company's capital to significant risks of loss, including market, credit, counterparty and liquidity risks. Market risk relates to the risk of fluctuating values based on market prices without any action on the part of the Company. The Company's primary credit risk (aside from the credit risk associated with holding corporate debt securities) is settlement or counterparty risk, which relates to whether a counterparty on a derivative or other transaction will fulfill its contractual obligations, such as delivery of securities or payment of funds. The Company has not extended margin loans to customers other than employees, although it has a limited number of customer accounts authorized for such activity. Liquidity risk relates to the Company's inability to liquidate assets or redirect the deployment of assets contained in illiquid investments. In addition, the Company's market and liquidity risks and risks associated with asset revaluation are increased because these risks for the Company are concentrated on a single industry and thus subject the Company to increased risks if market conditions in the financial services industry deteriorate.

 The Company May Experience an Increased Risk of Loss Due to the Concentration of the Company's Investments

  The Company's market making, principal trading, principal investing and underwriting activities from time to time result in the Company holding large positions in securities of a single issuer or issuers engaged in a specific sector of the financial services industry. Such concentrations increase the Company's exposure to specific credit and market risks than would be the case if the Company's business involved a broader range of industries or larger number of companies. In addition, participation in underwritings involves both legal and economic risks. The trend, due to competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter (including a co-manager) may retain significant position concentrations in individual securities. The Company may incur losses if it is unable to resell securities it is committed to purchase or if it is forced to sell such securities at less than their purchase price. See "Business--Risk Management and Compliance."

Potential Conflicts of Interest

 Investments by the Company's Directors, Officers, Employees and its Employee Profit Sharing Retirement Plan May Conflict with the Interests of Company Stockholders

  The Company's executive officers, directors and employees and its employee profit sharing retirement plan may from time to time invest in or receive a profit interest in private or public companies in which the Company, or one of its affiliates, is an investor or for which the Company provides investment banking services, publishes research or acts as a market maker. In addition, the Company, through KBW Asset Management, has organized hedge funds or similar investment vehicles in which employees of the Company are or may become investors and the Company expects to continue to do so in the future. There is a risk that, as a result of such investment or profit interest, a director, officer or employee may take actions that conflict with the best interests of the Company.

 The Investment Opportunities for the Company as Principal May be Limited

  The Company has a tax-qualified employee profit sharing retirement plan which has been managed by certain employees and which has invested in securities in which the Company and its customers and employees may also invest. Substantially all Company employees who have been employed by the Company for at least three months are participants in the plan. Historically, the plan has invested in publicly traded equity and fixed income securities of financial services companies, and the Company expects that this policy will continue. After the Offering, the plan will continue to be managed by Company employees. Some or all of these employees are expected to be participants in the plan, and may also be holders of shares of Common Stock. It is the Company's intention, after satisfaction of customer interest in investments, to continue to provide suitable investment opportunities to the plan consistent with the management policies of the plan trustees. Accordingly, from time to time, there may be cases in which an investment opportunity is made available to the employee profit sharing retirement plan which is not also available to the Company (or in which availability is limited) as principal.

  The Company has in place compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on behalf of the Company. These procedures and practices may limit the freedom of such officials to make potentially profitable investments for the Company. In addition, certain rules, such as best execution rules, and fiduciary obligations to customers and managed accounts, may cause the Company to forgo certain investment opportunities in favor of customer accounts.

 Conflict of Interest Arising from Participation of the Company's Subsidiary in the Underwriting

  The Company's broker-dealer subsidiary is one of the Underwriters for the Offering. Accordingly, underwriting discounts and commissions received by this subsidiary will benefit the Company. Pursuant to Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has assumed the responsibility of acting as qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. See "Underwriting."

Failure of the Systems of the Company or of Third Parties Could Adversely Affect Company Operations

  The Company's business is highly dependent on communications and information systems, including certain systems provided by its clearing brokers. Any failure or interruption of the Company's systems, systems of the Company's clearing brokers or third-party trading systems could cause delays or other problems in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or its clearing brokers will not suffer any systems failure or interruption, including those caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's or its clearing brokers' back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The rapidly evolving technological developments in the securities industry may also require further capital investment by the Company in new systems and technology.

Possible Year 2000 Costs Relating to Systems of the Company and of Third
Parties

  Failures and interruptions of the Company's systems, systems of the Company's clearing brokers or third-party trading systems may result from the inability of certain computing systems (including those of the Company's clearing brokers and other third-party vendors) to recognize the year 2000 (the "Year 2000" issue). The Company believes it will not incur substantial expenses in connection with its own systems in addressing Year 2000 issues. The Company has made inquiries of its significant third-party service providers relating to their Year 2000 preparedness and based upon responses to such inquiries, the Company is not currently aware of any significant costs which would be incurred as a result of charges by third-party service providers relating to Year 2000 costs. However, any costs which the Company may bear related to Year 2000 issues of third-party service providers are not sufficiently certain to estimate at this time and there can be no assurance that such costs will not be substantial. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Litigation and Potential Securities Laws Liability

  Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered. In recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation from its other business activities, including litigation that may be without merit. Significant legal expenses could be incurred in connection with the defense of such litigation, which could divert management's efforts and attention away from the Company's business operations. An adverse resolution of any future lawsuits against the Company could materially adversely affect the Company's business, operating results and financial condition. In addition, both the regulatory and litigation environments in which the Company operates are uncertain and subject to extensive change, and the Company cannot predict the impact such changes could have on its business, operating results and financial condition. As of the date of this Prospectus, the Company is not a named defendant in any class action or other litigation that the Company believes is reasonably likely to have a material adverse effect on the Company's results of operations or financial condition, and it has not previously experienced any material losses arising out of litigation or other dispute resolution proceedings. See "Business--Legal Proceedings" and "Business--Regulation."

Shortage of Funding Could Limit Operations and Decrease Revenues

  The Company's business is dependent upon the availability of adequate funding. Lack of adequate funding could limit day-to-day operations, particularly operations such as underwriting and trading activities, which, in turn, could significantly reduce revenues. Lack of adequate funding would also limit the Company's ability to pay dividends, repay debt and redeem or repurchase shares of its outstanding capital stock. Historically, the Company has satisfied its needs for funding from internally generated funds and, occasionally, loans from third parties. While the Company currently has adequate capital and liquidity which will be increased by the net proceeds to the Company from the Offering, there can be no assurance that any, or sufficient, funding will continue to be available to the Company in the future on terms that are acceptable to it. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Regulatory Changes and Failure to Comply with Regulations Could Adversely Affect the Company or Result in Significant Increased Costs

  The securities business is subject to extensive regulation under federal and state laws. The failure of the Company to comply with these federal and state regulations could result in regulatory actions against the Company, fines, the imposition of limitations on the Company's activities, and ultimately could require liquidation of the Company. The Company's broker-dealer subsidiary is subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, recordkeeping, and conduct of directors, officers and employees. KBW Asset Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and is subject to regulation as an investment adviser, including with respect to compensation arrangements.

 Failure to Maintain Adequate Net Capital Could Result in Suspension by Regulatory Bodies and Could Ultimately Result in Liquidation of the Company

  The Securities and Exchange Commission (the "SEC"), the NYSE and various other securities exchanges and other regulatory bodies have rules with respect to net capital (as defined herein) requirements relating to the Company's broker-dealer subsidiary ("net capital rules"). The net capital rules are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the SEC and suspension or expulsion by the NYSE, the NASD and other regulatory bodies, and ultimately may require the firm's liquidation. Compliance with the net capital rules may limit certain operations of the Company, even in circumstances where its broker-dealer subsidiary has more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to pay dividends, implement its strategies, pay interest on and repay principal of any outstanding debt and redeem or repurchase shares of outstanding capital stock. A change in the net capital rules, the imposition of new rules affecting net capital requirements, or a significant operating loss or charge against net capital could have similar adverse effects. Underwriting commitments require a charge against net capital and, accordingly, Keefe, Bruyette & Woods, Inc.'s ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the applicable net capital rules. See "Business-- Net Capital Requirements."

 Failure to Comply with Applicable Regulations Could Impair the Company's Business, Operating Results and Financial Condition

  Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance with an applicable regulation, governmental regulators, the NYSE and the NASD may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, deregistration or suspension of the non-compliant broker-dealer or investment adviser, suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any such penalties or orders on the Company could have a material adverse effect on the Company's business, operating results and financial condition. In light of the Company's expanded business activities and the continued changes and expansion in the scope of regulatory requirements, KBW has undertaken an extensive review of its compliance policies and procedures. Currently, KBW's Chief Financial Officer also acts as its senior compliance officer. As a result of its recent compliance review, KBW expects to separate these roles and is seeking to hire a senior full-time compliance officer who would initially report directly to the Chief Executive Officer and the Board of Directors of KBW (the "KBW Board"), as well as to implement further changes in its compliance and risk management policies and procedures. However, there can be no assurance that the Company's risk management procedures and internal controls will prevent losses or regulatory violations from occurring.

 Changes in the Regulatory Environment Could Increase Costs and Limit Revenues

  The regulatory environment in which the Company operates is subject to change. New or revised requirements imposed by the SEC, other United States or foreign governmental regulatory authorities, the NYSE or the NASD could have adverse effects on the Company, including increased costs of compliance and limitations on the Company's activities, which in turn could significantly reduce revenues. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities, the NYSE and the NASD. The Company cannot predict the impact, if any, that such new requirements or enforcement practices could have on the Company's business, operating results and financial condition.

  The Company is also subject to the effects of legislative and regulatory developments in the banking industry and other sectors of the financial services industry, which are also highly regulated by various federal and state regulatory agencies. Adverse developments in these regulatory environments could negatively impact the Company's business because of, for example, decreased underwriting activity or decreased demand for the Company's sales and trading, corporate finance and M&A advisory services.

  Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often affect directly the method of operation and profitability of securities firms. The Company cannot predict what effect any such changes might have. Furthermore, the Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of the Company's underwriting, M&A advisory and principal investment businesses during a particular time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board")) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. The level of business and financing activity in each of the industries on which the Company focuses can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations. See "Business--Regulation."

KBW Officers and Employees Will Initially Control the Company and Stockholder Votes

  After the Offering, employee members of the KBW Board will own approximately 27% of the outstanding voting stock of KBW and KBW officers and employees will own approximately 74% of such voting stock. Although the Stockholders' Agreement does not contain any provisions regarding the voting of Common Stock owned by any KBW employee, such concentration of stock ownership will effectively allow members of the KBW Board and KBW officers and employees to control all matters submitted for the vote or consent of Company stockholders, including election of directors, as well as to control day-to-day management of the Company. This concentration of ownership and voting power may also have the effect of accelerating, delaying or preventing a change in control of the Company. See "Management."

There May be an Adverse Effect on the Market Price of the Common Stock if an Active Public Market Does Not Develop or is Not Sustained

  Lack of an active public market could cause an adverse effect on the market price of shares of Common Stock. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or, if developed, will be sustained following the Offering. The initial public offering price of the Common Stock will be determined through negotiations among the Company, the Selling Stockholders and the Underwriters, based upon several factors and may not be indicative of the market price after the Offering. See "--Potential Conflicts of Interest." For a discussion of the factors to be taken into account in determining the initial public offering price, see "Underwriting."

Market Price for Common Stock Could Decrease as a Result of External Factors

  The market price of the Common Stock may decline even if the Company's operating results or prospects have not changed. Certain factors, such as sales of the Common Stock into the market by existing stockholders, fluctuations in operating results of the Company or its competitors, market conditions for similar stocks, and market conditions generally for other companies in the investment banking industry or in the financial services industry could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities and that have often been unrelated to the operating performance of the issuers of such securities.

Potential Decreases in the Market Price of Common Stock Resulting from Shares Eligible for Future Sale

  Sales of a substantial number of shares of Common Stock in the public market, whether by purchasers in the Offering or other stockholders of the Company, could adversely affect the prevailing market price of the Common Stock. There will be 16,932,345 shares of Common Stock outstanding immediately after completion of the Offering, of which 4,722,000 will be freely tradeable in the public markets, subject, in certain cases, to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act. 12,210,345 shares of Common Stock outstanding immediately following the Offering will be subject to lock-up agreements being entered into at the request of the Underwriters, unless released by DLJ. The lock-up agreements generally prohibit the disposition of any such shares until 180 days after the date of this Prospectus. Any shares subject to the lock-up agreements may be released by DLJ at any time with or without notice to the public. In addition, the 11,512,145 shares held by certain officers and employees of the Company are subject to sale restrictions set forth in the Stockholders' Agreement, which limit the amount of Common Stock that the officer or employee may sell during each of the first three years after the date of this Prospectus. See "Certain Transactions Occurring Prior to the Offering--New and Former Stockholders' Agreements," "Shares Eligible for Future Sale" and "Underwriting."

Immediate and Substantial Dilution

  Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value of $5.66 per share, based on an assumed initial public offering price of $18.00 per share (the mid-point of the range indicated on the cover page of this Prospectus). See "Dilution."

Anti-Takeover Effects of Certain Charter and Bylaw Provisions and Delaware Law Could Limit the Market Price of Common Stock

  The Certificate of Incorporation of KBW (the "KBW Certificate") and the Bylaws of KBW (the "KBW Bylaws"), as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Upon completion of the Offering, the KBW Board will have the authority to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, of KBW ("Preferred Stock"), and to determine the price, preferences and privileges of those shares without any further vote or action by the stockholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. After giving effect to the Offering, voting control of the Company will continue to be closely held by KBW employees. See "--KBW Officers and Employees Will Initially Control the Company and Stockholder Votes."

  Other provisions of the Company's organizational documents and Delaware corporate law impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions could make more difficult or discourage a takeover of KBW or the acquisition of control of KBW by a significant stockholder and, thus, the removal of incumbent management. See "Description of Capital Stock" and "Certain Anti-takeover Provisions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,361,000 shares of Common Stock offered by the Company hereby are estimated to be $38,273,000, assuming an initial public offering price of $18.00 per share (the mid-point of the range indicated on the cover page of this Prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses. The Company will use the net proceeds from the Offering for general corporate purposes. The Offering will create a public market for the Common Stock, which will facilitate the Company's future access to the public equity markets and enhance the ability of the Company to use its Common Stock as consideration for acquisitions. The Company is not currently in negotiations regarding any acquisitions. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  Following consummation of the Offering, the KBW Board intends to pay a quarterly dividend of $0.04 per share of Common Stock beginning in the third quarter of 1999. The timing and amount of future dividends will be determined by the KBW Board and will depend, among other factors, upon the Company's earnings, financial condition and cash requirements at the time such payment is considered. Furthermore, the net capital rules impose limitations on the payment of dividends by Keefe, Bruyette & Woods, Inc. that may limit the amount available to be paid as dividends by the Company. See Note 4 to the Consolidated Financial Statements included elsewhere in this Prospectus.

                                 CAPITALIZATION

  The following table sets forth the Company's capitalization as of December 31, 1998, on an actual basis and as adjusted to give effect to the retirement of common stock held in treasury and the sale of the 2,361,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $18.00 per share (the mid-point of the range indicated on the cover page of this Prospectus), after deducting underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

                                                           As of December 31,
                                                                  1998
                                                          ---------------------
                                                             (in thousands)
                                                           Actual   As Adjusted
Subordinated notes....................................... $  1,679   $  1,679
Stockholders' equity:
  Preferred Stock, $0.01 par value, 10,000,000 shares
   authorized; no shares issued and outstanding..........      --         --
  Common Stock, $0.01 par value; 140,000,000 shares
   authorized; 61,041,681 actual shares issued;
   14,571,345 actual shares outstanding; 16,932,345
   shares issued and outstanding, as adjusted............      610        169
  Additional paid-in capital.............................   12,595     50,845
  Retained earnings......................................  189,444    163,497
                                                          --------   --------
  Common stock in treasury; 46,470,336 actual shares held
   in treasury; 0 shares held in treasury, as adjusted...  (26,411)       --
  Notes receivable from stockholders.....................   (4,192)    (4,192)
                                                          --------   --------
    Total stockholders' equity...........................  172,046    210,319
                                                          --------   --------
    Total capitalization................................. $173,725   $211,998
                                                          ========   ========

                                    DILUTION

  The net tangible book value of the Common Stock of the Company at December 31, 1998 was $170.7 million or $11.72 per share. After giving effect to the sale of the shares of Common Stock by the Company pursuant to the Offering at an assumed initial public offering price of $18.00 per share and after deducting underwriting discounts and commissions and estimated expenses of the Offering, the Company's adjusted pro forma net tangible book value at December 31, 1998 would have been $209.0 million or $12.34 per share.

  Net tangible book value per share at December 31, 1998 has been determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding at December 31, 1998. The Offering will result in an increase in pro forma net tangible book value per share of $0.62 to existing stockholders and a dilution of $5.66 per share to new investors who purchase shares of Common Stock in the Offering. Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock from the assumed initial public offering price of $18.00 per share. The following table illustrates the dilution per share of Common Stock.

   Assumed initial public offering price per share..............        $18.00
   Net tangible book value per share at December 31, 1998....... $11.72
   Increase attributable to sale of shares of Common Stock in
    the Offering................................................   0.62
                                                                 ------
   Pro forma net tangible book value per share of Common Stock
    after the Offering..........................................         12.34
                                                                        ------
   Dilution to persons who purchase shares of Common Stock in
    the Offering................................................        $ 5.66
                                                                        ======

  The following table summarizes: (i) the number of shares of Common Stock to be sold by the Company pursuant to the Offering; (ii) the number of shares of Common Stock held by existing stockholders before the Offering; and (iii) the cash consideration paid therefor (in thousands, except share and per share amounts):

                                    Shares         Total Cash Consideration
                              ------------------ -----------------------------
                                                                 Average Price
                                Number   Percent Amount  Percent   per Share
Common Stock to be sold by
 the Company in the
 Offering....................  2,361,000   13.9% $42,498   76.9%    $18.00
Common Stock owned by
 existing stockholders....... 14,571,345   86.1   12,741   23.1       0.87
                              ----------  -----  -------  -----
Total........................ 16,932,345  100.0% $55,239  100.0%      3.26
                              ==========  =====  =======  =====

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The selected consolidated statement of income data for 1996, 1997 and 1998 and the selected consolidated statement of financial condition data as of December 31, 1997 and 1998 are derived from the Company's Consolidated Financial Statements audited by KPMG LLP which are included elsewhere herein. The historical results are not necessarily indicative of the results of operations to be expected in the future. The selected consolidated statement of financial condition data as of December 31, 1994, 1995 and 1996 and the selected consolidated statement of income data for 1994 and 1995 are derived from the Company's Consolidated Financial Statements audited by KPMG LLP, which are not included herein.

          Selected Historical Consolidated Financial and Other Data(1)

                                          Year Ended December 31,
                                -----------------------------------------------
                                 1994      1995      1996      1997      1998
                                 (dollars in thousands, except share data)
Consolidated Statement of
 Income Data:
Revenues(2)
  Principal transactions,
   net........................  $15,251  $ 37,820  $ 36,272  $ 47,076  $ 30,198
  Commissions.................    7,484     9,381    11,339    15,097    21,505
  Investment banking..........   20,770    12,772    28,706    55,176    91,851
  Net gain (loss) on
   investments................     (145)    1,196     5,987    18,419     2,694
  Interest and dividend
   income.....................    2,347     2,446     2,933     5,911     7,574
  Other.......................      765       742     1,367     1,340     1,623
                                -------  --------  --------  --------  --------
   Total revenues.............   46,472    64,357    86,604   143,019   155,445
Expenses
  Compensation and benefits...   22,263    28,862    40,813    62,508    76,512
  Occupancy and equipment.....    2,368     2,629     2,608     2,952     4,499
  Communications..............    1,452     1,653     2,058     2,310     2,438
  Brokerage and clearance.....    2,179     3,141     3,876     4,683     5,292
  Other.......................    3,850     4,214     5,757    10,305    11,457
                                -------  --------  --------  --------  --------
   Total expenses.............   32,112    40,499    55,112    82,758   100,198
                                -------  --------  --------  --------  --------
Income before income tax
 expense......................   14,360    23,858    31,492    60,261    55,247
Income tax expense............    6,029     8,532    13,547    22,949    24,467
                                -------  --------  --------  --------  --------
Net income....................  $ 8,331  $ 15,326  $ 17,945  $ 37,312  $ 30,780
                                =======  ========  ========  ========  ========
Basic earnings per share(3)...  $  0.60  $   1.10  $   1.33  $   2.69  $   2.12
Diluted earnings per
 share(3).....................  $  0.60  $   1.10  $   1.33  $   2.69  $   2.12
Pro forma basic earnings per
 share(4).....................      --        --        --        --   $   1.82
Pro forma diluted earnings per
 share(4).....................      --        --        --        --   $   1.82
Other Financial and Operating
 Data (Unaudited):
Return on average equity......     13.7%     22.6%     21.1%     34.3%     19.8%
Compensation and benefits
 expense as a percentage of
 revenues.....................     47.9%     44.8%     47.1%     43.7%     49.2%
Non-compensation and benefits
 expense as a percentage of
 revenues.....................     21.2%     18.1%     16.5%     14.2%     15.2%
Income before income tax
 expense as a percentage of
 revenues.....................     30.9%     37.1%     36.3%     42.1%     35.5%
Net income as a percentage of
 revenues.....................     17.9%     23.8%     20.7%     26.1%     19.8%
Number of employees at end of
 period.......................     89        91       116       130       161
Consolidated Statement of
 Financial Condition Data
 (at end of period):..........
Total assets..................  $95,044  $141,044  $132,870  $199,627  $221,542
Stockholders' equity..........   65,457    78,610    95,975   135,116   172,046
Book value per common share
 outstanding..................  $  4.51  $   5.70  $   6.92  $   9.59  $  11.81

                                              (footnotes on following page)

--------
(1) See Note 1 to the Consolidated Financial Statements for an explanation of the basis of presentation.

(2) For a description of the items comprising each line item under Revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Basic earnings per share is calculated by dividing net income by the weighted average number of outstanding shares. Diluted earnings per share also includes the effects of the issuance of options and other exercisable shares, of which there were none during the periods presented.

(4) Pro forma basic and diluted earnings per share for the year ended December 31, 1998 are calculated in the same manner as basic earnings per share and diluted earnings per share for the year ended December 31, 1998, except that the number of outstanding shares used for pro forma basic and diluted earnings per share give effect to the issuance of 2.361 million shares by the Company in the Offering as if outstanding for the entire year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Historical Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual future results could differ significantly from those anticipated in or implied by these forward-looking statements for the reasons detailed in "Risk Factors" and elsewhere in this Prospectus.

Business Environment

  The Company's historical results of operations have been dependent on a number of market factors, including general securities market conditions and specific conditions affecting the market for equity and debt securities of financial services companies. General securities market conditions are affected by economic trends, changes in prevailing interest rates, trends in commercial and consumer credit, the flow of investor funds into and out of the markets and numerous other conditions. Declining interest rates and an improving economic environment contributed to a significant increase in activity in the capital markets beginning in 1995, which continued throughout 1996, 1997 and the first half of 1998. During this period, the financial services industry generally benefited from these conditions, which, together with improved operating performance and changes in the regulatory environment, have contributed to increases in the trading volume and valuation of the securities of financial services companies, increased financing activity by such companies, and significant M&A activity. The third quarter of 1998 was marked by a particularly sharp decrease in prices for stocks in the banking industry. From July 17, 1998 through October 9, 1998, the Keefe Bank Stock Index fell by 42.8%. This was the third sharpest decrease since the establishment of this Index over 30 years ago and occurred in 84 days, whereas the average time period for the four other largest declines was 369 days. During this 84-day period, KBW experienced significant unrealized losses in its investment accounts and substantial decreases in year-to-date trading profits. These were offset to some degree by improved commissions attributable to increases in the volume of trading for customers. By year end, the Keefe Bank Stock Index and the market in general had rebounded to record high levels and KBW's annual trading profits exceeded the pre-decline year-to-date level. The Company's annual and quarterly financial results have been and may continue to be subject to fluctuations due to changes in these conditions and other factors beyond the Company's control. As a result, past operating results are not necessarily indicative of results for future periods.

Components of Revenues and Expenses

  Revenues

  Net revenues from principal transactions include realized and unrealized gains and losses from market making activities in OTC equity securities, proprietary trading (including arbitrage) in listed and OTC equity securities, and trading in fixed income securities. Net revenues from principal transactions also include revenues from the Company's Financial Strategies Team that provides financial strategic planning services (including riskless principal transactions with customers in fixed-income securities and arranging repurchase agreements for customers). Commissions consist primarily of commissions paid to KBW by customers for brokerage transactions in listed securities. Investment banking revenues consist of: (i) fees earned as adviser in mergers and acquisitions and for rendering related fairness opinions and for other corporate strategic advice; (ii) management fees, underwriting fees, selling concessions and agency placement fees earned through the Company's participation in public offerings and private placements of debt and equity securities; (iii) fees earned by the Webb Division (see "Business--Investment Banking") as adviser to thrifts converting from a mutual to a stock form of ownership; and (iv) fees earned from other advisory services, such as valuations and arrangements for bulk sales or purchases of assets. Net gains or losses on investments arise from the Company's investments in privately placed and publicly traded securities of financial services companies. Such investments are generally held for longer than six months and in some instances have been held for several years. Changes in the market or fair values of investments are recognized as unrealized gains or losses. Realized gains or losses are recognized upon the sale of investments as the difference between sale proceeds and the cost basis of the investments sold. Realized gains or losses are offset by the reversal of any previously recognized unrealized gains or losses associated with the investments sold. Interest and dividend income primarily consists of interest and dividends on trading and investment securities and net interest on balances maintained in proprietary accounts at clearing firms. Other revenues include asset management fees, increases in the cash value of life insurance policies held on certain current and former officers of the Company and miscellaneous other income.

  The Company's sources of income have been subject to fluctuation based on market changes and changes in the industry sectors on which KBW focuses, particularly the banking industry. In 1996, the Company expanded its coverage to include specialty finance companies. In 1998, the Company expanded its coverage to include insurance companies and securities firms. With the objective of increasing sources of recurring income, KBW added asset management services to its activities in 1996, and established its Financial Strategies Team in 1997 to provide financial strategic planning services for small and mid-size banks and recently converted thrifts. See "Business--Business Strategy."

  Expenses

  Compensation and benefits expense has historically been the largest component of KBW's expenses. Compensation and benefits expense includes salaries, bonuses, profit sharing contributions and other employee costs. Over the past five years, compensation and benefits expense has averaged 73.3% of total expenses and 46.5% of revenues. 62.6% of compensation and benefits expense over such period has been performance related. Occupancy and equipment expense consists primarily of lease payments and depreciation charges for leasehold improvements, furniture, and data processing and general office equipment and, in 1998, architects' and consultants' fees associated with the design of a new headquarters facility. Communications expense consists of charges for voice and data communications, and charges by third-party providers for market data and electronic execution of transactions. Brokerage and clearance expense consists primarily of fees paid to clearing brokers for providing clearing, record keeping and other services; fees paid to exchanges; and fees paid to brokers and specialists on the floors of various exchanges for execution services. Interest expense includes interest paid on subordinated notes issued to certain former employees in exchange for their KBW stock. Other expenses consist in large part of travel and entertainment expenses; advertising and publication costs; expenses for legal, consulting, and accounting services; amortization of intangibles arising from the acquisition of the Webb Division; and miscellaneous other operating expenses.

  As a result of the Company's growth, expanding range of activities, ongoing review of compliance and risk management policies and procedures and changes expected to result from public ownership of the Common Stock following the Offering, management increased compensation and certain non-compensation expenses, representing a higher percentage of total revenues in 1998 than prior years. Management may choose to further increase such expenses in 1999. In connection with the pending relocation of its New York headquarters, the Company began to incur additional rental expenses in 1998 for office space under construction but not yet occupied, as well as significant charges for construction and temporary furniture in its existing premises to alleviate short-term capacity needs. In 1999, rental expense for the Company's headquarters is expected to increase by approximately 170%, in part due to payments under the lease for the Company's new headquarters as well as continuing lease payments for the Company's existing offices (which will continue until the Company vacates its existing offices which management expects to occur prior to the end of 1999). In addition, in 1999, the Company will begin to amortize leasehold improvements and additional furniture, fixtures and equipment with respect to its new offices. See "--Liquidity and Capital Resources" and Note 5 to the Company's Consolidated Financial Statements.

  The Company historically allowed employees to purchase shares of Keefe, Bruyette & Woods, Inc.'s common stock at book value, calculated in accordance with, and subject to the terms of, the Former Stockholders' Agreement that provided for resale to the Company at the then-current book value upon termination of employment. As a result of the Merger (see "Certain Transactions Occurring Prior to the Offering--Creation of Holding Company Structure"), KBW will be the sole stockholder of Keefe, Bruyette & Woods, Inc. and shares of Keefe, Bruyette & Woods, Inc. will no longer be offered to employees. Shares of Common Stock will be offered to employees pursuant to the Purchase Plan (see "Management--The Employee Stock Purchase Plan"). Upon consummation of the Offering, the Former Stockholders' Agreement will be terminated. See "Certain Transactions Occurring Prior to the Offering--New and Former Stockholders' Agreements."

Results of Operations

  The following table sets forth certain financial data as a percentage of total revenues:

                                                Years Ended December 31,
                                              ---------------------------------
                                              1994   1995   1996   1997   1998
Revenues
  Principal transactions, net................  32.8%  58.8%  41.9%  32.9%  19.4%
  Commissions................................  16.1   14.6   13.1   10.6   13.8
  Investment banking.........................  44.7   19.8   33.1   38.6   59.2
  Net gain (loss) on investments.............  (0.3)   1.9    6.9   12.9    1.7
  Interest and dividend income...............   5.1    3.8    3.4    4.1    4.9
  Other......................................   1.6    1.1    1.6    0.9    1.0
                                              -----  -----  -----  -----  -----
    Total revenues........................... 100.0  100.0  100.0  100.0  100.0
Expenses
  Compensation and benefits..................  47.9   44.8   47.1   43.7   49.2
  Occupancy and equipment....................   5.1    4.1    3.0    2.1    2.9
  Communications.............................   3.1    2.6    2.4    1.6    1.6
  Brokerage and clearance....................   4.7    4.9    4.5    3.3    3.4
  Other......................................   8.3    6.5    6.7    7.2    7.4
                                              -----  -----  -----  -----  -----
    Total expenses...........................  69.1   62.9   63.7   57.9   64.5
                                              -----  -----  -----  -----  -----
Income before income tax expense.............  30.9   37.1   36.3   42.1   35.5
Income tax expense...........................  13.0   13.3   15.6   16.0   15.7
                                              -----  -----  -----  -----  -----
Net income...................................  17.9%  23.8%  20.7%  26.1%  19.8%
                                              =====  =====  =====  =====  =====

   Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  The Company's operating results for 1998 reflected strong growth in investment banking and commissions offset by significant decreases in gains on investments and revenue from principal transactions activity. Total revenues increased by $12.4 million, or 8.7%, to $155.4 million for 1998 from $143.0 million for 1997. Total expenses as a percentage of total revenues increased to 64.5% for 1998 from 57.9% for 1997. Net income declined by $6.5 million, or 17.4%, to $30.8 million for 1998 from $37.3 million for 1997. The Company's pre-tax margin decreased to 35.5% for 1998 from 42.1% for 1997, and return on average stockholders' equity decreased to 19.8% for 1998 from 34.3% for 1997.

  Net revenues from principal transactions decreased by $16.9 million, or 35.9%, to $30.2 million for 1998 from $47.1 million for 1997. Net revenues from market making activities in OTC equity securities increased slightly by $0.6 million, or 4.4%, to $14.3 million from $13.7 million as a result of a moderate increase in the number of shares traded in the OTC market. Net revenues from proprietary trading in equity securities decreased by $22.4 million, or 74.2%, to $7.8 million from $30.2 million, reflecting highly volatile market conditions for the equity securities of financial services companies in the third and fourth quarters of 1998. Net revenues from trading in fixed income securities increased by $4.9 million to $8.1 million for 1998 from $3.2 million for 1997. The Company's Financial Strategies Team, established during 1997, contributed

$4.7 million in 1998 to fixed income revenues reflecting its first full year of operations, compared to $1.9 million in 1997.

  Commissions increased by $6.4 million, or 42.4%, to $21.5 million for 1998 from $15.1 million for 1997. The change reflected increased volume in agency customer transactions, with average per share commissions remaining relatively constant.

  Investment banking revenues increased by $36.7 million, or 66.5%, to $91.9 million for 1998 from $55.2 million for 1997. Advisory fees increased by $40.4 million, or 118.5%, to $74.5 million from $34.1 million, primarily reflecting increased M&A fees, particularly in the first half of 1998, and increased revenues from the Webb Division. Revenues from public and private offerings of securities decreased by $3.7 million, or 17.5%, to $17.4 million from $21.1 million in 1997, reflecting decreased public and private offerings of common stock and trust preferred securities for investment banking clients largely as a result of turbulent market conditions in the second half of 1998.

  Net gains on investments decreased by $15.7 million, or 85.3%, to $2.7 million for 1998 from $18.4 million for 1997. During 1998, the Company realized gains of $7.1 million on the sale of four investments. These gains were offset by a reversal of $7.8 million of unrealized gains associated with those investments. During 1997, the Company realized gains of $11.3 million on the sale of two investments, which were partially offset by the reversal of $9.9 million of previously recognized unrealized gains associated with these investments. The net increase in unrealized gains on retained investments was $3.4 million in 1998 (primarily due to an increase in market value of one investment), and $17.0 million in 1997.

  Interest and dividend income increased by $1.7 million, or 28.8%, to $7.6 million for 1998 from $5.9 million for 1997. The change primarily reflected increased interest on credit balances with the Company's clearing brokers, as well as slightly higher dividend and interest income on market making inventories of equity securities and fixed income securities.

  Compensation and benefits expense increased by $14.0 million, or 22.4%, to $76.5 million for 1998 from $62.5 million for 1997. The increase was primarily due to higher accruals for performance-based bonuses reflecting the Company's increased revenues and an increase in the number of employees to 161 at December 31, 1998 from 130 at December 31, 1997. Compensation and benefits expense as a percentage of total revenues increased to 49.2% in 1998 from 43.7% in 1997, owing primarily to a decision by the Company to increase compensation as a percentage of revenue in order to make compensation paid by the Company more consistent with the industry average for compensation.

  Non-compensation expenses increased by $3.4 million, or 16.7%, to $23.7 million for 1998 from $20.3 million for 1997. Occupancy and equipment expense increased by $1.5 million, primarily as a result of rental and design expenses incurred in establishing the Company's new headquarters as well as the accelerated depreciation of leaseholds and furniture that are expected to be abandoned when the new headquarters are occupied. Communications expense increased by $128,000, primarily due to increased voice and data communications charges. Brokerage and clearance expenses increased by $609,000, primarily due to increased sales and trading activity. Other expenses increased by $1.2 million, primarily reflecting higher travel and entertainment expenses associated with increased investment banking activity.

  The Company's accrual for tax liabilities for 1998 was 44.3% of income before taxes as compared to 38.1% of income before taxes for 1997. See Note 3 to the Consolidated Financial Statements.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  The Company's operating results for 1997 reflected strong growth in all of the Company's core businesses and the recognition of significant gains on investments. Total revenues increased by $56.4 million, or 65.1%, to $143.0 million for 1997 from $86.6 million for 1996. Total expenses as a percentage of total revenues declined to 57.9% for 1997 from 63.7% for 1996. Net income rose by $19.4 million, or 108.4%, to $37.3 million for 1997 from $17.9 million for 1996. The Company's pre-tax margin improved to 42.1% for 1997 from 36.3% for 1996, and return on average stockholders' equity increased to 34.3% for 1997 from 21.1% for 1996.

  Net revenues from principal transactions increased by $10.8 million, or 29.8%, to $47.1 million for 1997 from $36.3 million for 1996. Net revenues from market making activities in OTC equity securities decreased by $1.4 million, or 9.3%, to $13.7 million from $15.1 million despite an increase in the number of shares traded, reflecting the full-year effect in 1997 of the movement to pricing OTC equity securities in sixteenths, the introduction of the NASD's new order handling rules, and increased competition from electronic communications networks that permit subscribers to bypass brokers and trade directly among themselves. Net revenues from proprietary trading in equity securities increased by $8.2 million, or 37.3%, to $30.2 million from $22.0 million, reflecting favorable market conditions for the equity securities of financial services companies and, to a lesser extent, increased trading activity. Net revenues from trading in fixed income securities increased by $4.0 million to a net gain of $3.2 million for 1997 from a net loss of $796,000 for 1996. The Company's Financial Strategies Team, established during 1997, contributed $1.9 million of the $4.0 million increase.

  Commissions increased by $3.8 million, or 33.6%, to $15.1 million for 1997 from $11.3 million for 1996. The increase primarily resulted from a significant increase in customer orders in listed securities partially offset by a slight decline in the Company's average per-share commission revenue.

  Investment banking revenues increased by $26.5 million, or 92.3%, to $55.2 million for 1997 from $28.7 million for 1996. Advisory fees increased by $15.1 million, or 79.5%, to $34.1 million from $19.0 million, primarily reflecting increased M&A fees and increased revenues from the Webb Division. Revenues from public and private offerings of securities increased by $11.4 million, or 117.5%, to $21.1 million from $9.7 million, reflecting increased public and private offerings of common stock and trust preferred securities for investment banking clients.

  Net gains on investments increased by $12.4 million, or 206.7%, to $18.4 million for 1997 from $6.0 million for 1996. During 1997, the Company realized gains of $11.3 million on the sale of two investments, which gains were partially offset by the reversal of $9.9 million of previously recognized unrealized gains associated with the two investments. During 1996, the Company realized gains of $232,000 on the sale of two investments, with no associated reversal of previously recognized unrealized gains. The net change in unrealized gains on retained investments was $17.0 million for 1997 and $5.8 million for 1996.

  Interest and dividend income increased by $3.0 million, or 103.4%, to $5.9 million for 1997 from $2.9 million for 1996. The change primarily reflected increased interest on credit balances with the Company's clearing brokers, partially offset by slightly lower dividend and interest income on market making inventories of equity securities and fixed income securities.

  Compensation and benefits expense increased by $21.7 million, or 53.2%, to $62.5 million for 1997 from $40.8 million for 1996. The increase was primarily due to higher accruals for performance-based bonuses reflecting the Company's increased revenues and an increase in the number of employees to 130 at December 31, 1997 from 116 at December 31, 1996. Compensation and benefits expense as a percentage of total revenues decreased to 43.7% from 47.1%, owing primarily to higher gains on investments recognized during 1997 as compared to 1996. The Company typically accrues bonuses at a lower rate on net investment gains than on other sources of revenues.

  Non-compensation expenses increased by $6.0 million, or 42.0%, to $20.3 million for 1997 from $14.3 million for 1996. Occupancy and equipment expense increased by $344,000, primarily reflecting minor increases in the cost of office space and the full-year effect of the Company's acquisition of the Webb Division in July 1996. Communications expense increased by $252,000, primarily due to increased voice and data communications charges. Brokerage and clearance expenses increased by $807,000, primarily due to increased sales and trading activity. Other expenses increased by $4.5 million, primarily reflecting higher legal and consulting fees associated with increased investment banking activity, increased travel and entertainment expenses, technology upgrade costs, and the full-year effect of the acquisition of the Webb Division.

  The Company's accrual for tax liabilities for 1997 was 38.1% of income before taxes as compared to 43.0% of income before taxes for 1996. See Note 3 to the Consolidated Financial Statements.

Liquidity and Capital Resources

  The Company is the parent of Keefe, Bruyette & Woods, Inc. and KBW Asset Management. Dividends and other transfers from its subsidiaries are the Company's primary source of funds to pay expenses and dividends. Applicable laws and regulations, primarily the net capital rules discussed below, restrict dividends and transfers from Keefe, Bruyette & Woods, Inc. to the Company. The Company's rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary's creditors, including customers and trade creditors of Keefe, Bruyette & Woods, Inc.

  The majority of the Company's assets consist of marketable securities and accounts receivable from clearing brokers, both of which are highly liquid. A relatively small percentage of total assets are fixed or held for a period longer than one year. The Company's liabilities primarily consist of securities sold but not yet purchased, trade accounts payable, taxes payable and accrued expenses. KBW has no bank debt and has historically been unleveraged. The Company's total assets and short-term liabilities and the individual components thereof vary significantly from period to period because of changes relating to customer needs, economic and market conditions, and trading and investing activities.

  The Company's operating activities generate cash resulting from net income earned during the period and fluctuations in the Company's current assets and liabilities. The most significant fluctuations in current assets and liabilities have resulted from changes in the level of customer activity and changes in realized and unrealized gains on proprietary and investment positions in response to changing trading strategies and market conditions.

  The Company's capital expenditures have historically been modest and funded with cash generated from operating activities. The Company expects to incur significantly greater expenditures for furniture, fixtures and leasehold improvements in 1999 in connection with the relocation of its headquarters, and expects to finance these expenditures with internally generated funds.

  The Company has from time to time in the past loaned funds to employees on a full recourse basis to purchase common stock of the Company. Outstanding balances under such notes receivable from employees are recorded as a reduction in stockholders' equity. Additionally, the Company has from time to time issued subordinated notes, payable in installments, to departing employees in connection with the Company's repurchase of their Common Stock.

  Keefe, Bruyette & Woods, Inc., as a registered broker-dealer in securities, is subject to the net capital requirements of the NYSE and the SEC's uniform net capital rule. See "Business--Net Capital Requirements." The NYSE and the SEC also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At December 31, 1998, Keefe, Bruyette & Woods, Inc.'s net capital and excess net capital were $125.6 million and $124.9 million, respectively. Regulatory net capital requirements change based on certain investment and underwriting activities.

  The Company believes that its current level of equity capital, combined with the net proceeds it receives from the Offering and funds anticipated to be generated from operations, will be adequate to meet its liquidity and regulatory capital requirements for the foreseeable future.

Year 2000

  Many of the world's computer systems (including those in non-information technology equipment and systems) currently record years in a two-digit format. If not addressed, such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to business disruptions in the United States and internationally. The potential costs and uncertainties associated with the Year 2000 issue will depend on a number of factors, including a company's software, a company's hardware and the nature of the industry in which a company operates. Additionally, companies must coordinate with other entities with which they electronically interact.

  The Company's business activities are highly dependent on communications and information technology ("IT") systems, including third-party trading systems (e.g., the NYSE, The Nasdaq Stock Market(SM) ("Nasdaq"), and the Brass Equity Trading System), various third-party research and market information reference systems, certain systems provided by its clearing brokers and internal IT systems. Any failure or interruption of third-party or internal systems, including due to the ability of such systems to recognize the Year 2000, could cause delays and other problems, which could have a material adverse effect on the Company.

  The Company does not believe that it has significant internal IT system problems associated with Year 2000. Much of the Company's owned software has been recently developed or represents recent releases from third-party vendors which management of the Company believes is not subject to Year 2000 problems. Most of the hardware in the Company's personal computer-based network is less than two years old and has been designed to address Year 2000 issues. In addition, as part of its anticipated move to new headquarters, the Company has scheduled replacement of any older computer equipment with new equipment that is Year 2000 ready. The Company has not yet incurred any significant additional costs for remediation. The Company estimates that it will incur total costs of less than $500,000 to ensure that its IT systems are Year 2000 compliant. The Company has completed the inventory of hardware and software phase of its Year 2000 review and has made inquiries of third-party market data, trading and other significant IT providers as to their Year 2000 readiness. The Company is nearing completion of the assessment phase to determine which of its hardware and software will require remediation or replacement. New hardware and software has been and will continue to be tested to ensure that it is Year 2000 compliant. The Company does not currently foresee any difficulty in completing the final implementation phase of its Year 2000 review on a timely basis, which will consist of replacement or remediation of any non-compliant hardware or software systems.

  The Company has also assessed its internal Year 2000 issues with respect to non-IT systems and has determined that consequences of its Year 2000 issues with respect to internal non-IT systems would not have a material effect on the Company's business, results of operations, or financial condition.

  The Company depends to a significant degree upon the proper functioning of third-party IT and non-IT systems. The Company has sent inquiry letters to significant third-party system providers and has been informed that such third parties are either currently conducting reviews of their Year 2000 issues or already implementing remediation strategies. The Company also depends to a material degree on third parties such as banks and other payment processors, delivery services, depositories such as The Depository Trust Company and other service providers. The Company is unable to determine whether all of its service providers will be able to adequately address their Year 2000 issues.

  If such third parties have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of vendors, in disruption of important services upon which the Company depends, such as telecommunications and electrical power; (ii) in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that could impair the Company's ability to perform critical data functions, such as pricing securities or other assets; (iii) in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, and inability to trade in certain markets and disruption of capital flows potentially resulting in liquidity stress; and (iv) in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose the Company to increased credit risk and lost business. In addition, uncertainty about the success of remediation efforts in the financial services industry may cause many market participants to reduce the level of their market activities in the financial services industry temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This, in turn, could result in a general reduction in trading and other market activities (and lost revenues) in the financial services industry. The Company cannot predict the adverse impact that such reduction would have on its business.

  To the extent that a third-party vendor or service provider is unable to adequately address Year 2000 issues, the Company will use alternate manual procedures, where possible, or seek to change to another provider. The Company has multiple quotation and news services which it can use in the event that one or more of them is unable to provide service. The Company has also identified alternate means of delivery for most batch feeds and reports and is currently developing a list of alternate vendors for software. However, in the case of certain providers, such as the NYSE and Nasdaq, the Company may not be able to obtain comparable essential services from other sources. In such event, the Company will seek to trade on alternate markets, but such alternate markets could be inadequate substitutes for the NYSE or Nasdaq. With respect to all services provided to the Company by third parties, there can be no assurance that the Company will be able to change to another provider or that such provider's services will be comparable in quality, service or cost to that now used by the Company. If the NYSE and/or Nasdaq are unable to provide service to the Company, the Company's trading activities could be materially disrupted until such time that those services resume. In the case of Pershing, the Company's primary clearing broker, the Company would seek to use an alternate clearing broker if such services are available from an alternate source. However, until such transition were completed, the Company's activities conducted through its clearing broker could be materially disrupted. Disruptions in the trading activities of the Company, which may be the result of industry-wide or Company-specific problems with third party providers, could have a material and adverse effect on the Company.

  The costs to remedy Year 2000 programs and the date on which the Company plans to complete the Year 2000 modifications are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. The Company can give no assurance that these estimates will be achieved, and actual results could differ materially from the Company's plans. Specific factors that might cause such material differences include, but are not limited to, the availability to locate and correct relevant computer source codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

                                    BUSINESS

Financial Services Industry Background

  KBW specializes in the financial services industry. The financial services industry, which consists primarily of banks, thrifts, specialty finance companies, insurance companies, securities firms and investment management companies, has undergone major changes since the early 1980s. Legislative and regulatory developments have eliminated virtually all restrictions on interstate banking and now permit banks to engage in businesses that were previously prohibited to them, such as securities underwriting and other securities-related activities. Through the combination of deregulation and consolidation, the financial services industry has been marked by increased competition among banks, investment banks, insurance companies and other industry participants.

  Deregulation has contributed to substantial M&A activity in the banking industry, as participants seek to increase scale, broaden product offerings and improve operating efficiency to remain competitive. In 1988, the aggregate completed transaction value of mergers and acquisitions of U.S. banks and thrifts (with over $250 million in assets) was approximately $4.0 billion. In 1998, the aggregate value of bank and thrift M&A transactions expanded dramatically to approximately $249 billion. The number of completed transactions in the banking industry has also increased significantly over the same period, from 37 in 1988 to 150 in 1998.

  Despite continuous M&A activity, consolidation in the banking industry remains far from complete, with more than 10,000 banking institutions operating in the United States at September 30, 1998. In a recently published research report, KBW noted that the banking industry is more fragmented than other consumer-oriented financial services industries, such as mutual funds, credit cards and personal insurance. Assuming the completion of announced mergers as of the date of the report, the 20 largest banking organizations held 38.6% of domestic deposits, as compared to 64.8% of assets held by the top 20 mutual fund companies, 84.9% of receivables held by the top 20 credit card companies and 68.4% of net premiums written by the top 20 personal insurers.

  The evolution of the U.S. banking industry has been accompanied in recent years by substantial increases in the market value of publicly traded bank securities. The Keefe Bank Stock Index of 24 publicly traded bank stocks, developed by the Company over 30 years ago, is a widely recognized measure of bank stock price performance. From December 1992 through December 1998, this index increased by 209%, while the S&P 500 index increased by 182%. This performance has been accompanied by substantial investor interest in publicly traded bank stocks. From 1993 to 1998, total U.S. equity underwritings (including common and preferred stock) for financial institutions (other than federal agencies and insurance companies) grew at a compound annual rate of 23%, from approximately $19 billion to $53 billion. Over the same period, total U.S. debt underwritings for such financial institutions grew at a compound annual rate of 22%, from approximately $271 billion to $726 billion.

  Other sectors of the financial services industry have also experienced significant change in recent years. The evolution of the market for securitized financial assets, such as mortgage loans, credit card receivables, automobile loans and equipment leases, has contributed to the growth in the number of finance companies specializing in such financing activities. As of December 31, 1998, there were 90 publicly traded specialty finance companies in the United States, compared to fewer than 15 such companies in 1990. Non-public and public finance companies controlled in the aggregate over $870 billion in managed receivables as of November 1998, representing a 68% increase in managed receivables since November 1990. M&A and corporate finance activity among the nation's many insurance companies, brokerage companies and asset management companies has also increased in recent years.

The Company

  KBW is an institutionally oriented investment banking firm that is a nationally recognized authority on the banking industry, which has been the Company's primary focus since its inception in 1962. In 1996, KBW expanded its focus to include specialty finance companies, in which KBW has established a significant presence. More recently, KBW has expanded its coverage to include insurance companies and securities firms. KBW's activities include research, M&A advice, corporate finance, securities sales and trading, principal investments, fixed income portfolio management and asset management.

  Research is the core of KBW's business. Institutional Investor ranked KBW as "Best of the Boutiques" for both money center and regional bank research in 1998, 1997 and 1996. In an independent survey of institutional investors in the banking industry, KBW has consistently led all other securities firms as the first choice for regional bank research. The Company believes its success in building its corporate finance, financial advisory, sales and trading and principal investing activities is directly related to its position as a leading provider of research on the banking industry. The Company's comprehensive research coverage has allowed KBW to develop strong relationships with a large number of small and mid-size banks (generally banks with less than $20 billion in assets) that management of the Company believes are underserved by other larger securities firms. As these banks have grown in size and complexity, KBW has been able to provide them a broad range of investment banking services over time. These relationships have also enabled KBW to identify profitable investment opportunities for its institutional clients and for the Company's own principal investing activities.

  KBW is a leading financial adviser in banking M&A. As reported by the American Banker, in 1997 and 1998, KBW ranked first and second, respectively, in the number of announced M&A financial advisory assignments for the banking industry. In addition, since expanding its coverage to include specialty finance companies, KBW has acted as financial adviser in 19 M&A transactions involving such companies. In 1998, KBW served as financial adviser on 36 announced M&A assignments for banks and specialty finance companies, with an aggregate transaction value in excess of $9.1 billion.

  KBW is also active in underwriting and other placements of securities for financial services companies. In 1998, the Company managed 43 equity and debt offerings, aggregating approximately $3.1 billion in gross offering proceeds. KBW makes a market in over 250 securities of banks, thrifts and financial services companies which are traded in the OTC market and serves as one of the top three market makers in approximately 65 of these securities. The Company has developed strong relationships with substantially all of the largest and most active institutional investors who invest in the financial services industry. KBW also maintains proprietary trading positions and makes principal investments in financial services companies for its own account. The Company's broker-dealer subsidiary, Keefe, Bruyette & Woods, Inc., is a member of the NYSE.

  KBW believes that the experience, knowledge and tenure of its executives and professional staff have enabled it to maintain long-term relationships with its clients and customers. In addition, KBW's broad employee stock ownership (more than 60% of current employees own KBW stock) and compensation structure, which is based on a combination of individual, departmental and overall Company performance, has encouraged employees to work together to increase the value of KBW's business.

Business Strategy

  KBW's business strategy is to continue capitalizing on its competitive strengths to expand client and customer relationships and principal investments in the banking and specialty finance sectors of the financial services industry and to leverage its experience and reputation by expanding its business focus to include other sectors of the financial services industry, including insurance and securities. As many securities companies have been acquired by commercial banks, KBW believes its independent status will enable it to develop new client relationships and hire experienced personnel who wish to remain affiliated with an independent investment banking firm. KBW will also seek to expand its asset management business and develop additional sources of income.

  The Company's business strategy is comprised of the following key elements:

  . Lead in Identifying and Capitalizing on Key Industry Trends. KBW will seek to use its superior research capability to identify developments in the banking and non-bank financial services industry. KBW's industry knowledge permits its research, sales and trading and investment banking professionals to interact with companies and investors to take early advantage of industry developments.

  . Establish Early and Long-term Relationships with Clients. KBW will continue to focus on providing research coverage and market making support to smaller and mid-size financial services companies before KBW's competitors. Many client relationships initiated with relatively small community or regional banking institutions have expanded into assisting these institutions through all phases of their development, including financings, strategic acquisitions, investment strategy and, in an increasing number of cases, acquisition by a larger institution.

  . Maintain Flexibility in Providing the Services and Products Needed by
    Clients and Customers. KBW believes that it is important to tailor products and services to meet the needs of its clients and customers, rather than simply providing the same products as other investment banking firms. Because of its ability to bring together institutional investors and clients with the same industry focus, KBW can structure securities and transactions which satisfy multiple needs. For example, as the banking industry stabilized in 1993 and 1994 following a period of severe financial distress, KBW identified investors who were willing to act in a stand-by capacity for capital raising efforts for undercapitalized banks. Once these banks became well capitalized and were relieved of regulatory orders, they were able to participate in industry-wide growth. KBW believes its success in these transactions led to further opportunities, such as assisting the Federal Deposit Insurance Corporation in obtaining value for institutions upon which it had foreclosed through a combination of bulk sales of troubled assets and offering the securities of such institutions to many of the same institutional investors who had participated in rights offerings. Beginning in late 1996, KBW determined that its institutional customers would buy trust preferred securities issued by small and mid-size bank and thrift holding companies. KBW was able to offer this financing vehicle to these companies and participated in 16 trust preferred offerings before the end of 1997. Also, since the end of the first quarter of 1997, KBW has offered the services of its Financial Strategies Team to thrift institutions that had recently been converted from mutual to stock ownership and which became clients of KBW through its recently-acquired Webb Division.

  . Leverage the KBW Model in Related Industries. KBW is expanding its focus, which has historically been on the banking industry, to other sectors of the financial services industry such as insurance and securities. Management is developing strong research coverage of these industry sectors in an attempt to identify investment opportunities and new clients for KBW. The Company is actively seeking further expansion into such other sectors through the hiring of individuals or the acquisition of an industry team in combination with internal development at KBW. In particular, KBW believes its broad experience in the conversion of mutual savings banks could be applied to conversions of mutual insurance companies.

  . Diversify Sources of Income. Management is committed to diversifying
    KBW's sources of income by expanding KBW's role in asset management and by expanding the activities of its Financial Strategies Team. KBW's asset management activity has initially included the management of funds raised by KBW and others and acting as adviser for managed accounts. Future growth in asset management may result from a combination of managing funds raised by others, acquiring existing asset management companies and actively marketing directly to investors KBW's own management services and investment vehicles. The Financial Services Team, which commenced operations at the end of the first quarter of 1997, provides strategic advice to KBW clients restructuring their investments.

  . Capitalize on Opportunities Arising from Consolidation in the Securities
    Industry. KBW will continue to attempt to capitalize on opportunities created by consolidation in the securities industry. As an independent investment banking firm focused on financial services companies, KBW has entered into relationships with a number of banking clients that no longer wish to do business with their former investment bankers who are now affiliated with their bank competitors. This recent consolidation trend also provides opportunities to hire proven investment banking professionals who prefer the culture and opportunities of a smaller, entrepreneurial firm with KBW's industry focus. During 1998, the Company hired an experienced investment banker in the insurance segment of the financial services industry and a group of four experienced investment bankers with numerous relationships with banks in the Midwest to open the KBW office in Chicago.

  . Identify Proprietary Investment Opportunities. KBW will continue to make proprietary investments in opportunities it identifies in the marketplace. KBW anticipates that its expansion of industry coverage, including the insurance and securities sectors of the financial services industry, will enable it to identify additional investment opportunities in these sectors.

  . Retain a Corporate Culture that Promotes Employee Loyalty. KBW prides itself on offering an excellent workplace to its employees. Employees are encouraged to share their thoughts, ideas and opinions and are given credit and support for their ideas regardless of seniority. In 1998, KBW created an Operating Committee, consisting of department heads, to help coordinate the exchange of ideas throughout the Company and to assist the KBW Board in developing and monitoring budgets and business strategies and determining appropriate employee compensation and benefits. In addition, more than 60% of KBW's employees own Common Stock, and after giving effect to the Offering (including the sale of 236,100 shares of Common Stock to KBW directors and employees pursuant to the Offering), KBW's officers and employees will own approximately 74% of the outstanding Common Stock. KBW's historical employee ownership has fostered an atmosphere of teamwork which KBW believes promotes business growth and helps retain employees, clients and customers. KBW believes its employee turnover rate is low compared to many of its competitors. KBW's employees have an average tenure of approximately six years and 26% of all employees have at least 10 years' experience at KBW. KBW's six directors have an average 24-year tenure at KBW. Although KBW intends to pursue growth opportunities through additional hirings, it will seek to retain its cooperative culture and long-term commitment to its employees.

Research

  KBW's research covers both bank and non-bank financial institutions such as specialty finance, insurance and securities firms. KBW believes that industry specialization, developed through careful analysis and original investigation, is crucial to meeting the demands of its clients for sophisticated and informed investment and strategic advice. The Company's approach is to serve its clients through an in-depth understanding of the financial services industry and its various segments.

  KBW's research department is the catalyst for much of KBW's growth and expansion into new industries. For example, the research department recently initiated coverage of insurance companies. The research department published its first reports on 11 of these companies in January 1999 and anticipates covering 50 companies during the third quarter of 1999. In conjunction with the expansion of the research department's coverage to include insurance companies, KBW's investment banking division has obtained several financing assignments in this area. KBW also has begun making a market in the equity securities of the insurance companies covered by such research which are traded over the counter and has invested in the equity securities of a number of such listed companies.

  KBW is widely recognized as the leading provider of research on the banking industry. Institutional Investor ranked KBW as the "Best of the Boutiques" for regional and money center bank research in 1998, 1997 and 1996. In an independent survey of institutional investors in the banking industry, KBW has consistently led all other securities firms as the first choice for regional bank research. KBW has developed and maintained the Keefe Bank Stock Index of 24 bank stocks since the Company's inception. The Keefe Bank Stock Index, which facilitates the analysis of long-term trends, is frequently cited in the media. Another index, the "KBW50," is frequently cited by sector companies in their annual proxy statements as a measure of industry stock price performance. KBW's analysts also often comment on industry and company developments for major television, radio, print and proprietary news systems.

  The Company's research team of 20 analysts operates out of its New York and other offices, maintaining close contact with approximately 250 publicly traded banks, thrifts, specialty finance, insurance and other non-bank financial services companies. Because the Company's research team continually considers adding institutions to its research list, the number of covered companies has remained relatively constant despite the consolidation of the banking industry. Research coverage may also be initiated in connection with KBW's underwriting, market making and other corporate finance and advisory services. In late 1997, KBW entered into an affiliation agreement with Oliver Securities, a small Boston-based firm specializing in insurance industry research, which has since become an operating division of the Company. Since that time, KBW has hired three additional analysts dedicated to the insurance area. These analysts currently cover life, property, casualty and financial guarantee insurers.

  KBW's research effort is an intensive, "bottom-up" approach that requires a detailed familiarity with the covered institution's senior management, operations and strategy rather than primary reliance on statistical data obtained from third parties. The research department also participates in frequent face-to-face meetings with senior management of KBW's clients and others in the banking industry and in management presentations at numerous KBW-sponsored conferences and other events. The research team, through its familiarity with current developments at companies, identifies opportunities for the Company's corporate finance group and introduces covered companies to other parts of KBW's business.

  The team's research products include several staple publications that are widely consulted in the financial services industry, as well as individual company reports and daily and bimonthly communications for KBW's customers. The Company's numerous publications include: the BankScan, the BriefBook, the Thrift Review, the BankBook, Bank Bulletins, the NorthEastern BankScan, the NorthEastern Quarterly Bank Review, WebbScan and BrokerScan. During 1998, the research department generated approximately 1,900 individual company notes in its daily Bulletins. In conjunction with the opening of the Chicago office, KBW introduced its Midwest BankScan and Midwest Bank Review and KBW has also introduced an InsuranceScan as part of the expansion of coverage into the insurance area.

Investment Banking

  KBW's corporate finance group provides a broad range of investment banking services to the financial services industry. The group's 28 professionals are knowledgeable about the regulatory, competitive and market environments surrounding financial institutions, permitting the Company to offer clients a significant depth of experience in advising on corporate finance and M&A opportunities.

  The Company's capital raising activities for small and mid-size financial institutions, as well as its mutual thrift conversion services, foster relationships with financial institutions at an early stage and often result in long-term relationships covering a wide range of corporate finance services, including additional capital raising assignments as well as M&A and strategic advice. KBW believes that the continuity of its corporate finance staff contributes to lasting relationships with many of its investment banking clients. KBW's corporate finance team has generally grown internally, supplemented by occasional lateral recruiting. Management also believes that its practice of establishing teams of investment bankers responsible for maintaining regular client contact and executing both financing and M&A assignments for their clients contributes to closer and more enduring client relationships than would be the case if the Company's investment bankers were organized in product specialty groups. The Company intends to continue to expand its corporate finance and M&A business in the banking industry as well as other sectors of the financial services industry.

  The Company's in-depth knowledge of the banking and specialty finance industries has permitted it to capitalize for the benefit of its clients on emerging developments, such as the recapitalization of many banks and thrifts through the use of rights offerings in 1993 and 1994, and the use of trust preferred securities in 1997 and 1998 for small and mid-size banks.

  KBW's investment banking expertise, coupled with its salesforce's relationships with institutional investors who focus on the banking industry and its willingness to make investments for its own account, often leads to opportunities to provide multiple services to clients. For example, in a recent transaction, KBW not only acted as financial adviser to the seller of a bank, but also formed a group of equity and debt investors willing to purchase control of the institution, and committed the Company's own capital to assure completion of the acquisition. As a result, KBW earned fees for the debt and equity placements as well as for its advisory services.

 M&A and Other Strategic Advisory Services

  KBW's advisory services include strategic advice, M&A advice, takeover defense, valuations and fairness opinions, divestitures and corporate restructurings, and investor relations strategies. KBW has maintained its role as a leading adviser in bank M&A transactions as the banking industry has continued to consolidate at a rapid pace.

  From January 1994 through December 1998, the Company acted as financial adviser in 116 announced mergers and acquisitions of banks and thrifts, representing $31.1 billion in aggregate transaction value, and 19 mergers and acquisitions of non-bank financial institutions, with an aggregate transaction value of $2.8 billion. The American Banker ranked the Company first among the leading financial advisers based on number of transactions in each of 1996 and 1997 and second in 1998, and seventh among financial advisers in terms of aggregate value of mergers and acquisitions of banks and thrifts announced in each of 1996 and 1997 and eighth in 1998.

                                                           1996   1997    1998
                                                          ------ ------- ------
     Number of Transactions(1)...........................     19      33     33
     Ranking by Number(2)................................      1       1      2
     Transaction Value (in millions)(1).................. $2,441 $11,410 $8,666
     Ranking by Value(2).................................      7       7      8

    --------
    (1) Source: Company data.

    (2) Source: American Banker rankings.

  In 1998, KBW acted as financial adviser on approximately 36 announced M&A assignments with transaction values ranging from $5.5 million to $2.7 billion, involving both banks and non-bank finance companies.

  KBW has also provided financial advisory and valuation services in connection with bank branch sales and acquisitions. Since the beginning of 1994, KBW has provided such services in 14 announced branch sales and acquisitions.

 Capital Raising and Other Corporate Finance Services

  The corporate finance group also oversees KBW's participation in both underwritten public offerings and private placements of common stock, preferred stock and fixed income securities. The Company believes that its strong reputation for research and market making is an important factor in obtaining capital raising assignments.

  The following table sets forth, for the past five years, the number and dollar amount of capital markets transactions in which KBW acted as lead or co-manager or as placement agent:

                              1994          1995          1996          1997          1998
                          ------------- ------------- ------------- ------------- -------------
                          Number Amount Number Amount Number Amount Number Amount Number Amount
                                                (dollars in millions)(1)
Common Stock............     4    $ 82     3    $ 78    14   $  275   22   $1,912   29   $1,700
Preferred Securities and
 Debt Securities........     8     893     7     825    11    1,139   26    2,105   14    1,365
                           ---    ----   ---    ----   ---   ------  ---   ------  ---   ------
 Total..................    12    $975    10    $903    25   $1,414   48   $4,017   43   $3,065

--------
(1) Gross offering proceeds (excluding over-allotments) raised by entire syndicate.

  The Company participates in public offerings of securities either by acting as manager or co-manager of an underwriting syndicate, or by acting as a member of an underwriting syndicate managed by other investment banks. In both cases, the Company risks its capital through its participation in a commitment to purchase securities from an issuer and to resell them to the public. The Company's syndicate activities include overseeing the marketing and book-building process of underwritten transactions the Company is managing, participating in discussions leading to the determination of the offering price of securities and conducting market stabilization activities.

  The investment banking department has recently grown through the hiring of experienced investment bankers. In 1998, the investment banking department hired a Managing Director with substantial experience in the property/casualty insurance area. Also in 1998, the department hired four investment bankers to open a new Chicago office. These bankers have specialized in regional and community banks concentrated in 10 Midwestern states.

  KBW acquired Charles Webb & Company of Columbus, Ohio in July 1996 to expand the Company's investment banking business with mutual thrift institutions. Now operating as a division of Keefe, Bruyette & Woods, Inc. (the "Webb Division") and consisting of 16 professionals, as of December 31, 1998 the Webb Division had completed 104 conversions of thrifts from a mutual to a stock form of ownership since its establishment in 1990, including 38 since becoming a division of KBW. In such transactions, the converting thrift typically sells stock to its depositors in a subscription offering. KBW assists in the development of an orderly secondary market for such stock by acting as a market maker and soliciting institutional purchase orders and retail depositor sell orders in the new security. In addition to advising thrifts during their conversion, KBW, through its Financial Strategies Team, can provide recently converted thrifts with financial advice and transaction execution to assist in the management of their newly raised capital.

Sales and Trading

  KBW provides a broad range of sales and trading services to issuers and institutional investors and makes a market in over 250 stocks traded in the OTC market. The Company engages in sales and trading activity for both equity and fixed income securities. The Company's customer base consists of institutional investors, including substantially all major institutional investors who regularly invest in the U.S. banking industry. Since the beginning of 1998, KBW has engaged in trading and brokerage transactions for approximately 675 different institutional customers.

  Because of the Company's industry focus, KBW's sales force is highly knowledgeable about the banking industry and can therefore provide customers with in-depth information about specific companies and about trends affecting the industry as a whole. Management believes that the knowledge and experience of its sales force, together with the Company's long-established presence in the market, are distinct competitive advantages in establishing and maintaining relationships with institutional investors. The Company's senior sales professionals have an average of 16 years of experience in institutional sales.

 Equity Sales and Trading

  The equity sales and trading group consists of 14 sales people, eight traders and ten sales/traders. The Company seeks to become a leading market maker in the OTC stocks of companies identified by KBW's research department as likely to become important competitors in their sector of the financial services industry. In executing this strategy, the Company often takes large positions in such stocks to satisfy the needs of institutional investors for a liquid market. KBW's decision to make a market in a company's security is based on the volume of trading in the security, whether the company is covered by KBW's research group, and the strength of KBW's investment banking relationship with the company. The Company makes a market in over 250 securities which are either listed with Nasdaq or are other OTC securities of banks, thrifts and specialty finance companies, and it ranked among the top three market makers in approximately 65 of such securities.

  The Company's sales professionals work closely with KBW's research analysts to provide up-to-date information to the Company's institutional customers. The Company's other activities as a broker-dealer in equity securities include execution of trades for institutional customers in OTC quoted securities as well as exchange-listed stocks. When KBW is engaged as a manager of an underwriting or private placement, the sales force works with the corporate finance group in the marketing and book-building process and provides information regarding the pricing and timing of the offering.

  In recent years, the volume of stock transactions executed by KBW has increased dramatically. In 1998, the equity trading volume through KBW's New York sales desk exceeded 721 million shares, representing an average of 2.9 million shares per business day, as compared to approximately 560 million shares or 2.2 million shares per business day in 1997.

  The Company's sales group, together with its research and corporate finance groups, sponsors a series of periodic investor conferences throughout the United States and the United Kingdom, presenting summaries of industry trends and providing related commentary and discussions. These conferences provide an opportunity for senior management of selected companies to make presentations directly to institutional investors and the media. KBW also hosts frequent "investor roundtable dinners" throughout the United States at which institutional investors meet with KBW's sales, research and investment banking professionals to discuss industry and investment trends.

  Each of the Company's four most senior equity traders has been with KBW for at least 14 years. The Company's sales people and traders are compensated through salaries and performance-based bonuses rather than through commissions. Management believes that the long tenure of many of KBW's senior sales and trading professionals and the method by which they are compensated contributes to lasting and trusting relationships with the Company's institutional investors.

 Fixed Income Sales and Trading

  The Company's fixed income group includes 10 sales professionals, six traders and trade support persons, one capital markets coordinator and three fixed income analysts. The Company's fixed income group makes a market in both fixed income and deposit-based products and also trades U.S. government and agency securities. The Company's fixed income group also oversees KBW's participation in the medium-term note facilities of many banking institutions and manages the Company's capital markets coverage and underwriting of fixed income securities. The Company's fixed income group has a particular expertise in arranging agency private placements of non-rated or non-investment grade unsecured debt and preferred stock of financial institutions. Excluding members of KBW's new Financial Strategies Team, KBW's fixed income sales professionals have been employed by KBW for an average of 12 years and generally have maintained relationships with the same accounts for most of their careers. The four most senior salesmen have been with KBW an average of 17 years.

  The fixed income group's research professionals provide fixed income research coverage on banks, thrifts and specialty finance companies, including through the publication of the Bank Debt Review, a widely read source of credit information relating to the debt securities of U.S. financial institutions.

  In January 1997, the Company established its Financial Strategies Team to provide advice to KBW clients regarding balance sheet management, including investment portfolio management, interest rate risk management, capital leverage and stock repurchases. KBW earns revenue from certain resulting transactions by acting as a riskless principal in transactions with customers implementing investment strategies. The Financial Strategies Team also arranges, as introducing agent, repurchase agreement financings between its clients and other investment banks. 1998 was the Financial Strategies Team's first full year of operation.

  KBW maintains a position in fixed income securities issued by companies in the financial services industry, principally as an accommodation to customers. In 1998, KBW's fixed income portfolio had long positions with aggregate month-end market values ranging from $20.8 million to $53.0 million and short positions (primarily holdings of U.S. government and agency securities) with aggregate month-end market values ranging from $18.8 million to $36.3 million. The long and short positions are not perfectly matched and therefore KBW retains some interest rate exposure on such positions. In addition, the Company bears credit risk with respect to long positions.

Principal Investing

  In addition to principal transactions arising from the Company's market making activities, KBW has, since its inception, traded and invested in securities for its own account. Such transactions almost exclusively involve securities of financial services companies. KBW does not generally invest as principal in derivative securities, other than options used in connection with market making and arbitrage positions. Revenues from trading and investments for the Company's own account (excluding market making transactions) represented 13.8%, 39.7%, 31.4%, 36.2% and 11.9% of total revenues in 1994,
1995, 1996, 1997 and 1998, respectively.

  The level of the Company's trading positions carried in the Company's trading and investment accounts can vary significantly from day to day depending upon economic and market conditions, the allocation of capital among types of inventories, underwriting commitments, customer demand and trading volume. The aggregate value of inventories that the Company may carry is limited by certain requirements of the net capital rules. See "--Net Capital Requirements."

  The Company also engages in arbitrage transactions for its own account. Such transactions relate to announced mergers and acquisitions, primarily in the banking industry. The number of arbitrage positions is dependent on announced M&A activity in the financial services industry. The Company does not (other than in connection with unsolicited customer orders) take arbitrage positions in securities of companies involved in an M&A transaction in which the Company has an advisory role and does not engage in speculative arbitrage with respect to rumored mergers. The Company also engages in arbitrage based on discrepancies between the market value of convertible securities and the underlying securities.

  The following table presents the Company's highest, lowest and average month-end combined balances of equity market making inventories and short-term proprietary trading positions (including arbitrage transactions) for 1998.

                                                         Highest Lowest  Average
                                                          Month   Month   Month
                                                           End     End     End
                                                         ------- ------- -------
                                                             (in thousands)
     Gross long positions............................... $67,975 $21,417 $51,217
     Gross short positions..............................  38,304   7,252  19,028
     Net long positions.................................  50,007  14,165  32,189

  The Company also invests in privately placed and publicly traded securities of financial services companies. Such investments are generally held for longer than six months and, in some instances, have been held for several years. Opportunities for such investments arise from the Company's investment banking activities as well as from its presence in the markets for securities of financial services companies.

Additionally, the Company occasionally accepts payment for services in the form of equity securities or rights or warrants to purchase equity securities. As of December 31, 1998, the net carrying value of the Company's investments was $32.5 million, including $11.6 million of securities not readily marketable.

  Regulatory requirements and the Company's internal policies and procedures require that customer orders be satisfied prior to any of the Company's principal trading and investing activities. Marketable securities are generally valued at the last sale price or at the bid price for long positions and ask price for short positions. Securities without established market values are carried at fair value as determined by the KBW Board. Investment decisions regarding the Company's proprietary positions are generally made by the Company's senior traders in consultation with KBW's President and Chief Operating Officer.

Asset Management

  KBW's subsidiary, KBW Asset Management, is a registered investment adviser focused on investments in the securities of banks and other financial services companies. KBW is seeking to expand the activities of KBW Asset Management in order to increase the Company's fee income. KBW Asset Management is the adviser for several large managed accounts. As of December 31, 1998, KBW Asset Management had approximately $176 million in assets under management. KBW is a 40% owner of the general partner in America First Financial Institutions Investment Fund L.P. ("America First"), a private institutional investment fund established in 1997 focusing on the banking industry. As of December 31, 1998, America First had approximately $23.2 million under management. KBW provides advice and trading execution services to America First.

  KBW Asset Management is managed by its Chairman, Charles Lott, the former Chairman and Chief Executive Officer of KBW who currently serves as a Vice Chairman of KBW, and by KBW Asset Management's President, who was previously an institutional salesman with KBW for 13 years. The Vice Chairman of KBW Asset Management joined KBW Asset Management in October 1998 with 38 years of experience in the investment management area. KBW Asset Management also currently has a trader/analyst and an administrative secretary and anticipates hiring additional personnel as its business growth requires. KBW Asset Management expects to establish several investment vehicles, including private hedge funds to be marketed to institutions and high net worth individuals, and in which KBW and certain of its employees may also invest.

  In late 1998, KBW Asset Management began acting as adviser to Wynstone Partners, L.P., a registered investment company. As of December 31, 1998, Wynstone Partners, L.P. had approximately $11 million in assets under management. Investments in this partnership are being continuously marketed by an unaffiliated investment banking firm, which has a fee sharing arrangement with KBW Asset Management. It is anticipated that KBW Asset Management will seek to market additional investment vehicles through this firm, including an offshore partnership. In January 1999, KBW Asset Management had its first closing on a private hedge fund created and marketed by KBW Asset Management. Keefe, Bruyette & Woods, Inc. has invested approximately $10 million in this hedge fund with approximately $10 million being obtained from outside investors. KBW Asset Management will continue to actively market this private fund and will seek to develop and market other private investment vehicles, including an offshore private hedge fund. In the future, KBW expects to grow its asset management business through internal growth of managed accounts and the establishment of additional investment vehicles, through management of funds established by others and, possibly, through the acquisition of existing asset management businesses.

Risk Management and Compliance

  The Company has established various policies and procedures for the management of its exposure to operating, principal and credit risks. Operating risk arises out of the daily conduct of the Company's business and relates to the possibility that one or more of the Company's personnel could involve the Company in imprudent or unlawful business activities. Principal risk relates to the fact that KBW owns a variety of investments which are subject to changes in value that could result in material losses. The Company's primary credit risk is settlement or counterparty risk, which relates to whether a counterparty on a derivative or other transaction will fulfill its contractual obligations, which may include delivery of securities or payment of funds. With the exception of margin loans to employees, the Company has not extended credit to customers, although it has a limited number of customer accounts authorized for such activity.

  Operating risk is monitored by the managers and senior professionals of KBW's various business groups. These managers and professionals review the overall business activities of the Company and make recommendations for addressing issues which, in their judgment, could result in a material loss to the Company. In addition, KBW has in place policies and procedures designed to limit operating risk, including with respect to avoiding potential liability for violation of laws or regulations. Various department heads and other supervisory personnel are responsible for the implementation and monitoring of such policies and the maintenance of transaction records in accordance with applicable regulatory provisions. Employees are required to review regularly such policies. Employee trading activities are closely monitored and subject to certain rules, such as minimum holding periods and prior clearance procedures to avoid trading in securities on the Company's watch or restricted lists. In light of the Company's expanded business activities and the continued changes and expansion in the scope of regulatory requirements, KBW recently conducted a comprehensive review of its compliance policies and procedures. Currently, KBW's Chief Financial Officer also acts as its senior compliance officer. As a result of its compliance review, KBW expects to separate these roles and to hire a senior full-time compliance officer. Although the Company believes its policies and procedures are adequate, there can be no assurance that situations will not arise from inadvertent regulatory violations or other operational errors that may have a material impact on the Company. See "Risk Factors-- Regulatory Changes and Failure to Comply with Regulations Could Adversely Affect the Company or Result in Significant Increased Costs" and "Risk Factors--No Prior Operating History as a Public Company."

  Principal risk is managed primarily through the daily monitoring of securities owned by the Company and by limiting the Company's exposure to any one investment or type of investment. The two most common categories of securities owned by the Company are those related to the daily trading activities of KBW's brokerage and underwriting operations and those related to the Company's principal trading and investing activities. The Company generally seeks to limit principal risk with respect to its fixed-income business to a greater extent than its equity trading activities, both through hedging transactions and through more limited underwriting activities. Security inventory positions are balanced daily, with pricing information provided by the Company's clearing brokers and by the Company's operations employees independent of the sales and trading area. The Company's President and Chief Operating Officer is aware of all material principal positions taken by the Company. Because of the relatively small number of sales and trading personnel, the active involvement of senior management in daily principal trading and investing decisions, and the specialized knowledge and experience of these professionals, the Company does not employ specific principal risk limit policies typically used in larger investment banks. The Company recently conducted a comprehensive review of its risk management and compliance policies and procedures and is implementing changes in, and additions to, procedures and controls based on the results of this review.

 Quantitative Disclosures About Market Risk

  In addition to the information above, the Company's exposure to market risk at December 31, 1998 is described in the following tables. Market risk relating to the Company's positions in equity securities relates primarily to the Company's trading activity in the equity securities of financial institutions. The Company's market risk exposure in the case of debt instruments includes the impact of short-term changes in interest rates, which may result in losses on long and short positions of debt securities held for trading purposes. See "Risk Factors--Market, Credit and Liquidity Risks Could Result in Losses to the Company."

                               Equity Securities
                              at December 31, 1998
                             (dollars in thousands)

     Assets                                                           Fair Value
     ------                                                           ----------
     Equity securities owned.........................................  $108,483
     Other investments...............................................     3,238
     Liabilities
     -----------
     Equity securities sold not yet purchased........................    17,038
     Options sold....................................................       582

                                Debt Securities
                              at December 31, 1998
                             (dollars in thousands)

                                                   Maturity Date
                          --------------------------------------------------------------------
                           2000    2001   2002    2003    2004   Thereafter  Total  Fair Value
Assets
------
U.S. Treasury securities
 owned..................  $  --   $  --   $ --   $  --   $  --     $3,000   $ 3,000  $ 3,198
Corporate debt
 securities owned.......   1,540   4,123    250   1,580   1,871     1,767    11,131   11,333
Certificates of deposit,
 floating rate notes and
 other securities
 owned..................     --      --     --      --      --      4,610     4,610    4,498
Weighted Average
 Interest Rate..........     8.8%    6.3%   8.4%    7.4%    7.6%      3.7%

Liabilities
-----------
U.S. Treasury securities
 sold not yet
 purchased..............  $  200  $  --   $ --   $1,000  $  --     $3,000   $ 4,200  $ 4,265
Corporate debt
 securities sold not yet
 purchased..............     --      500    --        4   5,000       805     6,309    6,450
Certificates of deposit,
 floating rate notes and
 other securities sold
 not yet purchased......     --      --     --      --      --      2,250     2,250    2,116
Weighted Average
 Interest Rate..........     5.9%    6.6%           5.5%    6.1%      5.5%
Other debt securities:
  KBWI subordinated
   notes issued to
   former stockholders..  $1,679  $  --   $ --   $  --   $  --     $  --    $ 1,679
  Weighted Average
   Interest Rate........     2.0%


Customers and Clients

  The Company's investment banking clients include U.S. bank holding companies, commercial banks, thrift institutions and non-bank financial services companies. The Company is expanding its investment banking client base to include insurance companies and securities firms. KBW's sales and trading customers include banks, insurance companies, registered investment advisers, mutual funds, pension funds, unregistered investment companies and similar entities that invest in the securities of financial services companies. KBW occasionally executes transactions in securities for high net worth individuals who are otherwise known to the Company. As an accommodation to a corporate client, the Company may also assist in executing transactions in restricted or "control" stock in accordance with Rules 144 and 145 under the Securities Act. In addition, in connection with its mutual thrift conversion business, KBW opens accounts for individuals for the limited purpose of handling order flow in connection with the conversion of these institutions. The Company generally limits its activity in these accounts to effecting transactions in related shares. No investment banking client or sales and trading customer accounts for more than 10% of the Company's revenues.

Clearing Activities

  Pershing, a division of DLJ, clears securities transactions for KBW, maintains KBW customers' accounts on a fully-disclosed basis and prepares various records and reports relating to the Company's sales and trading activity on behalf of clients and for KBW's own accounts.

  Pershing furnishes KBW with certain information needed to operate KBW's business, including commission runs, transaction summaries, data feeds for various reports including compliance, risk management and execution reports, trade confirmations and monthly account statements. Pershing also performs cashiering functions and processes margin accounts. The agreement between the Company and Pershing, which has been in effect since February 1993, may be canceled on 90 days' notice by either party. See "Risk Factors--Failure of the Systems of the Company or of Third Parties Could Adversely Affect Company Operations" and "Risk Factors--Possible Year 2000 Costs Relating to Systems of the Company and of Third Parties."

  The Company currently has an uncommitted financing arrangement with Pershing pursuant to which the Company finances its customer accounts, broker-dealer balances and trading positions through Pershing. The Company has agreed to indemnify Pershing for losses it may sustain in connection with accounts of the Company's customers.

  Morgan Stanley & Co. Incorporated also clears a small portion of KBW's trades (those involving collateralized mortgage obligations, government securities and similar securities in connection with the activities of the Financial Strategies Team).

Competition

  The Company is engaged in the highly competitive securities brokerage and investment banking businesses. It competes directly with large Wall Street securities firms, regional securities firms and securities subsidiaries of major commercial bank holding companies as well as companies, such as Instinet(R), that provide ECNs that permit subscribers to bypass brokers and trade directly among themselves. The Company's industry focus also subjects it to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the financial services industry. The Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to reduce or eliminate certain restrictions on the activities of commercial banks.

  In addition to competing for both investment banking clients and sales and trading customers, companies in the securities industry compete to attract and retain experienced and productive professionals. The Company has generally been successful in retaining its key executives and other professionals, but there can be no assurance that it will be able to continue to do so. See "Risk Factors--Loss of Key Personnel Could Adversely Affect the Company's Prospects and Revenues."

  The principal competitive factors influencing the Company's business include its professional staff, industry expertise, client relationships, business reputation and its mix of market and product capabilities. The Company believes that its strategy of offering focused research, investment advice and investment banking services in particular areas of expertise relating to the banking and financial services industries differentiates it from its competitors. See "Risk Factors--Strong Industry Competition Could Adversely Affect the Company's Revenues and Operating Results."

Employees

  As of December 31, 1998, the Company had a total of 161 employees, of whom 22 were engaged in research, 52 in sales and trading, 32 in corporate finance, 19 in the Webb Division, five in asset management services, and 31 in accounting, administration and operations. None of the Company's employees is a member of a union or subject to a collective bargaining agreement. The Company believes that its relations with its employees are excellent. More than 60% of all employees are stockholders of the Company.

Properties

  The Company's principal executive offices are located at Two World Trade Center, New York City, New York and occupy approximately 45,000 square feet under a lease that is scheduled to terminate on July 30, 1999. The Company signed a 15-year lease in 1998 which provides for moving its principal executive offices in the same building to two contiguous floors encompassing approximately 98,000 square feet. The lease has a five-year renewal option. The Company also occupies the following office space: approximately 3,000 square feet in Hartford, Connecticut under a lease that expires on December 31, 2001; approximately 4,815 square feet in Columbus, Ohio for its Webb Division under a lease that expires on December 31, 2001; approximately 600 square feet in Boston, Massachusetts for Oliver Securities under a lease that expires on December 31, 1999; and approximately 4,360 square feet in Burr Ridge, Illinois under a lease that expires on the fifth anniversary of the date of initial occupancy which is currently expected to be in April of 1999. The Company believes that its present or anticipated facilities, together with its current options to extend lease terms and occupy additional space, are adequate for its current and projected needs.

Legal Proceedings

  Many aspects of the Company's business involve substantial risks of legal liability. An underwriter, placement agent or financial adviser is exposed to substantial liability under federal and state laws and court decisions. For example, an underwriter or placement agent may be held liable for material misstatements or omissions of fact in a prospectus or other offering document. A financial adviser in an M&A transaction may incur liability for its advice.

  In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company's clients include many small and mid-size banks and non-bank financial services companies, whose securities often involve a higher degree of risk than the securities of more established companies. In comparison with more established companies, such small and mid-size companies are generally more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits than more established companies, and to become insolvent. Each of these factors increases the likelihood that an underwriter, placement agent or financial adviser for a small or mid-size company will be required to contribute to any judgment or settlement of a securities lawsuit.

  As of the date of this Prospectus, the Company has not experienced any material losses relating to litigation or other proceedings, although there can be no assurance that the Company will not become involved in securities-related litigation or other proceedings at some time in the future. In addition to the financial costs and risks of such litigation, the defense of litigation may divert the efforts and attention of the Company's management and staff, which could materially adversely impact its business. In the normal course of business, the Company has on occasion been a defendant in a civil action or arbitration arising out of its activities as a broker-dealer in securities, as an employer and as a result of other related business activities. KBW has not been required to make any material payments, or to in any way restrict its business activities, in connection with such matters.

Regulation

  KBW's business and the securities industry in general are subject to extensive regulation at both the federal and state level, as well as by self regulatory organizations ("SROs"). A number of federal regulatory agencies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. The SEC is the federal agency that is primarily responsible for the regulation of broker-dealers and investment advisers, and the Federal Reserve Board promulgates regulations applicable to securities credit transactions involving broker-dealers and certain other U.S. institutions. Broker-dealers and investment advisers are subject to registration and regulation by state securities regulators in those states in which they conduct business. Regulation by SROs is generally subject to oversight by the SEC. The NYSE has been designated the primary regulator of Keefe, Bruyette & Woods, Inc. SROs also conduct periodic examinations of the Company's operations.

  Keefe, Bruyette & Woods, Inc. is registered as a broker-dealer with the SEC and in all 50 states, Puerto Rico and the District of Columbia, and is a member of, and subject to regulation by, a number of SROs, including the NASD, the NYSE, other securities exchanges and the Municipal Securities Rulemaking Board.

  As a result of federal and state registration and SRO memberships, Keefe, Bruyette & Woods, Inc. is subject to overlapping schemes of regulation which cover all aspects of its securities business. Such regulations cover capital requirements, the use and safekeeping of customers' funds and securities, record keeping and reporting requirements, supervisory and organizational procedures intended to assure compliance with securities laws and to prevent improper trading on material non-public information, employee-related matters, including qualification and licensing of supervisory and sales personnel, limitations on extensions of credit in securities transactions, clearance and settlement procedures, requirements for the registration, underwriting, sale and distribution of securities and rules of SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, all aspects of the broker-dealer customer relationship are subject to regulation, including in some instances "suitability" determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trades in relation to customers' trades and disclosures to customers.

  Much of the Company's underwriting and market-making business involves securities traded on Nasdaq. Nasdaq's operations, including allegations of collusion among Nasdaq market makers, have been the subject of extensive scrutiny in the media and by government regulators, including by the Antitrust Division of the United States Department of Justice. Nasdaq has made a number of changes in its operations, and the NASD continually reviews its required practices and procedures for broker-dealers, including the proposed introduction of additional regulatory requirements for registered broker-dealers. The Company has not been named in any actions relating to these investigations. Certain requirements proposed by the NASD, such as the proposed Order Audit Trail System (OATS) rules, if effected, could adversely affect the Company's operating results.

  KBW Asset Management is registered as an investment adviser with the SEC. As an investment adviser registered with the SEC, it is subject to the requirements of the Investment Advisers Act and the SEC's regulations thereunder, as well as state securities laws and regulations. Such requirements relate to, among other things, limitations on the ability of investment advisers to charge performance-based fees to clients, record keeping and reporting requirements, disclosure requirements, limitations on principal transactions between an adviser or its affiliates and advisory clients, and general anti-fraud prohibitions. The state securities law requirements applicable to registered investment advisers are in certain cases more comprehensive than those imposed under the federal securities laws.

  Violations of federal or state laws or regulations or SRO rules could subject the Company, its subsidiaries and/or its employees to disciplinary, administrative or judicial proceedings that could result in civil or criminal liability, including revocation of licenses, censures, fines (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the de-registration or suspension of the non-compliant broker-dealer or investment adviser, the temporary suspension or permanent disqualification of the broker-dealer's officers or employees or other adverse consequences. Any such proceeding could have a material adverse effect on the Company's business. The Company has not, as of the date of this Prospectus, incurred any significant liability, fine or sanction from a federal or state securities regulatory organization or an SRO and, to its knowledge, is not the subject of any such material investigation, inquiry or proceeding.

  Additional legislation and regulations, including those relating to the activities of broker-dealers and investment advisers, changes in rules promulgated by the SEC or other governmental regulatory authorities and SROs or changes in the interpretation or enforcement of existing laws and rules may adversely affect the manner of operation and profitability of the Company. KBW's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of KBW's underwriting, M&A advisory, sales, trading and principal investing activities could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

Net Capital Requirements

  As a broker-dealer registered with the SEC and a member firm of the NYSE, Keefe, Bruyette & Woods, Inc. is subject to the net capital requirements of the SEC and the NYSE. These net capital rules specify minimum levels of capital, computed in accordance with regulatory requirements, that each firm is required to maintain and also limit the amount of leverage that each firm is able to obtain in its respective business.

  The Company believes that Keefe, Bruyette & Woods, Inc. has at all times been in compliance in all material respects with the applicable minimum net capital rules. At December 31, 1998, Keefe, Bruyette & Woods, Inc. was required to maintain minimum net capital, in accordance with SEC rules, of approximately $687,500 and had total net capital of approximately $125.6 million, or approximately $124.9 million in excess of the amount required.

  Keefe, Bruyette & Woods, Inc. computes its net capital requirements under the alternative method permitted by the SEC's rules. Under this method, Keefe, Bruyette & Woods, Inc. is required by the SEC to maintain regulatory net capital, computed in accordance with the SEC's regulations as supplemented by NYSE Rule 325, equal to the highest minimum net capital requirement established under the alternative standard or as required pursuant to any of KBW's activities.

  "Net capital" is defined as net worth (assets minus liabilities, as determined under generally accepted accounting principles), plus qualifying subordinated borrowings, less the value of all of a broker-dealer's assets that are not readily convertible into cash (such as goodwill, furniture, prepaid expenses, exchange seats and unsecured receivables), and further reduced by certain percentages (commonly called "haircuts") of the market value of a broker-dealer's positions in securities and other financial instruments.

  The failure of a broker-dealer to maintain its minimum required net capital would require it to cease executing customer transactions until its compliance is restored, and could cause it to lose its membership on an exchange or in an SRO, its registration with the SEC, or require its liquidation. Further, the decline in a broker-dealer's net capital below certain "early warning levels," even though above minimum capital requirements, could cause material adverse consequences to the broker-dealer. For example, the SEC's regulations prohibit payment of dividends, redemption of stock and the repayment of subordinated indebtedness if a broker-dealer's net capital thereafter would be less than 5% of aggregate debit items. Under NYSE Rule 326, a member firm is required to reduce its business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than $312,500 or 4% of aggregate debit items for 15 consecutive days. NYSE Rule 326 also prohibits the expansion of a member's business if its net capital (after giving effect to scheduled maturities of subordinated indebtedness or other planned withdrawals of regulatory capital during the following six months) is less than $375,000 or 5% of aggregate debit items for 15 consecutive days.

  The SEC's net capital rules also (i) require that broker-dealers notify it and the NYSE in writing two business days prior to making withdrawals or other distributions of equity capital or making unsecured loans to certain related persons, if those withdrawals, distributions or loans would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and that they provide such notice within two business days after any such withdrawal, distribution or loan that would exceed, in any 30-day period, 20% of the broker-dealer's excess net capital; (ii) prohibit a broker-dealer from withdrawing or otherwise distributing equity capital or making unsecured related party loans if, after such withdrawal, distribution or loan, the broker-dealer has net capital of less than 120% of its required minimum net capital or its net capital would be less than 5% of aggregate debit items (as computed under a related rule) and in certain other circumstances; and (iii) provide that the SEC may, by order, prohibit withdrawals of capital or unsecured related party loans for a period of up to 20 business days if the withdrawals or loans would exceed, in any 30-day period, 30% of the broker-dealer's excess net capital and the SEC believes such withdrawals or loans would be detrimental to the financial integrity of the firm or would unduly jeopardize the broker-dealer's ability to pay its customer claims or other liabilities.

  Compliance with net capital rules could limit those operations of the Company that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its broker-dealer subsidiary, which, in turn, could limit its ability to pay dividends, repay debt and redeem or repurchase shares of its outstanding capital stock.

                                   MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of the Company and their respective ages and positions are as follows:

              Name            Age                  Position(s)(1)
   James J. McDermott, Jr. ..  47 Chairman of the Board of Directors, Chief
                                   Executive Officer and Class I Director
   Joseph J. Berry...........  53 President, Chief Operating Officer and Class
                                   III Director
   Charles H. Lott...........  69 Vice Chairman of the Board of Directors and
                                   Class II Director
   Stanley T. Wells..........  57 Vice Chairman of the Board of Directors and
                                   Class I Director
   John G. Duffy.............  49 Executive Vice President, Co-Head of
                                   Corporate Finance and Class II Director
   Andrew M. Senchak.........  52 Executive Vice President, Co-Head of
                                   Corporate Finance and Class III Director
   Michael P. Esposito, Jr...  59 Class I Director Nominee
   R. Ralph Parks............  55 Class II Director Nominee
   Guy G. Woelk..............  55 Executive Vice President, Chief Financial
                                   Officer and Treasurer
   Mitchell B. Kleinman......  45 General Counsel

--------

(1) The terms of Class I Directors will expire at the annual meeting held in 2002. The terms of Class II Directors will expire at the annual meeting held in 2000. The terms of Class III Directors will expire at the annual meeting held in 2001.

  The Company has appointed Michael P. Esposito, Jr. and R. Ralph Parks as directors effective upon pricing of the Offering. Neither Mr. Esposito nor Mr. Parks is an officer or employee of the Company. The Company will be required to have at least two independent directors (as defined by the NYSE) to maintain the listing of the Common Stock on the NYSE. In addition, following the Offering, the KBW Board may from time to time determine that it is in the best interests of the Company to increase the number of directors in order to appoint one or more additional independent directors who could provide additional outside experience to the KBW Board in its management of the Company. Messrs. Lott and Wells have announced that they will retire from the KBW Board effective as of the first regularly scheduled meeting of the KBW Board in the third quarter of 1999. At that time, the KBW Board may elect to fill one or more such vacancies or may elect to correspondingly reduce the size of the KBW Board.

  James J. McDermott, Jr. Mr. McDermott has served as Chairman and Chief Executive Officer since KBW's inception and as Chairman and Chief Executive Officer of Keefe, Bruyette & Woods, Inc. since January 1, 1998. He joined the Company in 1977 as a research analyst and has also served as Director of Research, Executive Vice President and President of Keefe, Bruyette & Woods, Inc. Mr. McDermott was elected to the Board of Directors of Keefe, Bruyette & Woods, Inc. in 1988.

  Joseph J. Berry. Mr. Berry has served as President and Chief Operating Officer since KBW's inception and as President and Chief Operating Officer of Keefe, Bruyette & Woods, Inc. since January 1, 1998. He joined the Company in 1972 as an institutional salesperson and has also served as Vice President, Senior Vice President, Executive Vice President and Vice Chairman of Keefe, Bruyette & Woods, Inc. Mr. Berry was elected to the Board of Directors of Keefe, Bruyette & Woods, Inc. in 1987.

  Charles H. Lott. Mr. Lott has served as Vice Chairman since KBW's inception, as Vice Chairman of Keefe, Bruyette & Woods, Inc. since January 1, 1998 and as Chairman of KBW Asset Management since December 1998. He joined the Company at its inception in 1962 as Vice President and Director of Research and has also served as its President from 1982 through 1989, its Chief Executive Officer from 1989 through 1997 and its Chairman from 1990 through 1997. Mr. Lott was elected to the Board of Directors of Keefe, Bruyette & Woods, Inc. in 1967.

  Stanley T. Wells. Mr. Wells has served as Vice Chairman since KBW's inception and as Vice Chairman of Keefe, Bruyette & Woods, Inc. since January 1, 1998. He joined the Company in 1970 and has also served as Vice President, Senior Vice President, and Executive Vice President of Keefe, Bruyette & Woods, Inc.
Mr. Wells was elected to the Board of Directors of Keefe, Bruyette & Woods, Inc. in 1990. Mr. Wells has served nearly all of his time at KBW based in the Hartford office. His primary areas of responsibility have included institutional sales, research and managing an investment account for the Company focused on financial services companies in the northeastern United States.

  John G. Duffy. Mr. Duffy has served as Executive Vice President since KBW's inception and as Executive Vice President of Keefe, Bruyette & Woods, Inc. since 1990 and Co-Head of Corporate Finance since 1997. He joined the Company in 1978 and has also served as a Senior Vice President, Co-Head of M&A and Director of Corporate Finance of Keefe, Bruyette & Woods, Inc. Mr. Duffy was elected to the Board of Directors of Keefe, Bruyette & Woods, Inc. in 1990.

  Andrew M. Senchak. Mr. Senchak has served as Executive Vice President since KBW's inception and as Executive Vice President of Keefe, Bruyette & Woods, Inc. since 1995 and Co-Head of Corporate Finance since 1997. He joined the Company in 1985 and has also served as Assistant Vice President, Vice President, and Senior Vice President of Keefe, Bruyette & Woods, Inc. Mr. Senchak was elected to the Board of Directors of Keefe, Bruyette & Woods, Inc. in 1997.

  Michael P. Esposito, Jr. Mr. Esposito has been named to become a director of the Company upon pricing of the Offering. Mr. Esposito serves as the Chairman of the Board of XL Capital Ltd., a provider of insurance and reinsurance, and as the Co-Chairman of Inter-Atlantic Capital Partners, an investment banking firm, each of which he joined in 1995. From 1961 to 1995, Mr. Esposito worked in commercial banking at The Chase Manhattan Corporation and The Chase Manhattan Bank and ultimately served as Executive Vice President, Chief Financial Officer and Chief Administrative, Control and Compliance Officer. Mr. Esposito also serves on the Boards of Directors of Risk Capital Holdings, Inc., Forest City Enterprises, Inc. and Annuity and Life Re (Holdings), Ltd.

  R. Ralph Parks. Mr. Parks has been named to become a director of the Company upon the pricing of the Offering. Mr. Parks is a Limited Partner of the Beacon Group LLC, an investment banking firm. From 1981 to 1997, Mr. Parks was employed by Goldman, Sachs & Co, where he was a General Partner from 1986 to 1994 and a Limited Partner from 1994 until he retired in 1997. Mr. Parks serves on the Board of Directors of Generac Portable Products, Inc.

  Guy G. Woelk. Mr. Woelk has served as Executive Vice President, Chief Financial Officer and Treasurer since KBW's inception and as Executive Vice President, Chief Financial Officer, Chief Compliance Officer and Treasurer of Keefe, Bruyette & Woods, Inc. since 1995. He joined the Company in 1983 and has also served as Vice President and Senior Vice President of Keefe, Bruyette & Woods, Inc.

  Mitchell B. Kleinman. Mr. Kleinman has served as General Counsel since KBW's inception and as General Counsel of Keefe, Bruyette & Woods, Inc. since March 1998. Prior to that time, Mr. Kleinman was a partner in the law firm of Brown & Wood LLP where he specialized in corporate and securities law and frequently represented the Company.

Compensation Committee Interlocks and Insider Participation

  A Compensation Committee of the KBW Board will be formed on or prior to completion of the Offering. It is anticipated that Mr. Esposito and Mr. Parks will be members of the Compensation Committee. The Compensation Committee will determine compensation for the executive officers of the Company.

Additional Committees of the Board of Directors

  Upon completion of the Offering, the KBW Board will also establish an Audit Committee and an Executive Committee.

 Audit Committee

  The Audit Committee will meet with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also will meet with the independent auditors of the Company and with appropriate financial personnel of the Company regarding these matters. The Audit Committee will recommend to the KBW Board the appointment of independent auditors, subject to ratification by the stockholders of the Company at the annual meeting. The independent auditors will periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee is anticipated to consist solely of the independent directors of the Company.

 Executive Committee

  The Executive Committee will be comprised of Messrs. McDermott, Berry, Duffy and Senchak. The Executive Committee will exercise the authority of the KBW Board between meetings of the full KBW Board (other than such authority as is reserved to the Audit Committee, the Compensation Committee or the full KBW Board).

Operating Committee

  The KBW Board established an Operating Committee in 1998 comprised of the department heads of the following departments: Research, Equity Sales, Equity Trading, Fixed Income Sales and Trading, Investment Banking and Compliance/Administration as well as the President of KBW Asset Management. From time to time in the future, the KBW Board may designate additional departments or subsidiaries of the Company to be represented on the Operating Committee. The purposes of the Operating Committee include assisting the KBW Board and the Chief Executive Officer in strategic planning and identifying issues of importance to multiple departments or areas of the Company. The Operating Committee also is active in supervising the Company's compliance procedures.

Executive Compensation

  The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company, based on 1998 salary and annual bonuses (the "Named Executive Officers"). The principal components of such individuals' current cash compensation are the annual base salary and annual bonus included in the Summary Compensation Table. The following table sets forth the compensation earned by the Named Executive Officers for the year ended December 31, 1998.

                           Summary Compensation Table

                                                  1998               All Other
                                          Annual Compensation       Compensation
                                     ------------------------------ ------------
                                                       Other Annual
Name and                             Salary    Bonus   Compensation
Principal Position                     ($)      ($)        ($)          ($)
James J. McDermott, Jr.  ........... 340,000 3,514,586      (1)        28,089(2)
  Chairman and Chief Executive
   Officer

Joseph J. Berry..................... 320,000 2,505,030      (1)        29,295(3)
  President, Chief Operating Officer
   and Director

Charles H. Lott..................... 360,000 1,441,120      (1)        40,117(4)
  Vice Chairman

John G. Duffy....................... 300,000 2,379,452      (1)        27,401(5)
  Executive Vice President, Co-Head
   of Corporate Finance and Director

Andrew M. Senchak................... 274,231 1,148,815      (1)        24,000(6)
  Executive Vice President, Co-Head
   of Corporate Finance and Director

                                              (footnotes on following page)

--------
(1)  Amount does not exceed $50,000.
(2) Amount represents: (i) a contribution of $24,000 by the Company on behalf of Mr. McDermott into the Company's profit sharing retirement plan; and
     (ii) a net annual premium of $4,089 paid by the Company with respect to split-dollar life insurance arrangements relating to Mr. McDermott which does not include a reduction for amounts which will be refunded to the Company in the future.
(3) Amount represents: (i) a contribution of $24,000 by the Company on behalf of Mr. Berry into the Company's profit sharing retirement plan; and (ii) a net annual premium of $5,295 paid by the Company with respect to split-dollar life insurance arrangements relating to Mr. Berry which does not include a reduction for amounts which will be refunded to the Company in the future.
(4) Amount represents: (i) a contribution of $24,000 by the Company on behalf of Mr. Lott into the Company's profit sharing retirement plan; and (ii) a net annual premium of $16,117 paid by the Company with respect to split-dollar life insurance arrangements relating to Mr. Lott which does not include a reduction for amounts which will be refunded to the Company in the future.
(5) Amount represents: (i) a contribution of $24,000 by the Company on behalf of Mr. Duffy into the Company's profit sharing retirement plan; and (ii) a net annual premium of $3,401 paid by the Company with respect to split-dollar life insurance arrangements relating to Mr. Duffy which does not include a reduction for amounts which will be refunded to the Company in the future.
(6) Amount represents a contribution of $24,000 by the Company on behalf of Mr. Senchak into the Company's profit sharing retirement plan.

Compensation of Directors

  Each non-employee director will receive a single annual retainer of $20,000 for service on the KBW Board. Each non-employee director will also receive a fee of $1,000 for each in-person meeting of the KBW Board that they attend and a fee of $500 for each telephonic meeting of the KBW Board in which they participate and each meeting of any committee of the KBW Board that they attend. The chair of each committee will receive an additional annual retainer of $5,000. Directors who are employees of the Company or any subsidiary of the Company will not receive additional compensation for service as directors. With respect to the annual retainer fee and meeting fees paid to non-employee directors, 25% of all such director fees will be paid on a mandatory basis in shares of Common Stock pursuant to the Director Stock and Option Plan (described below).

The Non-Employee Director Stock and Option Compensation Plan

  KBW has adopted and approved the KBW, Inc. Non-Employee Director Stock and Option Compensation Plan (the "Director Stock and Option Plan") which will be effective immediately prior to the pricing of the Offering. The purposes of the Director Stock and Option Plan are to: (i) promote a greater identity of interests between KBW's non-employee directors and its stockholders; and (ii) attract and retain individuals to serve as directors.

 General

  The Director Stock and Option Plan will be administered by the KBW Board or a committee of the KBW Board designated for such purpose.

  Pursuant to the terms of the Director Stock and Option Plan, non-employee directors of KBW will be eligible to participate in the Director Stock and Option Plan as of the date of the pricing of the Offering (each, an "Eligible Director"). A total of 250,000 shares of Common Stock will be reserved for issuance and available for grants under the Director Stock and Option Plan.

  In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of KBW, any reorganization or any partial or complete liquidation of KBW), the KBW Board or the designated committee thereof may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock and Option Plan, in the number and kind of shares to be granted as options to Eligible Directors annually and upon initial election to the Board, in the number, kind and option price of shares subject to outstanding options, in the number and kind of shares subject to other outstanding awards (including deferred awards) granted under the Director Stock and Option Plan, and/or such other equitable substitutions or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

 Common Stock

  With respect to the annual retainer and fees paid to a director (the "Director Fees"), each Eligible Director will receive 25% of such Director Fees in shares of Common Stock on a mandatory basis and may make an annual irrevocable election to receive shares of Common Stock in lieu of all or a portion (in 25% increments) of the remaining Director Fees to which such director is entitled; provided that the election of cash and Common Stock under the Director Stock and Option Plan when taken together with the mandatory receipt of Common Stock in lieu of Director Fees, may not exceed 100% of such Director Fees. The number of shares of Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Director Fees payable to such director in each calendar quarter, divided by the "fair market value" (as defined in the Director Stock and Option Plan) of a share of Common Stock on the last business day of such calendar quarter rounded to the nearest whole share of Common Stock. Fractional shares of Common Stock will not be granted and any remainder in the Director Fees which otherwise would have purchased fractional shares will be paid in cash. Each Eligible Director may defer the receipt of his or her elected or mandatory shares of Common Stock by electing to receive share units, which are credited to a share account and are distributable in Common Stock upon such Eligible Director's termination from the KBW Board or upon a Change in Control (as defined in the 1999 Plan described below).

 Options

  On the day of the pricing of the Offering, each Eligible Director will be granted options ("Director Options") for 10,000 shares of Common Stock with an exercise price per share equal to the initial public offering price. After each annual meeting of stockholders during such director's term, each Eligible Director will be granted Director Options for 5,000 shares of Common Stock. Each new Eligible Director will be granted Director Options for 10,000 shares of Common Stock upon being elected or appointed to the KBW Board. The exercise price for the Director Options will be 100% of the fair market value of a share of Common Stock on the date of the grant of such Director Option; provided that Director Options granted prior to or upon consummation of the Offering will be granted at the initial public offering price. Each Director Option will become vested and exercisable on the first anniversary of the date of grant of such Director Option. Each vested Director Option shall terminate one year after the Eligible Director's service on the KBW Board ceases for any reason (other than for cause), but no later than the tenth anniversary of the date of grant. Any unvested Director Options will terminate and be canceled as of the date the Eligible Director's service on the KBW Board ceases for any reason. All Director Options become fully vested and exercisable upon a Change in Control.

 Transferability

  Grants and awards under the Director Stock and Option Plan are nontransferable other than by will or the laws of descent and distribution, or at the discretion of the KBW Board or the designated committee thereof, pursuant to a written beneficiary designation and, in the case of an Option, pursuant to a gift to the Eligible Director's immediate family, whether directly or indirectly, or by means of a trust or partnership or limited liability company and, during the Eligible Director's lifetime, a Director's Option may be exercised only by the Eligible Director, any such permitted transferee or a guardian, legal representative or beneficiary thereof.

 Amendments

  The KBW Board may at any time terminate, amend or modify the Director Stock and Option Plan; provided that no termination, amendment, or modification will be made which will impair the rights of Eligible Directors with outstanding Director Options or awards and, to the extent required by law, agreement or stock exchange rule, no such amendment will be made without the approval of KBW's stockholders.

Employee Incentive Compensation Plans

  The Company's philosophy is to compensate employees based on their individual, departmental and overall Company performance. Two main principles guiding this philosophy are to pay competitive compensation and to provide long-term employee stock ownership. KBW considers equity ownership by employees to be critical to its long-term success. Following completion of the Offering, when calculating total compensation, KBW will consider both cash compensation and awards of restricted stock or options that vest over time or based on the achievement of specified performance goals.

  It is anticipated that, following the consummation of the Offering, the Compensation Committee of the KBW Board will review all plans, policies and arrangements affecting employees of KBW and will consider what changes are appropriate, if any, for recommendation to the full KBW Board.

The 1999 Stock and Annual Incentive Plan

  KBW has adopted and approved the KBW, Inc. 1999 Stock and Annual Incentive Plan (the "1999 Plan") which will be effective immediately prior to the pricing of the Offering. The 1999 Plan is designed to promote the success and enhance the value of KBW by linking the interests of certain of the Company's officers, employees and consultants ("Participants") to those of KBW's stockholders and by providing Participants with an incentive for outstanding performance. The 1999 Plan is further intended to provide flexibility to KBW in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts KBW's business is largely dependent. As determined by the Compensation Committee, or any other designated committee of the KBW Board (the "Committee"), officers, employees and consultants of KBW, including employees who are members of the KBW Board, are eligible to participate in the 1999 Plan. Non-employee directors are not eligible to participate in the 1999 Plan. The 1999 Plan is intended to remain in effect until 2009. The description below summarizes the material terms of the 1999 Plan.

 General

  The 1999 Plan will be administered by the Committee or the KBW Board and provides for the grant of stock options (both non-qualified and incentive stock options) ("Options") and other types of equity-based awards (together with Options, "Awards").

  The 1999 Plan provides that the total number of shares of Common Stock available for grant under the 1999 Plan may not exceed 3,400,000 shares.

  The 1999 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  The term of Options granted under the 1999 Plan may not exceed 10 years. Unless otherwise determined by the Committee or the KBW Board, Options will generally vest ratably on each of the first three anniversaries after the grant date. Unless otherwise determined by the Committee or the KBW Board, Options will have an exercise price equal to the fair market value of the Common Stock on the date of grant.

  A Participant exercising an Option may pay the exercise price in cash or, if approved by the Committee or the KBW Board, with previously acquired shares of Common Stock or in a combination thereof. The Committee, in its discretion, may allow cashless exercise of Options. At the discretion of the Committee, an Option may include a right to receive a replacement or "reload" option when a Participant delivers shares of Common Stock to pay for the exercise price of an Option. A reload option will be for the number of shares of Common Stock equal to the number of shares that were delivered to satisfy the exercise price of the Option that was exercised, will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant of the reload option, will vest and become exercisable six months after such date of grant, will expire on the same day as the Option that was exercised was otherwise due to expire and will not have the Change in Control cash-out right described below.

  Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of the Committee, pursuant to a written beneficiary designation and, in the case of a nonqualified Option, pursuant to a gift to members of the holder's immediate family, whether directly or indirectly, or by means of a trust or partnership or limited liability company and, during the Participant's lifetime, may be exercised only by the Participant, any such permitted transferee or a guardian, legal representative or beneficiary thereof.

  During the 60-day period following a Change in Control, unless the Committee determines otherwise, Participant will have the right to surrender all or part of any Option held by such Participant in lieu of payment of the exercise price, and to receive cash (or stock, if necessary to preserve pooling-of-interests accounting for the Change in Control) in an amount equal to the excess of (a) (i) the higher of the price received for Common Stock in connection with the Change in Control and the highest reported sales price of a share of Common Stock on a national exchange or on Nasdaq during the 60-day period prior to and including the date of the Change in Control (the "Change in Control Price"), over (ii) the exercise price multiplied by (b) the number of shares of Common Stock granted under the Option as to which the right is being exercised; provided that, if the Option is an incentive stock option, the Change in Control Price will equal the fair market value of a share of Common Stock on the date, if any, that such Option is exercised.

  The Company expects to grant Options to purchase 2,040,000 shares of Common Stock under the 1999 Plan at an exercise price equal to the initial public offering price on the date of the pricing of the Offering.

 Other Awards

  A stock appreciation right ("SAR") permits the Participant to receive cash or shares of Common Stock (or a combination thereof), as determined by the KBW Board or the Committee, in an amount (or with a value) equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the SAR exercise price, times the number of shares with respect to which the SAR is exercised. Restricted stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units or restricted units may be granted subject to performance goals and/or service-based restrictions, and will be payable in cash or shares of Common Stock (or a combination) as determined by the KBW Board or the Committee. The KBW Board or the Committee may grant dividend and interest equivalents with respect to Awards and other Awards based on the value of Common Stock.

 Annual Incentive Awards

  An annual cash bonus payment may be made to Named Executive Officers, Managing Directors, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and certain other employees, as provided in the 1999 Plan. The annual cash bonus component of the 1999 Plan is intended to reward these employees for the overall performance of the Company, the performance of their respective business areas and individual performance. During each calendar year commencing with 1999, the Committee will establish an aggregate bonus pool to be awarded to participants under the annual cash bonus component of the 1999 Plan, provided that the pool may be reduced to the extent that aggregate compensation and benefits expense for the calendar year (including annual cash bonus payments under the 1999 Plan) would otherwise exceed a specified percentage of revenues or a measure of corporate profitability, as determined by the Committee with respect to each calendar year. The KBW Board or the Committee, with the input of various department heads and other members of the Operating Committee, will determine the allocation of such bonus pool. Upon a Change of Control, a pro rata bonus award will be paid to each eligible employee, unless the KBW Board determines to continue the annual bonus cycle for the full year. Bonus payments will be paid prior to the end of the applicable calendar year, or in the Committee's discretion, as soon as practicable following the end of a calendar year. In addition, the Committee has the discretion to make bonus payments in Common Stock of the Company, in lieu of cash.

 Change in Control

  In the event of a Change in Control, any Option or SAR that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned. The 1999 Plan defines "Change in Control" as generally: (i) the acquisition of 50% or more of the Common Stock or voting securities of KBW by a person or group; (ii) a change in a majority of the KBW Board, unless approved by the incumbent directors; (iii) the consummation of certain mergers involving KBW; or (iv) approval by KBW's stockholders of a liquidation, dissolution or sale of substantially all of the assets of KBW.

 Amendments

  The KBW Board may at any time amend or terminate the 1999 Plan and may amend the terms of any outstanding Option or other Award; provided that no such amendment to the 1999 Plan shall be made without the approval of the Company's stockholders to the extent such approval is required by law or stock exchange rule.

 Federal Income Tax Considerations of Options

  The following brief summary of the U.S. federal income tax rules currently applicable to nonqualified stock options and incentive stock options is not intended to be specific tax advice to Participants under the 1999 Plan.

  Two types of stock options may be granted under the 1999 Plan: nonqualified stock options ("NQOs") and incentive stock options ("ISOs"). The grant of an Option generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon the exercise of NQOs. In the case of NQOs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" (as defined in the Code) that result from the acceleration of the vesting or exercisability of Awards upon a Change of Control.

  The Company is generally required to withhold applicable income and payroll taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

  The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise of an NQO or upon a disqualifying disposition of shares acquired upon exercise of an ISO.

The Employee Stock Purchase Plan

  KBW has adopted and approved the KBW, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan") which will be effective immediately prior to the pricing of the Offering. Subject to meeting federal and state securities law requirements, the Purchase Plan will become effective at the consummation of the Offering, or as soon as practicable thereafter.

  The purpose of the Purchase Plan is to further the long-term stability and financial success of KBW by providing a method for employees to increase their ownership of Common Stock. Under the Purchase Plan, 1,000,000 shares of Common Stock will be available for issuance and sale. Unless sooner terminated at the discretion of the KBW Board, the Purchase Plan will terminate on December 31, 2009.

 Eligibility

  All employees of KBW and its designated subsidiaries are generally eligible to participate in the Purchase Plan, other than employees whose customary employment is 20 hours or less per week, or is for not more than five months in a calendar year or are ineligible to participate due to Code restrictions.

 General Description

  A Participant in the Purchase Plan may authorize regular salary deductions of a maximum of 15% and a minimum of 1% of base compensation. The fair market value of shares which may be purchased by any employee during any calendar year may not exceed $25,000. The amounts so deducted and contributed will be applied to the purchase of full shares of Common Stock at 85% of the lesser of the fair market value of such shares on the date of purchase or on the offering date for such offering period. The offering dates will be January 1 and July 1 of each Purchase Plan year, and each offering period shall consist of one six-month purchase period. Shares will be purchased for participating employees on the last business days of June and December for each Purchase Plan year. Shares purchased under the Purchase Plan will be held in separate accounts for each Participant.

  Participants may decrease their payroll deductions at any time but not more than once during any offering period. Participants may increase or decrease their payroll deductions for any subsequent offering period by notifying the Purchase Plan administrator no later than 15 days prior to such offering period. Participants may also withdraw from participation in the Purchase Plan at any time on or prior to the 15th day of the last month of the offering period. If a Participant withdraws from the Purchase Plan, any contributions which have not been used to purchase shares will be refunded. A Participant who has withdrawn may not participate in the Purchase Plan again until the next offering period.

  In the event of retirement or other termination of employment, any contributions which have not yet been used to purchase shares will be refunded and a certificate issued for the full shares in the Participant's account. Alternatively, a Participant may elect to have his or her shares sold and the proceeds, less selling expenses, remitted to him or her. In the event of a Participant's death, any contributions which have not yet been used to purchase shares and all shares in such Participant's account will be delivered to the Participant's beneficiary designated in writing and filed with KBW, or, if no beneficiary has been designated or survives the Participant, to the Participant's estate.

 Amendments or Termination of the Purchase Plan

  The KBW Board may at any time, or from time to time, amend the Purchase Plan in any respect; provided that the stockholders of KBW must approve any amendment that would increase the number of securities that may be issued under the Purchase Plan or would require stockholder approval under Section 423 of the Code. The Board may suspend or terminate the Purchase Plan at any time; provided that upon a termination while an offering period is in progress, such offering period shall be shortened by setting a new date of purchase.

Employment Agreements

  Prior to the Offering becoming effective, KBW will enter into employment agreements (the "Employment Agreements") with each of James J. McDermott, Jr., Joseph J. Berry, John G. Duffy and Andrew M. Senchak (the "Executives"). Each Employment Agreement is for a term of three years, commencing upon the consummation of the Offering and ending on the third anniversary thereof (the "Employment Period"). During the Employment Period, Mr. McDermott will serve as the Chief Executive Officer of the Company, Mr. Berry will serve as the President of the Company and Messrs. Duffy and Senchak will each serve as a Co-Head of Corporate Finance of the Company. During the Employment Period, each of Messrs. McDermott, Berry, Duffy and Senchak will receive an annual base salary of $340,000, $320,000, $300,000 and $300,000, respectively. The Employment
Agreements provide that each Executive will be eligible to receive an annual bonus, pursuant to the 1999 Plan, and other benefits on a basis no less favorable than peer executives of the Company. If during the Employment Period the Executive's employment terminates other than for "cause" (as defined in the Employment Agreements), death or "disability" (as defined in the Employment Agreements), or the Executive terminates employment for "good reason" (as defined in the Employment Agreements), the Executive will be entitled to a lump-sum cash payment equal to the sum of: (i) any unpaid base salary; (ii) a pro rata annual bonus, based on the average annual bonus earned in the three years prior to the date of termination (the

"Annual Bonus"); and (iii) the product of (a) the greater of (1) the number of months from the date of termination until the expiration of the Employment Period and (2) 12 (the "Continuation Period"), divided by 12 and (b) the sum of
(1) the Executive's base salary, (2) the Annual Bonus and (3) the Company's contribution to the profit sharing retirement plan with respect to the Executive for the year prior to the date of termination. Upon any such termination, the Executive and his family will be entitled to receive welfare benefit coverage for the Continuation Period and the Executive will be provided with reasonable outplacement services at the Company's expense. Each Employment Agreement contains restrictive covenants, which prohibit the Executive from disclosing confidential information obtained while employed by the Company, from competing with the Company and from soliciting the employees and customers of the Company, during the Employment Period and for specified periods thereafter.

Restricted Stock Units Granted in Connection with Recruitment of Employees

  Prior to the consummation of the Offering, the Company will grant restricted stock units ("Units") pursuant to prior commitments made in connection with recruiting certain employees. The Company is using these Units to replace equity investment opportunities which the new employees forfeited upon termination of their previous employment and for other compensation purposes. The Company will grant an aggregate of 193,220 Units, each representing one share of Common Stock. Units will generally vest ratably on each of the first three anniversaries of the date of grant and are payable in shares of Common Stock. Unvested Units will be forfeited upon termination of employment for cause or voluntary termination other than for good reason.

Certain Relationships and Related Transactions

 Indebtedness of Management

  From time to time the Company has made loans to its directors and executive officers to enable them to purchase common stock of the Company. Individuals whose indebtedness to the Company exceeded $60,000 since January 1, 1996 as a result of such loans are John G. Duffy, Executive Vice President and Co-Head of Corporate Finance, Andrew M. Senchak, Executive Vice President and Co-Head of Corporate Finance, and Guy Woelk, Executive Vice President and Chief Financial Officer. There was no outstanding balance on Mr. Duffy's loan at December 31, 1998. The largest outstanding balance of Mr. Duffy's loan since January 1, 1996 was $75,095. The annual interest rate of Mr. Duffy's loan was 7.0%. The outstanding balance of Mr. Senchak's loan at December 31, 1998 was $263,381. The largest outstanding balance of Mr. Senchak's loan since January 1, 1996 was $460,918. The annual interest rate on Mr. Senchak's loan is 6.5%. There was no outstanding balance on Mr. Woelk's loan at December 31, 1998. The largest outstanding balance of Mr. Woelk's loan since January 1, 1996 was $69,668. The annual interest rate on Mr. Woelk's loan was 6.5%.

 Securities Trading and Investments by Employees

  From time to time, directors, officers and other employees of the Company may buy or sell securities to or from Keefe, Bruyette & Woods, Inc. as principal or through Keefe, Bruyette & Woods, Inc. as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups, and mark-downs) more favorable to the employee-customer than those available to similarly situated non-employee customers. In addition, the Company provides margin credit for employees, while it has not provided such credit to customers.

  From time to time, and subject to satisfaction of customer orders, certain employees are permitted to make investments for their own account in securities which the Company is also placing with customers or in which the Company is also making an investment as principal. With the exception of allowing employees to make such investments net of any sales commissions or similar fees due the Company, such investments are made on terms no more favorable to the employee than those relating to the investments of customers of the Company.

Limitation of Liability and Indemnification Matters

  As permitted by the DGCL, the Company has included in the KBW Certificate a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the KBW Bylaws provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has also agreed to indemnify its directors and certain officers to the maximum extent permitted by the DGCL pursuant to agreements with such directors and officers. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling KBW pursuant to the foregoing provisions, KBW has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of Common Stock as of March 31, 1999, and as adjusted to reflect completion of the Offering, by: (i) each Named Executive Officer; (ii) each director; (iii) each holder of more than 5% of the Common Stock; (iv) each Selling Stockholder; and (v) all current directors and executive officers as a group. Except as indicated in the footnotes, the individuals named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                              Shares of Common           Number of     Shares of Common
                          Stock Beneficially Owned        Shares   Stock to be Beneficially
                            Prior to Offering(1)          Offered   Owned After Offering(2)
                          ------------------------       --------- ------------------------
Name of Beneficial Owner     Number           Percent                 Number           Percent
James J. McDermott,
 Jr.....................       1,022,105           7.01%       --       1,022,105           6.04%
Charles H. Lott.........       1,628,272(3)       11.17        --         560,203(3)        3.31
Charles H. Lott 1999
 Trust I................         541,961           3.72    356,023        185,938           1.10
Charles H. Lott 1999
 Trust II...............         541,961           3.72    356,023        185,938           1.10
Charles H. Lott 1999
 Trust III..............         541,977           3.72    356,023        185,954           1.10
Stanley T. Wells........       1,576,033(4)       10.82    454,521        507,963(4)        3.00
1999 STANCE Investment
 Trust..................         613,549           4.21    613,549            --             --
Joseph J. Berry.........       1,293,045(5)        8.87        --       1,293,045(5)        7.64
John G. Duffy...........         687,755           4.72        --         687,755           4.06
Andrew Senchak..........         435,237           2.99        --         435,237           2.57
Michael P. Esposito, Jr.
 (6)....................             --             --         --             --             --
R. Ralph Parks (6)......             --             --         --             --             --
Teresa M. Dooner........         224,861           1.54    224,861            --             --
All Directors and
 Executive Officers as a
 Group (ten persons)....       6,997,299          48.02% 2,136,139      4,861,160          28.71%

--------
(1) Beneficial ownership is determined in accordance with rules of the SEC and includes general voting power or investment power with respect to securities. Unless otherwise indicated, the address of each of the beneficial owners identified above is Two World Trade Center, 85th Floor, New York, NY 10048.

(2) Without giving effect to the exercise of the over-allotment option granted to the Underwriters with respect to the Offering.

(3) Includes shares of Common Stock held by the Charles H. Lott 1999 Trust I, the Charles H. Lott 1999 Trust II and the Charles H. Lott 1999 Trust III (collectively, the "Lott Trusts"). Mr. Lott is a trustee of, and will receive an annuity from, each of the Lott Trusts. Mr. Lott's estate or certain family members of Mr. Lott will receive the remainder of the trust estate.

(4) Includes shares of Common Stock held by the 1999 STANCE Investment Trust (the "Wells Trust"). Mr. Wells is the trustee of, and will receive an annuity from, the Wells Trust. Mr. Wells' estate or certain family members of Mr. Wells will receive the remainder of the trust estate.

(5) Includes 27,640 shares held by a charitable gifting trust of which Mr. Berry is a trustee.

(6) Does not include options to be granted to Mr. Esposito and Mr. Parks on the day of the pricing of the Offering under the Director Stock and Option Plan. See "Management--The Non-Employee Director Stock and Option Compensation Plan."

Selling Stockholders

  Of the 4,722,000 shares of Common Stock being offered hereby, 2,361,000 shares are being sold by the Company and 2,361,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders are Charles H.

Lott and Stanley T. Wells, each of whom is a Vice Chairman of the KBW Board, the Lott Trusts, the Wells Trust and Teresa M. Dooner, who is a Vice President of the Company.

  In March 1999, Mr. Lott transferred 1,625,899 shares of Common Stock in the aggregate to the Lott Trusts and Mr. Wells transferred 613,549 shares of Common Stock to the Wells Trust. Messrs. Lott and Wells have announced that they will retire from the KBW Board effective as of the first regularly scheduled meeting of the KBW Board in the third quarter of 1999. See "Management--Directors and Executive Officers." As described in the table above, the Lott Trusts will sell 1,068,069 shares of Common Stock in the Offering and receive gross proceeds of $19,225,242, Mr. Wells and the Wells Trust will sell 1,068,070 shares of Common Stock in the Offering and receive gross proceeds of $19,225,260 and Ms. Dooner will sell 224,861 shares of Common Stock in the Offering and receive gross proceeds of $4,047,498, assuming an initial public offering price of $18.00 per share. In addition, the Underwriters have the option to purchase up to 354,150 additional shares of Common Stock from the Lott Trusts and up to 354,150 additional shares of Common Stock from Mr. Wells to cover over-allotments, if any. See "Underwriting." If this option is exercised by the Underwriters for the full amount, Mr. Lott and the Lott Trusts will receive total gross proceeds of $25,599,942 and Mr. Wells and the Wells Trust will receive total gross proceeds of $25,599,960. See "Underwriting."

              CERTAIN TRANSACTIONS OCCURRING PRIOR TO THE OFFERING

Creation of Holding Company Structure

  On       , 1999, the stockholders of Keefe, Bruyette & Woods, Inc., a New
York corporation, voted to effect certain corporate transactions affecting Keefe, Bruyette & Woods, Inc., its stockholders and its subsidiary, KBW Asset Management. The purpose of the transactions is to place ownership of Keefe, Bruyette & Woods, Inc. and KBW Asset Management under a holding company structure by means of a merger of a transitory subsidiary of KBW with and into Keefe, Bruyette & Woods, Inc. (the "Merger") and a contribution by Keefe, Bruyette & Woods, Inc. to KBW of all of the outstanding capital stock of KBW Asset Management (the "Contribution"). In the Merger, each share of common stock of Keefe, Bruyette and Woods, Inc. will be converted into the right to receive 16.259 shares of Common Stock, with fractional shares being paid out in cash, based on the initial public offering price, in lieu of such fractional interests. The Merger and Contribution will become effective immediately upon pricing of the Offering. KBW Asset Management was formerly named Keefe Management Services, Inc.

  Unless the context otherwise requires, all information set forth in this Prospectus reflects the formation of the holding company structure and consummation of the Merger and Contribution described above.

New and Former Stockholders' Agreements

  Prior to the Merger, all stockholders of the Company have been party to the Former Stockholders' Agreement, relating to the ownership and disposition of any shares of common stock of Keefe, Bruyette & Woods, Inc. owned by them. Upon completion of the Merger, KBW will be the sole stockholder of Keefe, Bruyette & Woods, Inc. and the Former Stockholders' Agreement will be terminated.

  At the time of the Merger, each outstanding share of common stock of Keefe, Bruyette & Woods, Inc. will be converted into the right to receive 16.259 shares of Common Stock and cash in lieu of fractional shares. All of the newly issued shares of Common Stock which will have been issued in exchange for shares beneficially owned by employees of the Company who are Covered Stockholders will be governed by the terms of the new Stockholders' Agreement upon consummation of the Offering, except for the shares of Common Stock sold by the Selling Stockholders as contemplated by the Underwriting Agreement. See "Underwriting." The new Stockholders' Agreement contains provisions limiting the disposition after consummation of the Offering (the "Effective Date") of shares of Common Stock held by Covered Stockholders at the time of the Offering (such shares of Common Stock, the "Common Shares"). Covered Stockholders are defined to be employees of the Company, including any of its subsidiaries, who held a title at or above the level of Senior Vice President on the Effective Date. The Stockholders' Agreement provides that sales of Common Shares thereunder are also subject to the 180-day lock-up agreement more fully described under "Shares Eligible for Future Sale."

  Pursuant to the Stockholders' Agreement, Common Shares held by Covered Stockholders will be subject to limitations on disposition during the first three years following the Effective Date. Under the terms of the Stockholders' Agreement, prior to the first anniversary of the Effective Date, each Covered Stockholder may dispose of up to 10% of such Covered Stockholder's Common Shares (measured as of the Effective Date), subject to the lock-up agreement with the Underwriters. See "Shares Eligible for Future Sale." On or after the first anniversary of the Effective Date, the Stockholders' Agreement permits each Covered Stockholder to dispose of up to an additional 10% of such Covered Stockholder's Common Shares (measured as of the Effective Date). On or after the second anniversary of the Effective Date, the Stockholders' Agreement permits each Covered Stockholder to dispose of up to an additional 10% of such Covered Stockholder's Common Shares (measured as of the Effective Date). On or after the third anniversary of the Effective Date, the Covered Stockholders may make dispositions of their Common Shares without restriction under the terms of the Stockholders' Agreement. As of the Effective Date and after giving effect to the Offering, approximately 68% of the outstanding Common Stock will be held by Covered Stockholders.

  Under the Stockholders' Agreement, in the event that, prior to the third anniversary of the Effective Date, a Covered Stockholder elects to terminate employment with the Company and, within six months or, if earlier, the third anniversary of the Effective Date, engages in employment in competition with the Company (as defined in the Stockholders' Agreement), the KBW Board will have the option to acquire all of the Common Shares of such Covered Stockholder at a price equal to the book value of such Common Shares as calculated pursuant to the Stockholders' Agreement. If, in such a case, such Covered Stockholder has sold or otherwise transferred any of such Common Shares after electing to terminate employment, the Covered Stockholder will refund to the Company any profits in excess of the applicable book value of such Common Shares. In the case of Common Shares that the Company would have the right to acquire but which have been pledged by the employee as permitted by the Stockholders' Agreement, such Covered Stockholder would either be required to deliver such Common Shares to the Company (in which case the Company would have the purchase right described above) or be liable to the Company for liquidated damages in an amount equal to the number of Common Shares subject to the pledge multiplied by the excess, if any, of the market value of a Common Share on the date of exercise by the Company of its repurchase right over the most recent book value price as described above.

  In addition, pursuant to the terms of the Stockholders' Agreement, a Covered Stockholder may dispose of Common Shares to: (i) a family member or a trust or other entity for the benefit of or controlled by such Covered Stockholder or such Covered Stockholder's family member; provided that such family member or such trust or other entity agrees in writing to be bound by the Stockholders' Agreement as though such individual or entity were a Covered Stockholder; or
(ii) a charitable organization.

  Pursuant to the terms of the Stockholders' Agreement, a Covered Stockholder may pledge such Covered Stockholder's Common Shares which are otherwise not permitted to be disposed of under the Stockholders' Agreement to a bank to secure a bona fide full recourse loan for value. Subject to the provisions of the Stockholders' Agreement regarding the Company's right to repurchase Common Shares described above, any Common Shares so pledged would be free from the restrictions on disposition described above so long as such Common Shares are so pledged, but would thereafter be once again subject to the restrictions on disposition described above, unless the bank has sold such Common Shares pursuant to a bona fide foreclosure proceeding.

  Covered Stockholders may, with the consent of the KBW Board, dispose of additional Common Shares at any time, in any amount, regardless of the foregoing restrictions, subject to the 180-day lock-up agreement with the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

  The Stockholders' Agreement does not restrict the disposition of Common Shares held by a Covered Stockholder who ceases to be an employee of KBW or any of its subsidiaries as a result of death or disability.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 140,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of March 31, 1999, the Company had no shares of Preferred Stock outstanding and 14,571,345 shares of Common Stock were held by 109 stockholders of record. Upon the consummation of the Offering, there will be shares of Common Stock outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the KBW Certificate and the KBW Bylaws to be in effect upon consummation of the Offering, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

  Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the KBW Board out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

  The Company has been approved for the listing of the Common Stock on the NYSE under the symbol "KBW."

  The transfer agent for the Common Stock is The Bank of New York.

Preferred Stock

  The KBW Certificate authorizes 10,000,000 shares of Preferred Stock. The KBW Board has the authority to issue shares of such Preferred Stock in one or more series and to fix, by resolution, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the KBW Board may increase or decrease as permitted by the DGCL), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by KBW's stockholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

                        CERTAIN ANTI-TAKEOVER PROVISIONS

  The KBW Certificate and the KBW Bylaws to be in effect upon consummation of the Offering contain certain provisions that could delay or make more difficult the acquisition of KBW by means of a tender offer, a proxy contest or otherwise. Such provisions have been implemented to enable KBW to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the KBW Board to be in the best interests of KBW and its stockholders. The description of certain aspects of the KBW Certificate and the KBW Bylaws set forth below does not purport to be complete and is qualified in its entirety by reference to the KBW Certificate and the KBW Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Classified Board of Directors

  The KBW Certificate and the KBW Bylaws provide that the KBW Board will be divided into three classes of directors, with the classes to be as equal in number as possible. The KBW Board is expected to consist of the individuals referred to under "Management--Directors and Executive Officers." The KBW Certificate and the KBW Bylaws provide that, of the initial directors of KBW, approximately one-third will continue to serve until the 2000 Annual Meeting of Stockholders, approximately one-third will continue to serve until the 2001 Annual Meeting of Stockholders and approximately one-third will continue to serve until the 2002 Annual Meeting of Stockholders. Of the initial directors, Messrs. Lott, Duffy and Parks are scheduled to serve until the 2000 Annual Meeting of Stockholders, Messrs. Berry and Senchak are scheduled to serve until the 2001 Annual Meeting of Stockholders and Messrs. McDermott, Wells and Esposito are scheduled to serve until the 2002 Annual Meeting of Stockholders. Starting with the 2000 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term. Messrs. Lott and Wells have announced that they will retire from the KBW Board effective as of the first regularly scheduled meeting of the KBW Board in the third quarter of 1999.

  The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the KBW Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the KBW Board. Such a delay may help ensure that KBW's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. However, the classification provisions will apply to every election of directors and will increase the likelihood that incumbent directors will retain their positions, regardless of whether a change in the composition of the KBW Board would be beneficial to KBW and its stockholders and whether or not a majority of KBW's stockholders believe that such a change would be desirable.

  The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of KBW, even though such an attempt might be beneficial to KBW and its stockholders. In addition, because the classification provisions may discourage accumulations of large blocks of Common Stock by purchasers whose objective is to take control of KBW and remove a majority of the KBW Board, the classification of the KBW Board could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

Number of Directors; Removal; Filling Vacancies

  The KBW Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that KBW would have if there were no vacancies on the KBW Board (the "Whole Board"). In addition, the KBW Bylaws provide that, subject to applicable law and any rights of holders of Preferred Stock, and unless the KBW Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the KBW Bylaws, the KBW Board could prevent any stockholder from enlarging the KBW Board and filling the new directorships with such stockholder's own nominees.

  Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The KBW Certificate does not otherwise provide.

No Stockholder Action by Written Consent; Special Meetings

  The KBW Certificate and the KBW Bylaws provide that, subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. The KBW Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the KBW Board or by the KBW Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call, or to require that the Chairman or the KBW Board call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by KBW.

  The provisions of the KBW Certificate and the KBW Bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman of the KBW Board and the KBW Board by calling a special meeting of stockholders prior to the time the Chairman of the KBW Board or a majority of the Whole Board believes such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

  The KBW Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of stockholders of KBW (the "Stockholder Notice Procedure").

  A stockholder nominee will be eligible for election as a director of KBW only if nominated in accordance with the Stockholder Notice Procedure. Under the Stockholder Notice Procedure, notice of stockholder nominations to be made at an annual meeting (or of any other business to be brought before such meeting) must be received by KBW not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of: (i) the 60th day prior to such meeting; or (ii) the tenth day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased KBW Board made by KBW at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be deemed timely, but only with respect to nominees for any new positions created by such increase, if it is received by KBW not later than the tenth day after such public announcement is first made by KBW.

  The KBW Bylaws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting given by KBW. Nominations for election to the KBW Board may be made at a special meeting at which directors are to be elected only by or at the KBW Board's direction or by a stockholder who has given timely notice of nomination. Under the Stockholder Notice Procedure, such notice must be received by KBW not earlier than the 90th day before such meeting and not later than the later of: (i) the 60th day prior to such meeting; or (ii) the tenth day after public announcement of the date of such meeting is first made. Stockholders will not be able to bring other business before special meetings of stockholders.

  The Stockholder Notice Procedure provides that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the KBW Board or by a stockholder who has given timely written notice (as set forth above) to the Secretary of KBW of such stockholder's intention to bring such business before such meeting.

  Under the Stockholder Notice Procedure, a stockholder's notice to KBW proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of KBW owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of KBW beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the KBW Board or other officer of KBW presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the KBW Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the KBW Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the KBW Board, will provide the KBW Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the KBW Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the KBW Bylaws do not give the KBW Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to KBW and its stockholders.

KBW Preferred Stock

  The KBW Certificate authorizes the KBW Board to establish one or more series of Preferred Stock, and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including: (i) the designation of the series; (ii) the number of shares of the series, which number the KBW Board may thereafter (except where otherwise provided in the Preferred Stock designation) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of KBW;
(viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of KBW or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same series or of any other class or series; and (x) the voting rights, if any, of the holders of such series.

  The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by KBW's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which KBW's securities may be listed or traded. If the approval of KBW's stockholders is not so required, the KBW Board does not intend to seek stockholder approval.

  Although the KBW Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The KBW Board will make any determination to issue such shares based on its judgment as to the best interests of KBW and its stockholders. The KBW Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of KBW's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Amendment of Certain Provisions of the KBW Certificate of Incorporation and the KBW Bylaws

  Under the DGCL, stockholders have the right to adopt, amend or repeal the certificate of incorporation and bylaws of a corporation. In addition, if the certificate of incorporation so provides, the bylaws may be amended by the board of directors. The KBW Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of KBW eligible to vote generally in the election of directors ("Voting Stock"), voting together as a single class, is required to amend provisions of the KBW Certificate relating to the prohibition of stockholder action without a meeting; the number, election and term of KBW's directors; the removal of directors; and the amendment of the KBW Bylaws. The KBW Certificate further provides that the KBW Bylaws may be amended by the KBW Board or by the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock, voting together as a single class. These voting requirements will have the effect of making it more difficult for stockholders to amend the provisions of the KBW Certificate stated above or the KBW Bylaws, even if a majority of KBW stockholders believes that such amendment would be in its best interests.

Anti-Takeover Statute

  Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the date on which such stockholder becomes an interested stockholder unless: (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock (as defined in Section 203 of the DGCL) of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an "interested stockholder" is defined to include: (i) any person (other than the corporation and its subsidiaries) that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date; and (ii) the affiliates and associates of any such person.

  Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder; the KBW Certificate does not exclude KBW from such restrictions. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring KBW to negotiate in advance with the KBW Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. Section 203 of the DGCL should encourage persons interested in acquiring KBW to negotiate in advance with the KBW Board, since the higher stockholder voting requirements would not be invoked if such person, prior to acquiring 15% of KBW's Voting Stock, obtains the approval of the KBW Board for such acquisition or for the proposed business combination transaction (unless such person acquires 85% or more of KBW's voting stock in such transaction, excluding certain shares as described above). In the event of a proposed acquisition of KBW, it is believed that the interests of KBW stockholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority stockholders, the form of consideration paid and the tax effects of the transaction.

  Section 203 of the DGCL will not prevent a hostile takeover of KBW. It may, however, make more difficult or discourage a takeover of KBW or the acquisition of control of KBW by a significant stockholder and thus the removal of incumbent management. Some stockholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Section 203 of the DGCL but in which stockholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

  Upon the closing of the Offering, the Company will have 16,932,345 shares of Common Stock outstanding. The 4,722,000 shares offered hereby (5,430,300 shares if the over-allotment option is exercised in full) will be freely tradeable, unless purchased by affiliates of the Company as that term is defined in Rule 144 promulgated under the Securities Act described below. All other shares will be "restricted shares" for purposes of the Securities Act and subject to the volume and other limitations set forth in Rule 144 promulgated under the Securities Act.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of: (i) 1% of the then-outstanding shares of the Company's Common Stock (approximately 169,000 shares immediately after the Offering); or (ii) the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Pursuant to the lock-up agreements, all of the Company's officers and directors and all of the Company's employees as of the Offering who are stockholders (who will own upon completion of the Offering, in the aggregate, approximately 12,210,000 shares of Common Stock) have agreed that they will not (subject to certain exceptions) for a period of 180 days subsequent to the date of this Prospectus, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for any shares of Common Stock or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock without the prior written consent of DLJ. The Company has agreed that it will not, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock without the prior written consent of DLJ, except that such agreement does not prevent the Company from granting additional options under the Company's existing stock option plans or from issuing shares of Common Stock upon exercise of a stock option or from issuing shares of Common Stock or options exercisable for Common Stock in connection with the hiring of new employees. DLJ may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

  Pursuant to the Stockholders' Agreement, certain stockholders have agreed to additional limitations on dispositions of Common Stock. See "Certain Transactions Occurring Prior to the Offering--New and Former Stockholders' Agreements."

                                  UNDERWRITING

  Subject to the terms and conditions of an Underwriting Agreement, dated
     , 1999 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite their names below:

                                                                       Number of
   Underwriters                                                         Shares
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Goldman, Sachs & Co................................................
   Keefe, Bruyette & Woods, Inc.......................................
                                                                          ---
     Total............................................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

  The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $    per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $    per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters will not confirm sales to any accounts over which they exercise discretionary authority.

  Certain of the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 708,300 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Each of the Company, its executive officers, directors and employees who are stockholders as of the date of the Offering (including the Selling Stockholders) have agreed, subject to certain exceptions, not to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ (except that (i) the Company may grant stock options pursuant to the Company's stock option plan described in this Prospectus, (ii) the Company may issue shares of Common Stock upon the exercise of options or warrants or the conversion of currently outstanding securities and (iii) the Company may issue, offer and sell shares of Common Stock or securities convertible, exercisable or exchangeable therefor as an inducement for employees to join the Company provided that in each case the recipient of such securities agrees in writing to be bound by the restrictions set forth in this sentence for the shares of Common Stock issued or issuable pursuant to this clause (iii)).

  In addition, during such period, the Company has also agreed not to file any registration statement (other than a registration statement on Form S-8 relating to the Company's benefit plans) with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

  Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company, representatives of the Selling Stockholders and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

  The Common Stock has been approved for listing on the NYSE. In order to meet the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners. In addition, NYSE Rule 312(g) prohibits a member corporation, after the distribution of securities of its parent to the public, from effecting any transactions (except on an unsolicited basis) for the account of any customer in, or making any recommendation with respect to the purchase or sale of, any such security. Thus, following the Offering, Keefe, Bruyette & Woods, Inc. will not be permitted to make recommendations regarding the purchase or sale of the Common Stock.

  Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Keefe, Bruyette & Woods, Inc. is a direct wholly-owned subsidiary of the Company. Keefe, Bruyette & Woods, Inc. has committed to purchase from the
Company an aggregate of    % of the shares of Common Stock being underwritten
by the Underwriters in the Offering on the same basis as the other
Underwriters.

Although the amount of proceeds derived from the Offering by the Company will not be affected by Keefe, Bruyette & Woods, Inc.'s participation as an Underwriter, to the extent that part or all of the shares of Common Stock underwritten by Keefe, Bruyette & Woods, Inc. are not resold, the consolidated equity of the Company will be reduced. Until resold, any such shares will be eliminated in consolidation as if they were not outstanding for purposes of any future computation of earnings per common share and book value per common share. Keefe, Bruyette & Woods, Inc. intends to resell any shares which it is unable to resell in the Offering from time to time, at prevailing market prices.

  Under Rule 2720, the Company is considered an affiliate of Keefe, Bruyette & Woods, Inc. This Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of its parent's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, DLJ has assumed the responsibilities of acting as qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. In connection with the Offering, DLJ is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for the services of DLJ as qualified independent underwriter, the Company has agreed to pay DLJ $5,000.

  Pershing, a division of DLJ, is the Company's principal clearing broker. The Company pays Pershing customary charges for its services as clearing broker.

  The Underwriters have reserved for sale approximately 236,100 shares of Common Stock for directors and current employees of the Company who have an interest in purchasing such shares of Common Stock in the Offering. The price per share for such shares will be the initial public offering price less
underwriting discounts and commissions or $    per share. The number of shares
available for sale to the general public in the Offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Any such directors and current employees of the Company who purchase any of the shares offered in the Offering will be prohibited from selling, pledging, assigning, hypothecating or transferring such shares for a period of three months following the effective date of the Offering.

                      TAX CONSEQUENCES TO NON-U.S. HOLDERS

  The material federal income tax consequences to Non-U.S. Holders expected to result from the purchase, ownership and sale or other taxable disposition of the Common Stock, under currently applicable law, are summarized below. A "Non-U.S. Holder" is a person or entity purchasing Common Stock in the Offering that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign estate or trust or a foreign partnership as such terms are defined in the Code.

  This summary is based upon the current provisions of the Code, applicable Treasury regulations and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to Non-U.S. Holders of Common Stock.

  The following summary is for general information only and does not purport to deal with all aspects of federal income taxation that may affect particular Non-U.S. Holders in light of their individual circumstances and is not intended for: (i) stockholders other than Non-U.S. Holders; (ii) Non-U.S. Holders who would not hold the Common Stock as a capital asset; or (iii) Non-U.S. Holders who are otherwise subject to special treatment under the Code (including insurance companies, tax-exempt entities, financial institutions, broker-dealers and persons who would hold the Common Stock as part of a straddle, hedge or conversion transaction). In addition, the summary does not consider the effect of any applicable state, local or foreign tax laws on Non-U.S. Holders. EACH PROSPECTIVE NON-U.S. HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

Dividends on Common Stock

  Dividends paid to a Non-U.S. Holder of Common Stock that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at the rate of 30% of the gross amount of the dividends unless the rate is reduced by an applicable income tax treaty. A Non-U.S. Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of Business in the United States) or a successor form with the Company or its paying agent. Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder will be taxed in the same manner as U.S. citizens, resident aliens and domestic corporations on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to an additional U.S. "branch profits" tax on such effectively connected income, subject to certain adjustments, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under the currently applicable Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of Treasury regulations, for purposes of determining the applicability of a reduced rate of withholding under an income tax treaty. However, under certain recently finalized Treasury regulations (the "New Withholding Regulations"), a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. In addition, under the New Withholding Regulations, in the case of Common Stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership may be required to provide certain information, including a U.S. taxpayer identification number. The New Withholding

Regulations also provide look-through rules for tiered partnerships. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders are encouraged to consult with their own tax advisers with respect to the application of the New Withholding Regulations.

  Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient and the amount, if any, of the tax withheld. A similar report is sent to the holder. Pursuant to income tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

  If paid to an address outside the United States, dividends on Common Stock held by a Non-U.S. Holder will generally not be subject to backup withholding, provided that the payor does not have actual knowledge that the holder is a U.S. person. However, under the New Withholding Regulations (which are effective for dividends paid after December 31, 1999), dividend payments may be subject to backup withholding imposed at a rate of 31% unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the New Withholding Regulations.

Gain on Disposition of Common Stock

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on gain recognized upon the sale or other disposition of Common Stock unless: (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met; or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates. If a Non-U.S. Holder falls under clause (i) above, the holder will be taxed on the net gain derived from the sale at regular graduated U.S. federal income tax rates (the branch profits tax also may apply if the Non-U.S. Holder is a corporation). If an individual Non-U.S. Holder falls under clause (ii) above, the holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by U.S. capital losses recognized within the same taxable year of such sale. The foregoing discussion in this paragraph is based on the Company's conclusion that it is not presently, and has not been for the past five years, a U.S. real property holding corporation ("USRPHC") subject to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Different consequences would apply to certain Non-U.S. Holders if the Company were to become a USRPHC subject to FIRPTA. Prospective Non-U.S. Holders of Common Stock should consult their own tax advisers with respect to the consequences of the application of the USRPHC and FIRPTA provisions.

Federal Estate Taxes

  An individual Non-U.S. Holder who owns, or is treated as owning, Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in his gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

  Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), unless such broker is: (i) a U.S. person; (ii) a foreign person that derives 50% or more of its gross foreign income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States; (iii) a controlled foreign corporation for U.S. federal income tax purposes; or (iv) effective December 31, 1999, certain brokers that are foreign partnerships with partners who are U.S. persons or that are engaged in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in clause (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to backup withholding tax but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Common Stock either: (i) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its Non-U.S. Holder status in compliance with applicable law and regulations; or (ii) otherwise establishes an exemption. Effective for payments after December 31, 1999 (and subject to certain transition rules), the New Withholding Regulations unify certain certification procedures and forms and the reliance standards relating to information reporting and backup withholding.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the Underwriters by Brown & Wood llp, New York, New York. Each of these firms has in the past represented and continues to represent the Company and certain of the Underwriters on a regular basis and in a variety of matters other than the Offering.

                                    EXPERTS

  The consolidated statements of financial condition of the Company as of December 31, 1997 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years ended December 31, 1996, 1997 and 1998 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a worldwide website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the SEC. The Registration Statement, including all exhibits thereto and amendments thereof, are available on such worldwide website.

  Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and information statements with the SEC. Such reports, proxy statements and information statements and other information can be inspected and copied at the addresses set forth above.

  The Company intends to furnish to its stockholders annual reports containing financial statements of the Company audited by its independent auditors and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

                            KBW, INC. & SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Independent Auditors' Report............................................. F-2

Consolidated Statements of Financial Condition at December 31, 1997 and
 1998.................................................................... F-3

Consolidated Statements of Income for the years ended December 31, 1996,
 1997 and 1998........................................................... F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998.................................. F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998..................................................... F-6

Notes to Consolidated Financial Statements............................... F-7

  The financial statements included herein have been adjusted to give effect to the anticipated reorganization discussed in Note 1 of the Notes to Consolidated Financial Statements. We expect to be in a position to render the following audit report upon the effectiveness of such events, assuming from April 16, 1999, to the effective date of such events, no other events will have occurred that would affect the accompanying financial statements or notes thereto.

                                                               KPMG LLP

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
KBW, Inc.:

  We have audited the accompanying consolidated statements of financial condition of KBW, Inc. (previously Keefe, Bruyette & Woods, Inc. and subsidiary) (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KBW, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

New York, New York

April 16, 1999

                                   KBW, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                          ASSETS
Cash and cash equivalents.................................. $  6,410  $  4,754
Securities owned, at market value:
  Bank and financial institution stocks....................   94,176    79,240
  Corporate bonds..........................................    8,290    11,333
  U.S. government and agency securities....................      --      3,198
  Certificates of deposit, floating rate notes and other...      302     4,498
                                                            --------  --------
                                                             102,768    98,269
                                                            --------  --------
Investments................................................   32,488    32,483
Receivable from clearing brokers...........................   46,204    69,686
Accounts receivable........................................    3,369     6,404
Furniture, fixtures and leasehold improvements, at cost,
 less accumulated depreciation and amortization of $4,487
 in 1997 and $5,306 in 1998................................      888     1,001
Other assets...............................................    7,500     8,945
                                                            --------  --------
    Total assets........................................... $199,627  $221,542
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Securities sold but not yet purchased, at market value:
  Bank and financial institution stocks.................... $ 21,687  $ 17,038
  Corporate bonds..........................................    8,029     6,450
  U.S. government and agency securities....................    8,290     4,265
  Certificates of deposit, floating rate notes and other...      --      2,698
                                                            --------  --------
                                                              38,006    30,451
  Accounts payable and accrued expenses....................    8,019    13,680
  Income taxes payable.....................................    7,756     1,122
  Deferred income taxes, net...............................    7,961     2,564
                                                            --------  --------
                                                              23,736    17,366
                                                            --------  --------
  Commitments and contingencies
  Subordinated liabilities.................................    2,769     1,679
                                                            --------  --------
    Total liabilities......................................   64,511    49,496
                                                            --------  --------
Stockholders' equity:
  Preferred Stock: par value $.01, shares authorized
   10,000,000, no shares issued and outstanding............      --        --
  Common stock: par value $.01, shares authorized
   140,000,000, issued 61,041,681, outstanding 14,094,794
   in 1997, 14,571,345 in 1998.............................      610       610
  Paid-in capital..........................................    8,562    12,595
  Retained earnings........................................  158,664   189,444
  Common stock in treasury, at cost, shares: 46,946,887 in
   1997 and 46,470,336 in 1998.............................  (27,167)  (26,411)
  Notes receivable from stockholders.......................   (5,553)   (4,192)
                                                            --------  --------
   Total stockholders' equity..............................  135,116   172,046
                                                            --------  --------
    Total liabilities and stockholders' equity............. $199,627  $221,542
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                                   KBW, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                                                      Years ended December 31,
                                                      -------------------------
                                                       1996     1997     1998
Revenues
  Principal transactions, net........................ $36,272 $ 47,076 $ 30,198
  Commissions........................................  11,339   15,097   21,505
  Investment banking.................................  28,706   55,176   91,851
  Net gain on investments............................   5,987   18,419    2,694
  Interest and dividend income.......................   2,933    5,911    7,574
  Other..............................................   1,367    1,340    1,623
                                                      ------- -------- --------
    Total revenues...................................  86,604  143,019  155,445
                                                      ------- -------- --------
Expenses
  Compensation and benefits..........................  40,813   62,508   76,512
  Occupancy and equipment............................   2,608    2,952    4,499
  Communications.....................................   2,058    2,310    2,438
  Brokerage and clearance............................   3,876    4,683    5,292
  Other..............................................   5,757   10,305   11,457
                                                      ------- -------- --------
    Total expenses...................................  55,112   82,758  100,198
                                                      ------- -------- --------

Income before income tax expense.....................  31,492   60,261   55,247

Income tax expense...................................  13,547   22,949   24,467
                                                      ------- -------- --------

Net income........................................... $17,945 $ 37,312 $ 30,780
                                                      ======= ======== ========

Basic earnings per share............................. $  1.33 $   2.69 $   2.12
                                                      ======= ======== ========

Diluted earnings per share........................... $  1.33 $   2.69 $   2.12
                                                      ======= ======== ========


          See accompanying notes to consolidated financial statements.

                                   KBW, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 (Dollars in thousands, except per share data)

                                                               Notes
                                                   Common    Receivable
                          Common Paid-in Retained Stock in      from
                          Stock  Capital Earnings Treasury  Stockholders  Total
Balances at December 31,
 1995...................   $610  $   540 $103,407 $(22,215)   $(3,732)   $ 78,610
  Net income............    --       --    17,945      --         --       17,945
  Purchase 980,011
   shares of common
   stock for treasury...    --       --       --    (6,304)       --       (6,304)
  Sale of 1,053,534
   shares of common
   stock from treasury..    --     5,425      --     1,859        --        7,284
  Issuance of notes
   receivable from
   stockholders.........    --       --       --       --      (3,027)     (3,027)
  Proceeds from
   principal repayment
   on notes receivable
   from stockholders ...    --       --       --       --       1,467       1,467
                           ----  ------- -------- --------    -------    --------
Balances at December 31,
 1996...................   $610  $ 5,965 $121,352 $(26,660)   $(5,292)   $ 95,975
                           ====  ======= ======== ========    =======    ========
  Net income............    --       --    37,312      --         --       37,312
  Purchase of 152,802
   shares of common
   stock for treasury...    --       --       --    (1,176)       --       (1,176)
  Sale of 379,306 shares
   of common stock from
   treasury.............    --     2,597      --       669        --        3,266
  Issuance of notes
   receivable from
   stockholders.........    --       --       --       --      (1,254)     (1,254)
  Proceeds from
   principal repayment
   on notes receivable
   from stockholders....    --       --       --       --         993         993
                           ----  ------- -------- --------    -------    --------
Balances at December 31,
 1997...................   $610  $ 8,562 $158,664 $(27,167)   $(5,553)   $135,116
                           ====  ======= ======== ========    =======    ========
  Net income............    --       --    30,780      --         --       30,780
  Purchase of 8,829
   shares of common
   stock for treasury...    --       --       --      (100)       --         (100)
  Sale of 485,380 shares
   of common stock from
   treasury.............    --     4,033      --       856        --        4,889
  Proceeds from
   principal repayment
   on notes receivable
   from stockholders ...    --       --       --       --       1,361       1,361
                           ----  ------- -------- --------    -------    --------
Balances at December 31,
 1998...................   $610  $12,595 $189,444 $(26,411)   $(4,192)   $172,046
                           ====  ======= ======== ========    =======    ========

          See accompanying notes to consolidated financial statements.

                                   KBW, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                    Years ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
Cash flows from operating activities:
Net income.......................................  $ 17,945  $ 37,312  $ 30,780
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Deferred income taxes (benefit).................     2,563     4,131    (5,397)
 Unrealized gain from principal transactions and
  investments....................................    (8,495)  (11,440)  (13,294)
 Realized gain from investments..................      (232)  (11,292)   (3,313)
 Depreciation and amortization...................       297     1,128     1,332
 (Increase) decrease in operating assets:
  Securities owned...............................    28,389    (7,040)    2,990
  Receivable from clearing brokers...............    (2,535)  (40,468)  (23,482)
  Accounts receivable............................         8    (1,955)   (3,035)
  Other assets...................................      (411)    1,481    (1,958)
 Increase (decrease) in operating liabilities:
  Securities sold but not yet purchased..........   (32,615)   15,886     7,555
  Accounts payable and accrued expenses..........     1,322     2,484     5,661
  Income taxes payable...........................     1,453     5,658    (6,634)
                                                   --------  --------  --------
  Total adjustments..............................   (10,256)  (41,427)  (39,575)
                                                   --------  --------  --------
Net cash provided by (used in) operating
 activities......................................  $  7,689  $ (4,115) $ (8,795)
                                                   --------  --------  --------
Cash flows from investing activities:
Purchase of furniture, fixtures and leasehold
 improvements....................................      (229)     (290)     (932)
Purchases of investments.........................    (3,718)   (7,029)  (10,200)
Proceeds from sale of investments................       269    14,383    13,211
                                                   --------  --------  --------
 Net cash provided by (used in) investing
  activities.....................................  $ (3,678) $  7,064  $  2,079
                                                   --------  --------  --------
Cash flows from financing activities:
Sale of common stock from treasury...............  $  1,165  $  2,012  $  4,889
Purchase of common stock for treasury............    (6,304)   (1,176)     (100)
Repayment of notes receivable from stockholders..     1,467       993     1,361
Issuance of subordinated borrowings..............     3,029       --        --
Installment payments on subordinated borrowings..    (1,290)   (2,132)   (1,090)
                                                   --------  --------  --------
  Net cash provided by (used in) financing
   activities....................................    (1,933)     (303)    5,060
                                                   --------  --------  --------
  Net increase (decrease) in cash and cash
   equivalents...................................     2,078     2,646    (1,656)
Cash and cash equivalents at beginning of
 period..........................................     1,686     3,764     6,410
                                                   ========  ========  ========
Cash and cash equivalents at end of period.......  $  3,764  $  6,410  $  4,754
                                                   ========  ========  ========
Supplemental disclosures of cash flow
 information:
Cash paid during the period for:
  Income taxes...................................  $  9,620  $ 13,129  $ 36,497
                                                   ========  ========  ========
  Interest.......................................  $  2,306  $    980  $     53
                                                   ========  ========  ========
Supplemental non-cash financing activities:
  Issuance of common stock from treasury for
   purchase of Charles Webb & Company............  $  3,092  $    --   $    --
                                                   ========  ========  ========
  Issuance of treasury stock for notes receivable
   from stockholders.............................  $  3,027  $  1,254  $    --
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements.

                                   KBW, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (Dollar amounts in thousands, except per share data)

1. Summary of Significant Accounting Policies and Other

 Organization and Basis of Presentation

  KBW, Inc. (the "Company") is a newly formed holding company which, as of the pricing of the Offering referred to below, will own all of the outstanding capital stock of Keefe, Bruyette & Woods, Inc. ("KBWI") and KBW Asset Management, Inc. ("KBWAM"), previously Keefe Management Services, Inc. Prior to the pricing of the Offering, the stockholders of KBWI will vote to place ownership of KBWI under a holding company structure which will be effected by merger (the "Reorganization"). As part of the Reorganization, KBWI will contribute the capital stock of KBWAM to the Company. In connection therewith, all of the outstanding common stock of KBWI will be converted into shares of common stock of the Company at an exchange ratio of 16.259 shares of common stock of the Company for each share of KBWI common stock.

  Prior to the Reorganization, KBWI and its consolidated subsidiary, KBWAM, reported as Keefe Bruyette & Woods, Inc. and subsidiary. KBW, Inc. had no operations prior to the Reorganization. As KBW, Inc., KBWI and KBWAM are entities under common control, the accompanying financial statements give effect to the Reorganization as if it were a pooling-of-interests. Accordingly, the consolidated financial statements reflect the Reorganization as if it had occurred as of the beginning of the earliest period presented, and the assets, liabilities and stockholders' equity are recorded based upon their historical carrying amounts. No intangible assets will be created as a result of the Reorganization. All share and per share amounts and stock option data have been retroactively restated in the consolidated financial statements to reflect the share exchange ratio in the Reorganization.

  In August 1998, the Company filed a registration statement with the Securities and Exchange Commission to register the primary and secondary initial public offering of the Company's common stock (the "Offering").

 Business Activities

  KBW is an institutionally oriented investment banking firm that specializes in commercial banks, thrifts and other financial institutions. KBW's activities include investment banking, underwriting and sales and trading of stocks and bonds of banks and other financial institutions.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, KBWI and KBWAM. All intercompany accounts and transactions have been eliminated in consolidation. These consolidated financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position and results of operations of the Company.

 Clearing Arrangements

  The Company has agreements with Pershing, a division of Donaldson, Lufkin & Jenrette Securities Corporation, and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), whereby Pershing and Morgan Stanley clear securities transactions for the Company, carry customers' accounts on a fully disclosed basis and prepare various records and reports.

 Cash Equivalents

  For purposes of the consolidated financial statements, the Company considers all money market and time deposits with maturities of three months or less to be cash equivalents. At December 31, 1996, 1997 and 1998, cash equivalents totaled $3,440, $4,046 and $4,319, respectively.

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)


 Securities and Options

  Securities and options transactions, including amounts receivable from clearing brokers, are recorded on a trade date basis. Securities owned, including options, are valued at quoted market prices. The resulting difference between cost and market is included in the consolidated statements of income in principal transactions, net.

 Investments

  Investments represent not readily marketable securities, and certain publicly traded securities held for long-term proprietary investment purposes, of financial services companies. Securities not readily marketable include investment securities (a) for which there is no market on a securities exchange or no independent publicly quoted market price, (b) that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or (c) that cannot be offered or sold because of other arrangements, restrictions or conditions applicable to the securities or to the Company. Publicly traded investments are valued at market. Securities not readily marketable are valued at fair value as determined by management. The resulting difference between cost and market or estimated fair value is included in the consolidated statements of income in net gain on investments. The fair value of not readily marketable securities at December 31, 1997 and 1998 was $4,629, and $11,578, respectively.

 Investment Banking

  Investment banking revenues are recorded as follows: management fees as of the offering date, sales concessions on the trade date, merger and acquisition fees when amounts are due under terms of the engagement and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

 Fixed Assets

  Furniture and fixtures are carried at cost and depreciated on a straight-line basis using estimated useful lives of the related assets, generally two to five years. Leasehold improvements are amortized on a straight line basis over the lesser of the economic useful life of the improvement or the term of the respective leases.

 Business Acquisition

  On July 31, 1996, Charles Webb & Company was acquired by KBWI. The acquisition was accounted for as a purchase. KBWI issued 453,854 treasury shares with an aggregate carrying value of $3,092 in exchange for all of the outstanding common stock of Charles Webb & Company. Goodwill in the amount of $2,562 was recorded and is being amortized over a five-year period on a straight-line basis.

 Fair Value of Financial Instruments

  Substantially all of the Company's financial assets and liabilities are carried at fair market value or contracted amounts which approximate fair value.

 Other Comprehensive Income

  The Company had no items of other comprehensive income during the years ended December 31, 1996, 1997 and 1998.

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)


 Income Taxes

  Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Other

  Certain reclassifications have been made to prior years' financial statements to conform to the current presentation.

2. Subordinated Liabilities

  The Company had various subordinated notes outstanding, payable to former employees in installments, with interest rates and final maturities as follows:

                                                                   December 31,
                                                                   -------------
     Notes due                                                      1997   1998
     March 1999................................................... $   38 $  --
     April 2000...................................................  1,205    723
     June 2000....................................................    171     93
     September 2000...............................................  1,355    863
                                                                   ------ ------
                                                                   $2,769 $1,679
                                                                   ====== ======

  All notes outstanding bore interest at 1% above a reference bank rate not to exceed 7-1/2%. Interest rates at December 31, 1997 and 1998 were 2.5% per annum and 2.0% per annum, respectively.

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)


3. Income Taxes

  Income taxes included in the consolidated statements of income represent the following:

                                                       Current Deferred   Total
     Year ended December 31, 1996:
       U.S. Federal................................... $ 9,298 $ 2,084   $11,382
       State and local................................   1,686     479     2,165
                                                       ------- -------   -------
                                                       $10,984 $ 2,563   $13,547
                                                       ======= =======   =======
     Year ended December 31, 1997:
       U.S. Federal................................... $15,070 $ 3,402   $18,472
       State and local................................   3,748     729     4,477
                                                       ------- -------   -------
                                                       $18,818 $ 4,131   $22,949
                                                       ======= =======   =======
     Year ended December 31, 1998:
       U.S. Federal................................... $21,282 $(4,644)  $16,638
       State and local................................   8,582    (753)    7,829
                                                       ------- -------   -------
                                                       $29,863 $(5,397)  $24,467
                                                       ======= =======   =======

  The difference between the "expected" Federal tax rate and expense computed by applying the statutory tax rate to income before provision for income taxes and the effective tax rate and expense is as follows:

                                   1996               1997                1998
                            ------------------ ------------------- ------------------
                                    Percent of          Percent of         Percent of
                                     Pre-tax             Pre-tax            Pre-tax
                            Amount   Earnings  Amount    Earnings  Amount   Earnings
   Computed "expected" tax
    provision.............. $11,022    35.0%   $21,091     35.0%   $19,336    35.0%
   State and local taxes,
    net of related federal
    income tax benefit.....   1,407     4.5      2,910      4.8      5,089     9.2
   Dividend exclusion and
    other..................   1,118     3.5     (1,052)    (1.7)        42     0.1
                            -------    ----    -------     ----    -------    ----
                            $13,547    43.0%   $22,949     38.1%   $24,467    44.3%
                            =======    ====    =======     ====    =======    ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are as follows:

                                                               1997     1998
   Deferred tax assets:
     Other liabilities and accrued expenses.................. $ 1,168  $ 1,712
     Fixed assets............................................     657      831
   Deferred tax liabilities:
     Investments.............................................  (9,786)  (5,107)
                                                              -------  -------
   Net deferred tax liabilities.............................. $(7,961) $(2,564)
                                                              =======  =======

  There are no valuation allowances recorded against deferred tax assets at December 31, 1997 and 1998, since management has determined that it is more likely than not that the benefits will be realized.

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)


4. Net Capital Requirements

  KBWI, as a registered broker-dealer in securities, is subject to the net capital requirements of the New York Stock Exchange (the "NYSE") and the Securities and Exchange Commission's (the "SEC") Uniform Net Capital Rule (Rule 15c3-1). The NYSE and the SEC also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum capital requirements are not met.

  At December 31, 1998, the Company's regulatory net capital and excess net capital were $125,648 and $124,961, respectively.

5. Commitments and Contingencies

 Leases

  The Company leases its headquarters and other office locations under noncancellable lease agreements which expire in 2014 and 2001, respectively. Such agreements contain escalation clauses and provide that certain operating costs be paid by the Company in addition to the minimum rentals.

  Future minimum lease payments as of December 31, 1998 are as follows:

   Year
   ----
   1999................................................................. $ 4,194
   2000.................................................................   3,216
   2001.................................................................   3,218
   2002.................................................................   3,073
   2003.................................................................   3,076
   Thereafter...........................................................  30,515
                                                                         -------
                                                                         $47,292
                                                                         =======

  Rent expense for the years ended December 31, 1996, 1997 and 1998, aggregated $1,668, $1,679, and $2,459, respectively.

 Litigation

  In the ordinary course of business the Company may be a defendant or co-defendant in legal actions. It is the opinion of management, after consultation with counsel, that the resolution of all known actions will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

6. Notes Receivable from Stockholders

  Notes receivable from stockholders represent full recourse notes issued to employees for their purchases of stock acquired pursuant to the KBWI book value stock purchase plan. Loans are payable in quarterly installments and bear interest at 6.5% per annum. (See Subsequent Events note 15.)

7. Principal Transactions, Net

  The Company's principal transaction revenues (losses) by type of financial instrument are as follows:

                                                        Years ended December
                                                                 31,
                                                       ------------------------
                                                        1996     1997    1998
   Fixed income......................................  $  (797) $ 3,192 $ 8,092
   Equity (including options)........................   37,069   43,884  22,106
                                                       -------  ------- -------
                                                       $36,272  $47,076 $30,198
                                                       =======  ======= =======

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)


8. Financial Instruments with Off-Balance-Sheet Risk

 Proprietary Trading Exposure

  In the normal course of its proprietary trading activities, the Company enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments, primarily listed options, contain off-balance-sheet risk inasmuch as ultimate settlement of these transactions may have market and/or credit risk in excess of amounts recorded in the financial statements. Transactions in listed options are conducted through regulated exchanges, which clear and guarantee performance of counterparties.

  Also, in connection with its proprietary trading activities, the Company has sold securities that it does not currently own and it will, therefore, be obligated to purchase such securities at a future date. The Company has recorded these obligations in the financial statements at market values of the related securities and will incur a loss if the market value of the securities increases subsequent to the financial statement date.

 Broker-Dealer Exposure

  The Company clears securities transactions on behalf of customers through its clearing brokers. In connection with these activities, customers' unsettled trades may expose the Company to off-balance-sheet credit risk in the event customers are unable to fulfill their contracted obligations. The Company seeks to control the risk associated with its customer activities by monitoring the creditworthiness of its customers.

 Derivative Financial Instruments

  The Company's derivative activities consist of writing and purchasing options for trading purposes. As a writer of options, the Company receives a cash premium at the beginning of the contract period and bears the risk of unfavorable changes in the value of the financial instruments underlying the options. Options written do not expose the Company to credit risk since they obligate the Company (not its counterparty) to perform.

  In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used as a basis to calculate contractual cash flows to be exchanged and generally are not actually paid or received. A summary of the Company's listed options contracts is as follows:

                                             Contract
                                             notional Average fair End of period
                                              amount     value      fair value
   December 31, 1997:
     Purchased options...................... $ 2,370      $248         $  54
     Written options........................  28,778       815           696
   December 31, 1998:
     Purchased options...................... $   --       $ 27         $ --
     Written options........................  14,308       639           582

  Open commitments at December 31, 1998, which were subsequently settled, had no material effect on the consolidated financial position of the Company.

9. Concentrations of Credit Risk

  As a securities broker and dealer, the Company is engaged in various securities trading and brokerage activities servicing primarily domestic and foreign institutional investors and, to a lesser extent, individual investors. Nearly all of the Company's transactions are executed with and on behalf of institutional investors,

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)

including other brokers and dealers, commercial banks, mutual funds and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile securities markets.

  A substantial portion of the Company's marketable securities are common stock and debt of banks and similar financial institutions. The credit and/or market risk associated with these holdings can be directly impacted by volatile equity and credit markets and actions of regulatory authorities.

10. Book Value Stock Purchase Plan

  The Company maintains a book value stock purchase plan whereby employees may purchase shares of the Company's stock at book value as calculated in accordance with a stockholders' agreement (the "Agreement"). The Agreement requires stockholders leaving the Company's employ to sell their stock back to the Company at the then book value as calculated under the Agreement. (See Subsequent Events, note 15.)

11. Employee Profit Sharing Retirement Plan

  The Company has a defined contribution employee profit sharing retirement plan in which all employees are entitled to participate based upon certain eligibility requirements. Investment decisions for the plan are managed by certain officers of the Company. The Company's contributions to the plan, which are voluntary, were $1,245, $1,742 and $2,250 in 1996, 1997 and 1998, respectively.

12. Earnings Per Share

  The Company computes its earnings per share in accordance with SFAS No. 128, "Earnings Per Share".

  Pursuant to SFAS No. 128, basic earnings per share is computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income applicable to common shares plus earnings addbacks attributable to potentially dilutive securities by the weighted average number of fully-diluted shares outstanding for the period. The following table sets forth the computation for Basic and Diluted earnings per share:

                                                        Years ended December
                                                                 31,
                                                       -----------------------
                                                        1996    1997    1998
   Numerator:
     Net income....................................... $17,945 $37,312 $30,780
   Denominator:
     Weighted average shares outstanding..............  13,479  13,885  14,536
     Dilutive effect of stock options and other
      exercisable shares..............................     --      --      --
                                                       ------- ------- -------
     Adjusted weighted average shares outstanding.....  13,479  13,885  14,536
                                                       ------- ------- -------
   Basic earnings per share........................... $  1.33 $  2.69 $  2.12
                                                       ======= ======= =======
   Diluted earnings per share......................... $  1.33 $  2.69 $  2.12
                                                       ======= ======= =======

13. Industry Segment Data

  The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," in disclosing its business segments. Pursuant to that statement, an entity is required to determine its business segments based on the way management organizes the segments within the enterprise for making operating decisions and assessing

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)

performance. Based upon this criteria, the Company has determined that its entire business should be considered a single segment. Revenues and expenses, along with assets and liabilities, of the operating segment, and thus the amounts reviewed and used by the chief operating decision maker of the Company, are consistent with the amounts reported in the consolidated statements of income and consolidated statements of financial condition, respectively. Further, revenues from external customers for each product or service are consistent with those presented in the consolidated statements of income. All of the Company's business activities are carried out domestically, and there were no individual customers who contributed more than ten percent of the Company's total revenues.

14. Recent Accounting Developments

  In June 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for financial statements for fiscal years beginning after June 15, 1999. This statement establishes comprehensive accounting and reporting standards for derivative and hedging activities. As the Company values all of its securities positions at market or fair value, it believes that this statement will have no impact on current accounting methods. The effects of this statement on financial statement disclosures, if any, are presently being considered.

15. Subsequent Events

 Treasury Stock Retirement

  In connection with the Reorganization, the former treasury stock of KBWI was retired. The pro forma effect on the Company's December 31, 1998 equity was as follows:

                                                                     Pro Forma
                                                       December 31, December 31,
                                                           1998         1998
                                                       ------------ ------------
   Preferred stock....................................   $    --      $    --
   Common stock.......................................        610          146
   Paid-in capital....................................     12,595       12,595
   Retained earnings..................................    189,444      163,497
   Common stock in treasury...........................    (26,411)         --
   Notes receivable from stockholders.................     (4,192)      (4,192)
                                                         --------     --------
                                                         $172,046     $172,046
                                                         ========     ========

 Restricted Stock Unit Awards

  Prior to the consummation of the Offering, the Company intends to grant 193,220 restricted stock units ("Units") pursuant to commitments made in connection with recruiting certain employees. The Units each represent one share of common stock and generally vest ratably on each of the first three anniversaries of the date of grant. Upon vesting, Units can be converted into common stock when requested by the employee. Compensation expense equivalent to the initial public offering price per share will be recognized by the Company over the vesting period.

 Employee Stock Purchase Plan

  Upon the conversion of outstanding shares of common stock of KBWI into shares of common stock of the Company (see note 1), the book value stock purchase plan of KBWI became inoperative. The Company has adopted a new employee stock purchase plan relating to the common stock of the Company, which becomes

                                   KBW, INC.

              (Dollar amounts in thousands, except per share data)

effective upon the pricing of the initial public offering. The new plan allows employees of the Company or any of its subsidiaries to purchase shares of the Company's common stock at 85% of the lesser of the fair market value of such shares on the date of purchase or on the offering date for such offering period. The offering dates are January 1 and July 1 of each year, and each offering period consists of one six-month purchase period. The fair market value of shares that may be purchased by any employee during a calendar year may not exceed $25,000 (amount not in thousands).

  The last sale of stock under the former book value stock purchase plan was more than one year prior to the date of the Offering. Accordingly, pursuant to generally accepted accounting principles, the Company will not recognize any compensation expense adjustment related to the former book value stock purchase plan in connection with the Offering.

 Employee Stock and Annual Incentive Plan

  The Company has adopted an employee stock and annual incentive plan (the "1999 Plan") which provides for the grant of stock options to purchase the Company's common stock (both non-qualified and incentive stock options), stock appreciation rights, performance awards and restricted stock (collectively, the "Awards") to employees as determined by the compensation committee or other designated committee of the Board of Directors. Options granted under the 1999 Plan will generally vest ratably over three years from the date of grant and will have terms which may not exceed 10 years. Unless otherwise determined by a designated committee of the Company's Board of Directors (the "Committee"), options will have an exercise price equal to the fair market value of the common stock on the date of grant. A participant exercising an option may pay the exercise price, in cash or, if approved by the Committee, with previously acquired shares of common stock or a combination thereof. At the discretion of the Committee, a participant may receive a replacement or "reload" option when exercising an option with previously owned shares of common stock. In the event of a change of control as defined in the 1999 Plan, any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned. The 1999 Plan also permits annual cash bonus payments to be awarded to certain eligible employees of the Company, as determined by the Board of Directors or the committee.

 Non-Employee Director Stock and Option Plan

  The Company has adopted a non-employee director compensation plan (the "Director Stock and Option Plan") whereby non-employee directors of the Company will be required to receive 25% of their director fees in shares of common stock (determined based upon the then fair market value of the common stock). Such directors may elect to receive additional portions of their fees in shares of common stock. On the day of the pricing of the Offering, each non-employee director will be granted options for 10,000 shares of common stock. After each annual meeting of stockholders during such director's term, each non-employee director will be granted options for 5,000 shares of common stock. Each new non-employee director will be granted options for 10,000 shares of common stock. The exercise price for the options will be equal to the fair market value of common stock on the date of the grant. Options granted under the Director Stock and Option Plan will vest upon the first anniversary of the date of grant and are exercisable up to 10 years from the date of grant. All director options become fully vested and exercisable upon a change of control as defined in the 1999 Plan.

 Employment Agreements

  The Company will enter into employment agreements with four key executives. Each agreement is for a term of three years, commencing upon the consummation of the offering. Under the agreements, the executives will have annual base salaries which total $1,260, and will participate in the Company's annual bonus plan, the 1999 Plan, and other benefit plans and programs on a basis no less favorable than peer executives of the

Company. If the employment of an executive is terminated, other than for cause, death or disability or an executive terminates employment for good reason, during the three-year term, the executive will be entitled to a lump-sum cash payment equal to any earned and unpaid compensation through the date of termination, base salary, annual bonus and Company-contributions to the Profit Sharing Retirement Plan, for the greater of twelve months and the remaining portion of the three-year term. The agreements also contain certain restrictive covenants and non-compete arrangements with respect to each executive.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person has been authorized to give any in-formation or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any of the Under-writers. This Prospectus does not constitute an offer to sell or the solicita-tion of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a so-licitation of any offer to buy the shares of Common Stock by anyone in any ju-risdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   3
Recent Results...........................................................   7
Risk Factors.............................................................   8
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Historical Consolidated Financial Data..........................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  32
Management...............................................................  48
Principal and Selling Stockholders.......................................  59
Certain Transactions Occurring Prior to the Offering.....................  61
Description of Capital Stock.............................................  62
Certain Anti-takeover Provisions.........................................  64
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  70
Tax Consequences to Non-U.S. Holders.....................................  73
Legal Matters............................................................  75
Experts..................................................................  75
Additional Information...................................................  75
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  Until     , 1999 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when act-ing as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             4,722,000 Shares


                                  [KBW LOGO]

                                   KBW, Inc.

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                         Donaldson, Lufkin & Jenrette
                             Goldman, Sachs & Co.
                         Keefe, Bruyette & Woods, Inc.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock offered hereby (including the Common Stock which may be sold pursuant to the Underwriters' over-allotment option) all of which will be paid by the Company:

                                                                      Amount*
                                                                     ----------
   SEC registration fee............................................. $   33,925
   NASD filing fee..................................................     12,000
   New York Stock Exchange listing fee..............................    126,000
   Printing and engraving expenses..................................    150,000
   Legal fees and expenses..........................................    575,000
   Accounting fees and expenses.....................................    225,000
   Blue sky fees and expenses (including legal fees and expenses)...      2,500
   Transfer agent and registrar fees and expenses...................     25,000
   Miscellaneous....................................................    100,575
                                                                     ----------
   Total............................................................ $1,250,000
                                                                     ==========

  * All amounts are estimated except SEC registration fee, NASD filing fee, and New York Stock Exchange listing fee.

Item 14. Indemnification of Directors and Officers

  Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides as follows:

  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  As permitted by the DGCL, the Company has included in the KBW Certificate a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the KBW Bylaws provide that the Company is required to indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its directors and officers as incurred in connection with proceedings against them for which they may be indemnified.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

  The Company maintains directors' and officers' liability insurance for the benefit of its directors and certain of its officers.

Item 15. Recent Sales of Unregistered Securities

  Immediately prior to the offering contemplated hereby, the Registrant issued an aggregate of 14,571,345 shares of common stock, par value $0.01 per share, of KBW, Inc. to the stockholders of Keefe, Bruyette & Woods, Inc. in exchange for all of their shares of common stock of Keefe, Bruyette & Woods, Inc., a New York corporation, pursuant to a merger in which a transitory subsidiary of the Registrant was merged with and into Keefe, Bruyette & Woods, Inc. There were no underwriters, brokers or finders employed in connection with these transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                           Exhibit Title
 -------                          -------------
  1.01    --Form of Underwriting Agreement.

  2.01    --Form of Amended and Restated Agreement and Plan of Merger.

  3.01    --Registrant's Certificate of Incorporation.*

  3.02    --Registrant's Bylaws.*

  4.01    --Form of Specimen Certificate for Registrant's Common Stock.

  5.01    --Form of Opinion of Wachtell, Lipton, Rosen & Katz.*

 10.01    --Form of Stockholders' Agreement.*

 10.02    --1999 Stock and Annual Incentive Plan.

 10.03    --Form of 1999 Employee Stock Purchase Plan.*

 10.04    --Non-Employee Director Stock and Option Compensation Plan.

 10.05    --Form of Employment Agreement for certain executives.

 Exhibit
 Number                              Exhibit Title
 -------                             -------------

 10.06   --Fully Disclosed Clearing Agreement, dated as of October 22, 1992, between the Pershing Division of Donaldson, Lufkin & Jenrette
            Securities Corporation and Keefe, Bruyette & Woods, Inc., as amended.*
 10.07   --Lease Agreement, dated as of June 19, 1998, between The Port
            Authority of New York and New Jersey and Keefe, Bruyette & Woods,
            Inc.*

 21.01   --List of Subsidiaries of the Registrant.*

 23.01   --Consent of Independent Public Accountants.

 23.02   --Consent of Counsel (included in Exhibit 5.01).*

 24.01   --Power of Attorney (see page II-4 of Registration Statement filed on
            August 14, 1998).*

 27.01   --Financial Data Schedule.*

 99.01   --Consent of a Person Named to Become a Director.

 99.02   --Consent of a Person Named to Become a Director.

--------

*Previously filed.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 16th day of April, 1999.

                                          KBW, INC.

                                              /s/ James J. McDermott, Jr.*

                                          By: _________________________________
                                                  Chairman of the Board of
                                                         Directors
                                                and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities on the 16th day of April, 1999.

                Signature                                Title
                ---------                                -----
     /s/ James J. McDermott, Jr.*       Chairman of the Board of Directors and
   ____________________________________  Chief Executive Officer (Principal
        (James J. McDermott, Jr.)        Executive Officer)

         /s/ Charles H. Lott*           Vice Chairman of the Board of Directors
   ____________________________________
            (Charles H. Lott)

        /s/ Stanley T. Wells*           Vice Chairman of the Board of Directors
   ____________________________________
            (Stanley T. Wells)

         /s/ Joseph J. Berry*           President, Chief Operating Officer and
   ____________________________________  Director
            (Joseph J. Berry)

          /s/ John G. Duffy*            Executive Vice President, Co-Head of
   ____________________________________  Corporate Finance and Director
             (John G. Duffy)

        /s/ Andrew M. Senchak*          Executive Vice President, Co-Head of
   ____________________________________  Corporate Finance and Director
           (Andrew M. Senchak)

           /s/ Guy G. Woelk*            Executive Vice President, Chief
   ____________________________________  Financial Officer and Treasurer
              (Guy G. Woelk)             (Principal Financial Officer and
                                         Principal Accounting Officer)

      /s/ Mitchell B. Kleinman

*By: ________________________________

    Mitchell B. Kleinman, attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
   1.01   --  Form of Underwriting Agreement.
   2.01   --  Form of Amended and Restated Agreement and Plan of Merger.
   3.01   --  Registrant's Certificate of Incorporation.*
   3.02   --  Registrant's Bylaws.*
   4.01   --  Form of Specimen Certificate for Registrant's Common Stock.
   5.01   --  Form of Opinion of Wachtell, Lipton, Rosen & Katz.*
  10.01   --  Form of Stockholders' Agreement.*
  10.02   --  1999 Stock and Annual Incentive Plan.
  10.03   --  Form of 1999 Employee Stock Purchase Plan.*
  10.04   --  Non-Employee Director Stock and Option Compensation Plan.
  10.05   --  Form of Employment Agreement for certain executives.
  10.06   --  Fully Disclosed Clearing Agreement, dated as of October 22, 1992, between the Pershing Division of Donaldson, Lufkin & Jenrette
               Securities Corporation and Keefe, Bruyette & Woods, Inc., as
               amended.*
  10.07   --  Lease Agreement, dated as of June 19, 1998, between The Port
               Authority of New York and New Jersey and Keefe, Bruyette &
               Woods, Inc.*
  21.01   --  List of Subsidiaries of the Registrant.*
  23.01   --  Consent of Independent Public Accountants.
  23.02   --  Consent of Counsel (included in Exhibit 5.01).*
  24.01   --  Power of Attorney (see page II-4 of Registration Statement filed on August 14, 1998).*
  27.01   --  Financial Data Schedule.*
  99.01   --  Consent of Person Named to Become a Director.
  99.02   --  Consent of Person Named to Become a Director.

--------

*  Previously filed.